Exhibit 4.1

GARRETT LX I S.À R.L.,

as Issuer,

GARRETT BORROWING LLC

as Co-Issuer,

GARRETT MOTION INC.,

as Parent,

THE GUARANTORS NAMED HEREIN,

DEUTSCHE TRUSTEE COMPANY LIMITED,

as Trustee,

DEUTSCHE BANK AG, LONDON BRANCH,

as Security Agent and Paying Agent,

and

DEUTSCHE BANK LUXEMBOURG S.A.,

as Registrar and Transfer Agent

INDENTURE

Dated as of September 27, 2018

5.125% Senior Notes Due 2026

(i)

(ii)

SECTION 610.	Acceptance of Appointment by Successor	99
SECTION 611.	Merger, Conversion, Consolidation or Succession to Business	100
SECTION 612.	Appointment of Authenticating Agent	100
SECTION 613.	[Reserved]	101

ARTICLE SEVEN
[RESERVED]

ARTICLE EIGHT
MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

SECTION 801.	Issuer, Co-Issuer and Parent May Consolidate, Etc., Only on Certain Terms	101
SECTION 802.	Subsidiary Guarantors May Consolidate, Etc., Only on Certain Terms	104
SECTION 803.	Successor Substituted	105

ARTICLE NINE
SUPPLEMENTAL INDENTURES

SECTION 901.	Amendments or Supplements Without Consent of Holders	105
SECTION 902.	Amendments, Supplements or Waivers with Consent of Holders	107
SECTION 903.	Execution of Amendments, Supplements or Waivers	109
SECTION 904.	Effect of Amendments, Supplements or Waivers	109
SECTION 905.	[Reserved]	109
SECTION 906.	Reference in Notes to Supplemental Indentures	109
SECTION 907.	Notice of Supplemental Indentures	109

ARTICLE TEN
COVENANTS

SECTION 1001.	Payment of Principal, Premium, if any, and Interest	110
SECTION 1002.	Maintenance of Office or Agency	110
SECTION 1003.	Money for Notes Payments to Be Held in Trust	111
SECTION 1004.	Organizational Existence	111
SECTION 1005.	Payment of Taxes and Other Claims	112
SECTION 1006.	[Reserved]	112
SECTION 1007.	[Reserved]	112
SECTION 1008.	Statement by Officer as to Default	112
SECTION 1009.	Reports and Other Information	113
SECTION 1010.	Limitation on Restricted Payments	113
SECTION 1011.	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock	123
SECTION 1012.	Liens	130
SECTION 1013.	Limitations on Transactions with Affiliates	131

(iii)

SECTION 1014.	Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	134
SECTION 1015.	Future Guarantors	136
SECTION 1016.	Change of Control	136
SECTION 1017.	Asset Sales	139
SECTION 1018.	Suspension of Covenants	142
SECTION 1019.	Limitation on Guarantee of Indemnity Agreement	144
SECTION 1020.	Impairment of Security Interest	144
SECTION 1021.	Additional Amounts	145

ARTICLE ELEVEN
REDEMPTION OF NOTES

SECTION 1101.	Right of Redemption	148
SECTION 1102.	Applicability of Article	149
SECTION 1103.	Election to Redeem; Notice to Trustee	149
SECTION 1104.	Selection of Notes to Be Redeemed	150
SECTION 1105.	Notice of Redemption	150
SECTION 1106.	Deposit of Redemption Price	152
SECTION 1107.	Notes Payable on Redemption Date	152
SECTION 1108.	Notes Redeemed in Part	152
SECTION 1109.	[Reserved]	153
SECTION 1110.	Special Mandatory Redemption	153
SECTION 1111.	Redemption for Change in Taxes	153

ARTICLE TWELVE
GUARANTEES

SECTION 1201.	Guarantees	154
SECTION 1202.	Severability	156
SECTION 1203.	Restricted Subsidiaries	156
SECTION 1204.	Limitation of Subsidiary Guarantors’ Liability	157
SECTION 1205.	Contribution	157
SECTION 1206.	Subrogation	157
SECTION 1207.	Reinstatement	158
SECTION 1208.	Release of a Guarantor	158
SECTION 1209.	Benefits Acknowledged	159
SECTION 1210.	Effectiveness of Guarantees	159
SECTION 1211.	Guarantors	159
The Guarantors are those entities referred to in Appendix 3		159

ARTICLE THIRTEEN
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 1301.	Issuers’ Option to Effect Legal Defeasance or Covenant Defeasance	159
SECTION 1302.	Legal Defeasance and Discharge	159

(iv)

SECTION 1303.	Covenant Defeasance	160
SECTION 1304.	Conditions to Legal Defeasance or Covenant Defeasance	160
SECTION 1305.	Deposited Money and Government Securities To Be Held in Trust Other Miscellaneous Provisions	161
SECTION 1306.	Reinstatement	162

ARTICLE FOURTEEN
SECURITY

SECTION 1401.	The Notes Collateral	162
SECTION 1402.	Administration of Security and Enforcement of Liens	162
SECTION 1403.	Release of Liens	163
SECTION 1404.	Amendments to the Intercreditor Agreement and Additional Intercreditor Agreements	165

APPENDIX & EXHIBITS

APPENDIX 1	–	Agreed Guaranty and Security Principles
APPENDIX 2	–	Guarantee Limitations
APPENDIX 3	–	Guarantors
APPENDIX 4	–	The Security Agent

EXHIBIT A	–	Form of Note
EXHIBIT B	–	Form of Certificate of Transfer
EXHIBIT C	–	Form of Certificate of Exchange
EXHIBIT D	–	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
EXHIBIT E	–	Form of Transferee Letter of Representation
EXHIBIT F	–	Form of Incumbency Certificate
EXHIBIT G	–	Form of Compliance Certificate

(v)

INDENTURE dated as of September 27, 2018 (this “Indenture”), among GARRETT L X I S.À R.L., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B225642 (the “Issuer”), GARRETT BORROWING LLC, a Delaware limited liability company (the “Co-Issuer,” and together with the Issuer, the “Issuers”), GARRETT MOTION INC., a Delaware corporation (“Parent”), the Guarantors (as defined herein) listed on the signature pages hereto, DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee (the “Trustee”), DEUTSCHE BANK AG, LONDON BRANCH, as Security Agent and Paying Agent (the “Security Agent” and the “Paying Agent”) and DEUTSCHE BANK LUXEMBOURG S.A., as Registrar and Transfer Agent (the “Registrar” and “Transfer Agent,” respectively).

RECITALS OF THE ISSUER

The Issuers have duly authorized the creation of an issue of €350,000,000 5.125% Senior Notes due 2026 issued on the date hereof (the “Initial Notes”) and to provide therefor the Issuers have duly authorized the execution and delivery of this Indenture.

All things necessary have been done to make the Notes, when executed by the Issuers and delivered hereunder and duly issued by the Issuers, the valid and legally binding obligations of the Issuers and to make this Indenture a valid and legally binding agreement of the Issuers and the Guarantors, in accordance with their and its terms.

Each of the parties hereto is entering into this Indenture for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined below) of (i) the Initial Notes and (ii) any Additional Notes (as defined herein) that may be issued from time to time under this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and ratable benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

SECTION 101. Rules of Construction.

(a) For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article or the Appendix have the meanings assigned to them in this Article or the Appendix and words in the singular include the plural and words in the plural include the singular;

(2) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (as herein defined);

(3) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(4) all references to Articles, Sections, Exhibits and Appendices shall be construed to refer to Articles and Sections of, and Exhibits and Appendices to, this Indenture;

(5) “or” is not exclusive;

(6) “including” means including without limitation;

(7) all references to the date the Notes were originally issued shall refer to the Issue Date; and

(8) except with respect to determining whether a Special Mandatory Redemption shall be required or as otherwise expressly set forth herein, the Transactions shall be deemed to have occurred immediately prior to the Issue Date, and for all periods prior to the consummation of the Spin-Off, the Issuers and their respective Subsidiaries will be deemed to have been Restricted Subsidiaries of Parent. Notwithstanding anything to the contrary set forth in this Indenture, no provision of this Indenture shall prevent the consummation of any of the Transactions, nor shall the Transactions give rise to any Default, nor shall the Transactions under the Spin-Off Documents constitute the utilization of any basket in the covenants under this Indenture or the Notes (each of the capitalized terms in this Subsection (8) as defined below).

SECTION 102. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Common Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acceptable Commitment” has the meaning specified in Section 1017.

“ACH” means Automated Clearing House or any successor thereto.

“Accrued Amounts” has the meaning set forth in the Indemnity Agreement.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person. Such Indebtedness will be deemed to have been incurred at the time such other Person is merged with or into or became a Restricted Subsidiary.

“Act”, when used with respect to any Holder, has the meaning specified in Section 105.

“Additional Assets” means (i) any property or assets (other than current assets (as determined in accordance with GAAP), Indebtedness and Capital Stock) to be used by Parent or a Restricted Subsidiary in a Similar Business; (ii) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Parent or another Restricted Subsidiary; or (iii) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Notes” means any Notes issued by the Issuers pursuant to Section 313.

“Adjusted Net Assets” has the meaning specified in 1205.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 1013.

“Agent” means any Registrar, Transfer Agent, Paying Agent, Security Agent, Authenticating Agent or other agent appointed in accordance with this Indenture to perform any function that this Indenture authorized such agent to perform.

“Agreed Guaranty and Security Principles” means the Agreed Guaranty and Security Principles attached as Appendix 1 to this Indenture, as applied in good faith by the Issuers.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(A) the present value at such Redemption Date of (i) the Redemption Price (such redemption price being set forth in the table appearing in Section 1101) of such Note at October 15, 2021, plus (ii) all required interest payments due on such Note (excluding accrued but unpaid interest to the Redemption Date) through October 15, 2021, computed using a discount rate equal to the Bund Rate as of such Redemption Date plus 50 basis points; over

(B) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee or the Paying Agent.

“Applicable Measurement Period” means the most recently ended four fiscal quarters immediately preceding the applicable date of determination for which internal financial statements are available.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear and Clearstream that apply to such payment, tender, redemption, transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) other than Equity Interests of Parent or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under Section 1011), whether in a single transaction or a series of related transactions, in each case, other than:

(A) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged, unnecessary, unsuitable or worn out equipment or immaterial assets or goods (or other assets) held for sale or no longer used in the ordinary course of business or (iii) inventory or other assets in the ordinary course of business;

(B) the disposition of all or substantially all of the assets of an Issuer or Parent in a manner permitted pursuant to Section 801 or any disposition that constitutes a Change of Control pursuant to this Indenture for which a Change of Control Offer is made;

(C) the making of any Restricted Payment that is permitted to be made, and is made, under Section 1010 or any Permitted Investment;

(D) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than €35.0 million;

(E) any disposition of property or assets or issuance of securities to Parent, an Issuer or a Restricted Subsidiary;

(F) any exchange of like property under Section 1031 of the Internal Revenue Code of 1986, as amended, or any comparable or successor provision, or any exchange of equipment to be used in a Similar Business;

(G) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(H) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(I) foreclosures, condemnation, eminent domain or any similar action on assets;

(J) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(K) any financing transaction with respect to property built or acquired by Parent or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions;

(L) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(M) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(N) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(O) the unwinding of any Hedging Obligations;

(P) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(Q) the lapse or abandonment of intellectual property rights in the ordinary course of business;

(R) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(S) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition; and

(T) any other disposition pursuant to the Spin-Off Documents on substantially the terms described in the Offering Memorandum.

“Asset Sale Offer” has the meaning specified in Section 1017(c).

“Asset Sale Proceeds Application Period” has the meaning specified in Section 1017(b).

“Authenticating Agent” has the meaning specified in Section 612.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law and the law of any other jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means, for any Person, the Board of Directors or other governing body of such Person or, if such Person does not have such a Board of Directors or other governing body and is owned or managed by a single entity, the Board of Directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors or other governing body. Unless otherwise provided, “Board of Directors” means the board of directors of Parent.

“Board Resolution” means with respect to Parent, a duly adopted resolution of the Board of Directors of Parent or any committee of such Board of Directors.

“Bund Rate” means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where: (1) ‘‘Comparable German Bund Issue’’ means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to October 15, 2021 and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the notes and of a maturity most nearly equal to the period from the redemption date to October 15, 2021; provided, however, that, if the period from such redemption date to October 15, 2021 is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given; except that if the period from such redemption date to October 15, 2021 is less than one year, a fixed maturity of one year shall be used; (2) ‘‘Comparable German Bund Price’’ means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuers obtain fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations; (3) ‘‘Reference German Bund Dealer’’ means any dealer of German Bundesanleihe securities appointed by the Issuers; and (4) ‘‘Reference German Bund Dealer Quotations’’ means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuers of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuers by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, German time on the third Business Day preceding the relevant date.

“Business Day” means each day which is not a Legal Holiday. If the specified currency is Euro, the day is also a TARGET Business Day.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars,

(2) Canadian dollars,

(3) (A) euro, pounds sterling or any national currency of any participating member state in the European Union, or

(B) local currencies held from time to time in the ordinary course of business,

(C) Swiss francs,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by (a) the United States government or any agency or instrumentality thereof, (b) any country that is a member state of the European Union or any agency or instrumentality thereof or (c) any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government,

(5) certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, overnight bank deposits and money market deposits (or, with respect to foreign banks, similar instruments), in each case with (i) any lender under the Senior Credit Facilities or (ii) any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) above, entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof,

(9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above and (10) through (12) below,

(10) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and in each such case with a “stable” or better outlook with maturities of 24 months or less from the date of acquisition,

(11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(12) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s, and

(13) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (12) customarily utilized in countries in which such Foreign Subsidiary operates for cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) and (13) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) or (13) above, as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following: ACH transactions, treasury or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, employee credit card programs, netting services, automated clearing house arrangements, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means the occurrence of any of the following after the Distribution Date, in each case excluding any of the Transactions:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than to Parent or one of its Subsidiaries;

(2) the consummation of any transaction (including any merger or consolidation or purchase of Capital Stock) the result of which is that any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Parent, or other Voting Stock into which the Voting Stock of Parent is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares, provided, however, that this clause (2) shall not include any transaction where (x) Parent becomes a direct or indirect wholly owned subsidiary of a holding company, and (y) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Parent’s Voting Stock immediately prior to that transaction; or

(3) the failure of Parent to own, directly or indirectly, 100% of the Voting Stock of an Issuer, except as permitted under Section 801.

“Change of Control Offer” has the meaning specified in Section 1016.

“Change of Control Payment” has the meaning specified in Section 1016.

“Change of Control Payment Date” has the meaning specified in Section 1016.

“Clearstream” means Clearstream Banking S.A.

“Common Depositary” means Deustche Bank AG, London Branch as common depositary hereunder until a successor common depositary replaces it in accordance with the applicable provisions of this Indenture, after which “Common Depositary” shall mean such successor.

“consolidated” or “Consolidated” means, unless otherwise specifically indicated, with respect to any Person, such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not a Subsidiary of, an Affiliate of, or otherwise owned by, such Person.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization or write-off of financing costs and expenses and capitalized expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Indebtedness or derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any one-time cash costs associated with breakage in respect interest rate Hedging Obligations with respect to Indebtedness, (u) penalties and interest relating to Taxes, (v) accretion or accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (x) amortization or “write-off” of financing costs and expenses, (y) any expensing of bridge, commitment and other financing fees, (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility), (aa) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of asset and (bb) payments under the Indemnity Documents or the Tax Matters Agreement; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss), of such Person and its Restricted Subsidiaries for such period, on a consolidated basis and otherwise determined in accordance with GAAP and before any reduction in respect of preferred stock dividends on preferred stock issued by such Person (but not its Subsidiaries); provided that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefits plans, start-up, transition, integration and other restructuring and business optimization costs, charges, reserves or expenses (including related to acquisitions after the Issue Date and to the start-up, closure or consolidation of facilities), new product introductions, and one-time compensation charges shall be excluded,

(2) the net income (loss) for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period,

(3) any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Issuers, shall be excluded,

(5) the net income (loss) for such period of any Person that is not a Restricted Subsidiary shall be excluded; provided that Consolidated Net Income of Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (5)(C)(i) of Section 1010(a), the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to Parent or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(7) effects of adjustments in any line item in such Person’s consolidated financial statements in accordance with GAAP resulting from the application of purchase accounting, including in relation to the Transactions, or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded,

(8) (i) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items and to Hedging Obligations pursuant to Financial Accounting Standards Codification No. 815-Derivatives and Hedging (formerly Financing Accounting Standards Board Statement No. 133) and its related pronouncements and interpretations (or any successor provision) and (iii) any non-cash expense, income or loss attributable to the movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP shall be excluded,

(9) any impairment charge, asset write-off or write-down pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) shall be excluded,

(10) (i) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, units or other rights to officers, directors, managers or employees and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,

(11) any fees, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed), including all fees, costs and expenses incurred or payable by Parent or any Restricted Subsidiary in connection with the Transactions or Security Documents, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves, contingent liabilities and any gains or losses on the settlement of any pre-existing contractual or non- contractual relationships that are established or adjusted within twelve months after the Distribution Date that are so required to be established as a result of the Transactions in accordance with GAAP, shall be excluded,

(13) to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Issuers have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded, and

(14) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 1010 only (other than clause (C)(iv) of Section 1010(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Parent and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Parent and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Parent or any Restricted Subsidiary, and any dividends, distributions, interest payments, return of capital, repayments or other transfers of assets to Parent or any Restricted Subsidiary from any Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (C)(iv) of Section 1010(a).

For any period, Consolidated Net Income shall be reduced by (a) the aggregate amount due and payable under the Indemnity Documents during such period, to the extent such amount was not already deducted from net income (loss) and without duplication of Accrued Amounts from a prior period to the extent such Accrued Amounts were deducted from Consolidated Net Income for such prior period (provided that in no event shall amounts deducted under this clause (a) exceed the Cap (as defined in the Indemnity Agreement as of the Issue Date) for any period of four consecutive fiscal quarters) and (b) amounts paid in respect of the Specified Entity’s Section 965 Liability (as defined in the Tax Matters Agreement) pursuant to the Tax Matters Agreement for such period.

“Consolidated Secured Net Debt Ratio” means, as of any date of determination, the ratio of (1) (a) Consolidated Total Secured Indebtedness, as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the applicable date of determination minus (b) the aggregate amount of cash and cash equivalents included in the consolidated balance sheet of Parent prepared in accordance with GAAP as of such date (excluding the amounts of cash and Cash Equivalents which are listed as “Restricted” on such balance sheet or which consisted of the proceeds of Indebtedness, the incurrence of which the Consolidated Secured Net Debt Ratio is being determined) to (2) EBITDA of Parent for the Applicable Measurement Period, with such pro forma adjustments to Consolidated Total Secured Indebtedness, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio;” provided that, for purposes of the calculation of the Consolidated Secured Net Debt Ratio, in connection with (x) the incurrence of any Indebtedness pursuant to Section 1011(b)(1) or (y) the incurrence of any Lien pursuant to clause (20) of the definition of “Permitted Liens,” the Issuers may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be incurred or secured by such Lien, as the case may be, as being incurred as of the applicable date of determination and any subsequent incurrence of Indebtedness under such commitment that was so treated shall not be deemed to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time.

“Consolidated Total Assets” means the total assets of Parent and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Parent.

“Consolidated Total Net Debt Ratio” means, as of any date of determination, the ratio of (1) (a) Consolidated Total Indebtedness, as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the applicable date of determination minus (b) the aggregate amount of cash and cash equivalents included in the consolidated balance sheet of Parent prepared in accordance with GAAP as of such date (excluding the amounts of cash and Cash Equivalents which are listed as “Restricted” on such balance sheet or which consisted of the proceeds of Indebtedness, the incurrence of which the Consolidated Total Net Debt Ratio is being determined) to (2) EBITDA of Parent for the Applicable Measurement Period, with such pro forma adjustments to Consolidated Total Indebtedness, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of Parent and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding Hedging Obligations), excluding Indebtedness to be repaid with the Distribution Date Payment and the Post-Distribution Debt Payment and (2) the aggregate amount of all outstanding Disqualified Stock of Parent and the Restricted Subsidiaries and (without double-counting) all preferred stock of Restricted Subsidiaries that are not the Issuers or Guarantors, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and their Maximum Fixed Repurchase Prices, in each case, determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or preferred stock means the maximum price, if any, at which such Disqualified Stock or preferred stock may be required to be redeemed or repurchased by the issuer thereof in accordance with its terms.

“Consolidated Total Secured Indebtedness” means, as at any date of determination, the amount of Consolidated Total Indebtedness of Parent, an Issuer or a Guarantor that is Secured Indebtedness as of such date, excluding Indebtedness secured solely by Notes Collateral and Liens permitted pursuant to clause (46) of the definition of “Permitted Liens.”

“Corporate Trust Office” means the corporate trust office of the Trustee, at which at any particular time its corporate trust business in relation to this Indenture shall be principally administered, which office at the date of execution of this Indenture is located at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, attention: Debt and Agency Services – Managing Director, facsimile: +44 20 7547 6149 and e-mail: tss-gds.eur@db.com.

“Covenant Defeasance” has the meaning specified in Section 1303.

“Covenant Suspension Event” has the meaning specified in Section 1018(a).

“Credit Facilities” means, with respect to Parent or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that Refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 1011 or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning specified in Section 306(b).

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 310(c), substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means with respect to Notes issuable or issued in whole or in part in global form, Euroclear and Clearstream, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control, asset sale or casualty or condemnation event, pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable at the option of the holder thereof, other than as a result of a change of control, asset sale or casualty or condemnation event, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Distribution Date” means the date of the distribution of the shares of common stock of Parent to shareholders of record of Honeywell pursuant to the Spin-Off.

“Distribution Date Payment” means the payment, on or about the Distribution Date, of a cash dividend or other cash transfer or debt repayment by Honeywell Technologies S.à r.l. to Honeywell of a portion of the Net Proceeds of the Senior Credit Facilities and the notes as described in the Offering Memorandum under the caption “Use of Proceeds.”

“EBITDA” means, with respect to any Person for any period, (1) the Consolidated Net Income of such Person for such period, increased (without duplication) by:

(A) provision for Taxes based on income or profits or capital gains, including, without limitation, U.S. Federal, state, non- U.S., franchise, excise, value added and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period, including any penalties and interest relating to such Taxes or arising from any Tax examinations deducted (and not added back) in computing Consolidated Net Income and amounts paid in respect of the Section 965 Liability (as defined in the Tax Matters Agreement) pursuant to the Tax Matters Agreement for such period, plus

(B) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(u) through 1(aa) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(C) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income, plus

(D) any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any Equity Offering or other capital markets transaction, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses, charges or losses related to (i) the Transactions and any transactions pursuant to the Spin-Off Documents, including but not limited to severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements and establishment costs, recruiting fees, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of Spin-Off related initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing, (ii) the offering of the Notes and the Senior Credit Facilities and (iii) any amendment or other modification of the Spin-Off Documents, the Notes, the Senior Credit Facilities or other Indebtedness and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(E) any other non-cash charges, including any write-offs, write-downs, expenses, losses or items, including any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments, to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(F) the amount of any minority interest expense deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(G) the amount of net cost savings, operating expense reductions and synergies projected by an Issuer in good faith to be realized as a result of specified actions taken or to be taken (which cost savings, operating expense reductions or synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions or synergies are reasonably identifiable and factually supportable and (B) such actions have been taken or are to be taken within 18 months after the date of determination to take such action, plus

(H) litigation costs and expenses for non-ordinary course litigation;

less,

(2) without duplication and to the extent included in determining such Consolidated Net Income, any non-cash gains for such period (other than any such non-cash gains (a) in respect of which cash was received in a prior period or will be received in a future period and (b) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges).

Notwithstanding any requirements of GAAP to the contrary, the determination of EBITDA shall be calculated on a Euro-basis by converting any Dollar-denominated income-statement accounts of Parent and its Subsidiaries into Euros as of the end of each calendar month on the basis of the weighted average daily exchange rate for each calendar month or fiscal quarter, as applicable, during the relevant period.

“Employee Matters Agreement” means the Employee Matters Agreement between Honeywell and Parent, to be dated on or prior to the Issue Date.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common equity or preferred stock of Parent or any direct or indirect parent company of Parent (excluding Disqualified Stock), other than

(1) public offerings with respect to Parent’s or any of its direct or indirect parent company’s common equity registered on Form S-8; and

(2) issuances to any Subsidiary of Parent or any employee benefit plan of Parent.

“euro” means the single currency of participating member states of the Economic and Monetary Union.

“Euroclear” means Euroclear Bank SA/NV.

“Event of Default” has the meaning specified in Section 501.

“Excess Proceeds” has the meaning specified in Section 1017.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means any net cash proceeds and marketable securities (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of Parent) received by Parent from:

(1) contributions to its common equity capital; or

(2) the sale (other than to a Subsidiary of Parent or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Stock) of Parent, in each case designated as an Excluded Contribution pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, and which are excluded from the calculation set forth in Section 1010(a)(3) and are not applied pursuant to Section 1010(b) (2), (4) or (19).

“Existing Indebtedness” means Indebtedness of Parent or any Restricted Subsidiary in existence on the Issue Date or incurred pursuant to the Spin-Off Documents on substantially the terms described in the Offering Memorandum, including the Indebtedness to be repaid in whole or in part with the Distribution Date Payment and the Post-Distribution Debt Payment, plus, in each case, interest accruing (or the accretion of discount) thereon.

“Fair Market Value” means, with respect to any Investment, asset or property, the fair market value of such Investment, asset or property, determined in good faith by senior management or the Board of Directors of Parent, whose determination will be conclusive for all purposes under this Indenture and the Notes.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any applicable date of determination, the ratio of (1) EBITDA of such Person for the Applicable Measurement Period to (2) the Fixed Charges of such Person for such Applicable Measurement Period. In the event that Parent or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the applicable date of determination, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Measurement Period; provided, however, that, for purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 1011(a) the Issuers may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be incurred, as being incurred as of the applicable date of determination and any subsequent incurrence of Indebtedness under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness.

For purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Parent or any Restricted Subsidiary during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the applicable date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the Applicable Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of an Issuer (and may include, without duplication, cost savings, operating expense reductions and synergies resulting from such Investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are expected to be realized (subject to compliance with the proviso to clause (G) of the definition of “EBITDA”)). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of an Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under any revolving credit facility computed on a pro forma basis shall be computed based upon (A) the average daily balance of such Indebtedness during the applicable period or (B) if such facility was created after the end of the applicable period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of determination; or, if lower, the maximum commitments under such revolving credit facility as of the applicable date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuers may designate.

Amounts denominated in a currency other than Euros will be converted to Euros for the purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Secured Net Indebtedness and the Consolidated Total Net Debt Ratio at the relevant currency exchange rate, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedging Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Euro equivalent of such Indebtedness.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of Parent held by Persons other than Parent or a Restricted Subsidiary made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“Form 10” means the registration statement on Form 10, originally filed publicly by Parent with the SEC on August 23, 2018, as amended.

“Funding Guarantor” has the meaning specified in Section 1205.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, provided, however, that Parent may with notice to the Trustee elect to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn by notice to the Trustee. At any time after the Issue Date, Parent may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles as in effect on the date of such election in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts as of such date (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Parent’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Parent shall give written notice of any such election made in accordance with this definition to the Trustee. Notwithstanding anything to the contrary in this Indenture, solely making the IFRS election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of Parent or any of its Subsidiaries at “fair value”, as defined therein and (b) all obligations of any person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for any determinations under this Indenture other than Section 1009 (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in Parent’s financial statements.

“Global Note Legend” means the legend set forth in Section 310(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 201, 310(b) or 310(d)

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States, a member state of the European Union or any agency or instrumentality thereof, and the payment for which such government pledges its full faith and credit, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture and the Notes.

“Guarantor” means Parent and each Restricted Subsidiary that guarantees the Notes under this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means a registered holder of the Notes.

“Honeywell” means Honeywell International Inc. and, unless the context otherwise requires, its consolidated Subsidiaries, other than, for all periods following the Spin-Off, Parent and its Subsidiaries.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7).

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Common Depositary or its nominee to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution of the Notes.

“incur” has the meaning specified in Section 1011.

“incurrence” has the meaning specified in Section 1011.

“Indebtedness” means, with respect to any Person,

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(A) in respect of borrowed money,

(B) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(C) representing the balance, deferred and unpaid, of the purchase price of any property or services, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until such obligation, after 60 days of becoming due and payable, has not been paid and is reflected as a liability on the balance sheet of such Person in accordance with GAAP,

(D) representing Capitalized Lease Obligations, or

(E) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any assets owned by such Person, whether or not such Indebtedness is assumed by such Person provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such assets at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that notwithstanding the foregoing, Indebtedness shall not include:

(a) obligations under or in respect of Receivables Facilities, the Indemnity Documents or the Tax Matters Agreement;

(b) deferred or prepaid revenue;

(c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller;

(d) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(e) obligations in respect of any residual value guarantees on equipment leases;

(f) any take-or-pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP; and

(g) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care).

“Indemnity Agreement” means the Indemnification and Reimbursement Agreement dated September 12, 2018 among the Specified Entity, Honeywell ASASCO 2, Inc., a Delaware corporation, and Honeywell, as may be amended and supplemented.

“Indemnity Documents” means (a) the Indemnity Agreement and (b) the Indemnification Guarantee Agreement to be dated on or prior to the Issue Date among the Specified Entity, Honeywell ASASCO 2, Inc. and the guarantors party thereto, as may be amended or supplemented.

“Indenture” means this instrument as originally executed (including the appendices and exhibits) and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Issuers, not an Affiliate of Parent and qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the first recital.

“Initial Purchasers” means (1) with respect to the Notes issued on the Issue Date, Goldman, Sachs & Co. LLC, J.P. Morgan Securities plc, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch, Banco Bilbao Vizcaya Argentaria S.A., Barclays Bank PLC, BNP Paribas, Merrill Lynch International, MUFG Securities EMEA plc, UniCredit Bank AG and SMBC Nikko Capital Markets Limited and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Intellectual Property Agreement” means the Intellectual Property Agreement by and between Honeywell and Parent, to be dated on or prior to the Issue Date.

“Intercompany Loan” means the loan of the proceeds of the notes pursuant to the Intercompany Loan Agreement and all loans directly or indirectly replacing or refinancing such loans or a portion thereof.

“Intercompany Loan Agreement” means one or more loan agreements made on or about the Issue Date of a portion of the proceeds of the notes by and among Honeywell Technologies S.à r.l., as borrower, and the Issuer, as lender.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Issue Date, among, inter alia, the lenders and agent under the Senior Credit Facilities, the Security Agent and the Trustee, as amended from time to time.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Parent and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above, which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Parent in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 1010,

(1) “Investments” shall include the portion (proportionate to Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) Parent’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Parent or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means September 27, 2018.

“Issuer” has the meaning set forth in the preamble hereto.

“Issuers’ Request” or “Issuers’ Order” means a written request or order signed in the name of the Issuers by an Officer or authorized signatory of each Issuer.

“Legal Defeasance” has the meaning specified in Section 1302.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required or authorized by law to be open in the State of New York, Luxembourg or the city in which the office of the Paying Agent is located (currently in London, England).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (i) any acquisition or other similar investment, including by means of a merger, amalgamation or consolidation, by an Issuer or one or more of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by such Issuer or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Maturity” when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds and Fair Market Value of any Cash Equivalents received by Parent or a Restricted Subsidiary in respect of any Asset Sale (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received), net of (i) the direct costs relating to such Asset Sale, including legal, accounting, consulting and investment banking fees and discounts, brokerage and sales commissions, any relocation expenses and other fees, expenses and charges incurred as a result thereof, Taxes paid or payable as a result thereof (including in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Indebtedness of any Restricted Subsidiary that is not a Guarantor required (other than pursuant to Section 1017(b)) to be paid as a result of such transaction, (iii) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than Parent or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Sale and (v) any liabilities associated with the asset disposed of in such transaction and retained by Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, as determined in good faith by Parent.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Register” and “Registrar” have the respective meanings specified in Section 302.

“Notes” means any notes authenticated and delivered under this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes of this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes; provided that Additional Notes will not be issued with the same ISIN or “Common Code,” if any, as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. Federal income tax purposes.

“Notes Collateral” has the meaning set forth in SECTION 1401(a).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential offering memorandum dated September 21, 2018, pursuant to which the Initial Notes were offered to potential purchasers.

“Officer” means, with respect to Parent, any Issuer or any other obligor upon the Notes, the Chairman of the Board, the President, Managing Director, Director, Manager, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer, the Secretary, Assistant Treasurer or Assistant Secretary or any other authorized signatory (a) of such Person or (b) if such Person is owned, directly or indirectly, or managed by a single entity, of such entity, or any other individual designated as an “Officer” or an authorized signatory for the purposes of this Indenture by the Board of Directors of Parent.

“Officer’s Certificate” means, with respect to Parent, any Issuer or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel (which may be subject to customary assumptions, exclusions, limitations and exceptions). The counsel may be an employee of or counsel to Parent or either Issuer or other counsel, in each case, reasonably acceptable to the Trustee.

“Outstanding”, when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1) Notes theretofore cancelled by the Registrar or delivered to the Registrar for cancellation;

(2) Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Paying Agent (other than the Issuer) or set aside and segregated in trust by the Issuers (if the Issuers shall act as their own Paying Agent) for the Holders of such Notes in accordance with any applicable provisions of this Indenture; provided that, if such Notes are to be redeemed, written notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Paying Agent has been made;

(3) Notes, except to the extent provided in Sections 1302 and 1303, with respect to which the Issuers have effected Legal Defeasance or Covenant Defeasance as provided in Article Thirteen; and

(4) Notes which have been paid pursuant to Section 305 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee an Officer’s Certificate that such Notes are held by a Protected Purchaser in whose hands the Notes are valid obligations of the Issuer;

provided that, in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, consent, notice or waiver hereunder Notes owned by Parent, the Issuers or any other obligor upon the Notes or any Affiliate of Parent, the Issuers or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee has received written notice from the Issuers shall be so disregarded.

“Parent” means Garrett Motion Inc., a Delaware corporation or any Successor Parent.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Pari Passu Indebtedness” means any Indebtedness of any Issuer or any Guarantor if such Indebtedness ranks equally in right of payment to the Notes or the Guarantees, as the case may be.

“Paying Agent” means any Person authorized by the Issuers to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Parent or a Restricted Subsidiary and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 1017.

“Permitted Collateral Liens” means (A) Liens on the Notes Collateral (i) that are “Permitted Liens” or (ii) that are Liens on bank accounts granted to cash management banks securing cash management obligations, (B) Liens securing Senior Indebtedness , (C) Liens securing Additional Notes (to the extent permitted under clause (D)), (D) Liens on the Notes Collateral to secure Indebtedness or other obligations of Parent or a Restricted Subsidiary that are permitted to be Incurred under Section 1011(b) (1), (2), (4), (10), (12), (14) and (16) and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that such Lien will not give an entitlement to be repaid with proceeds of enforcement of the Notes Collateral in a manner which is inconsistent with the Intercreditor Agreement; (E) Liens on the Notes Collateral securing Indebtedness incurred under Section 1011(a) and (F) Liens on the Notes Collateral that secure Indebtedness on a basis junior to the notes, provided that the holders of such Indebtedness (or their representative) accede to the Intercreditor Agreement. To the extent that Indebtedness relating to an instrument or agreement is permitted to be secured by a Permitted Collateral Lien, other associated obligations under such instrument or agreement not themselves constituting Indebtedness may also be secured by such Permitted Collateral Lien.

“Permitted Investments” means:

(1) any Investment in Parent or any Restricted Subsidiary;

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by Parent or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment

(A) such Person becomes a Restricted Subsidiary, or

(B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other property or assets received in connection with an Asset Sale made pursuant to Section 1017, or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof, and any Investment made pursuant to the Spin-Off Documents on substantially the terms described in the Offering Memorandum;

(6) any Investment acquired by Parent or any Restricted Subsidiary:

(A) (i) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) in settlement of delinquent accounts and disputes with customers and suppliers in the ordinary course of business, or

(B) as a result of a foreclosure by Parent or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under Section 1011(b)(10);

(8) [Reserved];

(9) Investments the payment for which consists of Equity Interests of Parent (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of Section 1010(a);

(10) (i) guarantees of Indebtedness permitted under Section 1011 and (ii) guarantees of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 1013(b) (except transactions described in Section 1013(b)(2), (4), (7) and (12));

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or other similar assets in the ordinary course of business, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) €150.0 million and (y) 8.5% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14) Investments that, in the good faith determination of the Board of Directors of Parent, are necessary or advisable to effect a Receivables Facility or any repurchases in connection therewith;

(15) loans or advances to, or guarantees of Indebtedness of, directors, officers, consultants or employees in the aggregate not to exceed at any one time outstanding the greater of (x) €15.0 million and (y) 1.0% of Consolidated Total Assets at the time of such advance or guarantee;

(16) loans and advances to officers, directors, managers and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Parent;

(17) advances, loans, extensions of trade credit, secured deposits or prepaid expenses in the ordinary course of business by Parent or any of the Restricted Subsidiaries;

(18) intercompany current liabilities owed by Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of Parent and its Subsidiaries;

(19) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by Parent and its Restricted Subsidiaries in connection with such plans;

(20) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with Parent or any Restricted Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(21) Investments resulting from pledges or deposits described in clause (1) of the definition of the term “Permitted Liens”;

(22) Investments that result solely from the receipt by Parent or any Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities;

(23) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(24) non-cash Investments in connection with tax planning and reorganization activities;

(25) Investments made in the form of loans or advances made to distributors in the ordinary course of business;

(26) to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of Parent and any Restricted Subsidiary;

(27) any Investment so long as immediately after giving effect to the making thereof, the Consolidated Total Net Debt Ratio of Parent and the Restricted Subsidiaries is equal to or less than 2.50 to 1.00; and

(28) loans and advances to customers; provided that the aggregate principal amount of loans and advances outstanding under this clause (28) at any time shall not exceed €15 million.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person (i) under workmen’s compensation laws, unemployment insurance, employers’ health Tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including those to secure health, safety and environmental obligations) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of such Person in the ordinary course of business supporting obligations of such type, in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’, landlords’, architects’ and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property Taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness incurred pursuant to Section 1011(b)(1), (2), (4), (8), (10), (12), (15) and (18); provided, however, that, in the case of Section 1011(b)(4), such Lien may not extend to any assets other than the assets acquired, leased, constructed, installed, repaired, replaced or improved with the Indebtedness incurred pursuant to Section 1011(b)(4), or the proceeds thereof;

(7) Liens existing on the Issue Date or under the Spin-Off Documents (other than Liens incurred or to be incurred under the Senior Credit Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by Parent or any Guarantor (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property and (c) the proceeds and products thereof);

(9) Liens on property at the time Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Parent or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided further that the Liens may not extend to any other property owned by Parent or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of Parent or a Restricted Subsidiary owing to Parent or another Restricted Subsidiary that is a Guarantor permitted to be incurred in accordance with Section 1011;

(11) Liens securing Hedging Obligations and Cash Management Services incurred in compliance with Section 1011;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) Leases, subleases, licenses or sublicenses (including of intellectual property) to or from third parties granted in the ordinary course of business;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Parent or any Restricted Subsidiary in the ordinary course of business;

(15) Liens in favor of either Issuer or any Guarantor;

(16) Liens on equipment of Parent or any Restricted Subsidiary granted in the ordinary course of business to Parent’s or such Restricted Subsidiaries’ client at which such equipment is located;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens (other than Permitted Collateral Liens) to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (solely with respect to Liens securing Indebtedness incurred pursuant to clauses (2) or (4) of Section 1011(b)), (7), (8), (9), (10), (11), (18) and (20) of this definition of “Permitted Liens”; provided that (A) other than in the case of Liens referred to in clause (20), such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property and after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property and (c) the proceeds and products thereof), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (solely with respect to Liens securing Indebtedness incurred pursuant to clauses (2) or (4) of Section 1011(b)), (7), (8), (9), (10), (11), (18) and (20) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) Liens to secure Indebtedness incurred pursuant to the covenant described under Section 1011; provided that the Consolidated Secured Net Debt Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom would be no greater than 2.50 to 1.00;

(21) other Liens securing Indebtedness at any one time outstanding do not exceed the greater of (x) €180.0 million and (y) 10.0% of Consolidated Total Assets at the time of incurrence;

(22) Liens arising out of judgments, decrees, orders or awards in respect of which Parent or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4- 208 of the Uniform Commercial Code as in effect in New York, or Section 4-210 of the Uniform Commercial Code as in effect in another jurisdiction other than New York or any comparable or successor provision on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(25) Liens deemed to exist in connection with repurchase agreements permitted under Section 1011; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens solely on any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Parent or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(31) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(32) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(33) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business;

(34) any Lien granted pursuant to a security agreement between Parent or any Restricted Subsidiary and a licensee of their intellectual property to secure the damages, if any, of such licensee resulting from the rejection by Parent or such Restricted Subsidiary of such licensee in a bankruptcy, reorganization or similar proceeding with respect to Parent or such Restricted Subsidiary; provided that such Liens do not cover any assets other than the intellectual property subject to such license;

(35) Liens on the Equity Interests and Indebtedness of Persons that are not Restricted Subsidiaries;

(36) in the case of (A) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(37) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(38) [Reserved];

(39) Sale and Lease-Back Transactions (i) to the extent the proceeds thereof are used by Parent and the Restricted Subsidiaries to permanently repay outstanding Indebtedness of Parent or the Restricted Subsidiaries, (ii) with a term of not more than three years or (iii) incurred pursuant to Section 1011(b)(4);

(40) Liens on property of Parent or a Restricted Subsidiary in favor of the United States of America or any State thereof or the jurisdiction of organization of such Restricted Subsidiary, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or the jurisdiction of organization of such Restricted Subsidiary, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(41) banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;

(42) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under this Indenture, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(43) Liens on cash or Cash Equivalents securing letters of credit other credit support obligations in the ordinary course of business;

(44) Permitted Collateral Liens, or any Lien in favor of the notes, including the Liens created under the Security Documents;

(45) any Liens arising by operation of law;

(46) Liens on loans to Honeywell Technologies S.à r.l. (or a successor thereto) of net proceeds of Indebtedness permitted to be incurred hereunder; and

(47) Liens that are deemed security interests under the Personal Property Securities Act 2009 (Cth) of Australia that do not, in substance, secure payment or performance of an obligation.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Distribution Debt Payment” means the cash debt repayment after the Distribution Date, made in accordance with the terms further described in the Offering Memorandum under the captions “Certain Relationships and Related Party Transactions—Separation and Distribution Agreement—Transfer of Assets and Assumption of Liabilities” and “Use of Proceeds,” by Honeywell Technologies S.à r.l. to Honeywell and/or a subsidiary of Honeywell.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 305 in exchange for a mutilated Note or in lieu of a destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Protected Purchaser” has the definition provided in Section 8-303 of the Uniform Commercial Code.

“Private Placement Legend” means the legend set forth in Section 310(f)(i)(A) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Purchase Agreement” means that certain Purchase Agreement among the Issuers and the Initial Purchasers named therein dated September 21, 2018, relating to issuance and sale of the Initial Notes, as amended and supplemented.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Parent and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Parent or any Restricted Subsidiary factors, sells or pledges its accounts receivable or loans secured by its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell or pledge its accounts receivable or such loans to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Redemption Date”, when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuers.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or preferred stock, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or preferred stock in exchange or replacement for, such Indebtedness, Disqualified Stock or preferred stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” has the meaning specified in Section 1011.

“Refunding Capital Stock” has the meaning specified in Section 1010.

“Registrar” has the meaning set forth in the Section 302.

“Regular Record Date” has the meaning specified in Section 301.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Common Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Parent or the Restricted Subsidiaries in exchange for assets transferred by Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of Capital Stock of a Person, unless upon receipt of the Capital Stock of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer”, means any vice president, any assistant treasurer, any trust officer or assistant trust officer, or any other officer of the Trustee within the Corporate Trust Office customarily performing functions similar to those performed by any of the above designated officers, who shall have direct responsibility for the administration of this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Notes” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 1010.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, the Issuers and any direct or indirect Subsidiary of Parent (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary in accordance with this Indenture, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retired Capital Stock” has the meaning specified in Section 1010.

“Reversion Date” has the meaning specified in Section 1018(a).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Ratings Services, a division of S&P Global Inc. and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Parent or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Parent or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission or any successor agency thereto.

“Second Change of Control Payment Date” has the meaning specified in Section 1016.

“Second Commitment” has the meaning specified in Section 1017(b).

“Secured Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agent” means Deutsche Bank AG, London Branch, acting as security agent for the holders of the Notes.

“Security Documents” means (i) the pledge agreement to be entered into by the Issuer in respect of its pledge of the equity interest in Garrett LX II S.à r.l. in favor of the Security Agent; (ii) the pledge agreement to be entered into by the Issuers in respect of its rights to receive proceeds under the Intercompany Loan in favor of the Security Agent and (iii) each collateral pledge agreement, security assignment agreement or other document under which Notes Collateral is pledged to secure the Notes.

“Senior Credit Facilities” means the credit facilities provided under the Credit Agreement to be entered into on or prior to the Distribution Date among Parent, Garrett LX III S.à r.l., Honeywell Technologies Sàrl, and the other borrowers and guarantors party thereto, the lenders party thereto from time to time in their capacities as lenders thereunder, and JPMorgan Chase Bank, N.A., as administrative agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above in the case of both clauses (1) and (2), to the extent permitted to be incurred under the terms of this Indenture, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinated in right of payment to the Notes or the Guarantee of such Person, as the case may be;

provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to Parent or any Subsidiary of Parent other than loans of proceeds from Indebtedness constituting Senior Indebtedness securing Senior Indebtedness;

(2) any liability for Federal, state, local or other Taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Capital Stock;

(5) any Subordinated Indebtedness; or

(6) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement between Honeywell and Parent, to be dated on or prior to the Distribution Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Parent and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Special Mandatory Redemption” has the meaning specified in Section 1110.

“Special Mandatory Redemption Date” has the meaning specified in Section 1110.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Issuers pursuant to Section 306.

“Specified Entity” means Honeywell ASASCO, Inc., a Delaware corporation and wholly-owned subsidiary of Garrett Motion Inc.

“Spin-Off” means the spin-off of Parent from Honeywell, as more fully described in the Offering Memorandum.

“Spin-Off Documents” means the Separation and Distribution Agreement, the Indemnity Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Agreement and the Trademark License Agreement and the documents evidencing Indebtedness in respect of the Distribution Date Payment and the Post-Distribution Debt Payment, together with any other agreements, instruments or other documents entered into in connection with any of the foregoing, each as amended from time to time.

“Stated Maturity”, when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Notes as the fixed date on which the principal of such Notes or such installment of principal or interest is due and payable.

“Subordinated Indebtedness” means:

(1) with respect to an Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor under this Indenture.

“Subsidiary” means, with respect to any Person, (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not control such entity), or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For purposes of this definition, control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Subsidiary Guarantor” means any Restricted Subsidiary of Parent that guarantees the Notes.

“Successor Issuer” has the meaning specified in Section 801.

“Successor Parent” has the meaning specified in Section 801.

“Suspended Covenants” has the meaning specified in Section 1018(a).

“Suspension Date” has the meaning specified in Section 1018(a).

“Suspension Period” has the meaning specified in Section 1018(a).

“TARGET Business Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor thereto is open.

“Tax” means any tax, duty, levy, impost, assessment, fee or other governmental charge, in each case in the nature of a tax (including penalties, interest and any additions thereto, and, for the avoidance of doubt, including any withholding or reduction for or on account thereof).

“Tax Matters Agreement” means the Tax Matters Agreement by and between Honeywell, Parent, and with respect to certain provisions only, a subsidiary of Honeywell and a subsidiary of Parent dated September 12, 2018.

“Trademark License Agreement” means Trademark License Agreement between Honeywell and Parent to be dated on or prior to the Issue Date.

“Transactions” means the transactions contemplated by the issuance of the Notes, the borrowings under the Senior Credit Facilities and the consummation of the Spin-Off.

“Transition Services Agreement” means the Transition Services Agreement between Honeywell and Parent, to be dated on or prior to the Issue Date.

“Transfer Agent” has the meaning specified in Section 302.

“Trustee” means Deutsche Trustee Company Limited until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Common Depositary or its nominee, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Parent other than the Issuers which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Parent, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Parent may designate any Subsidiary of Parent (other than the Issuers) (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Parent or any Restricted Subsidiary (other than any Subsidiary of the Subsidiary to be so designated); provided that such designation would be permitted by Section 1010 and the definition of “Investments.”

The Board of Directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either:

(1) Parent could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 1011(a), or

(2) the Fixed Charge Coverage Ratio for Parent and the Restricted Subsidiaries would be equal to or greater than such ratio for Parent and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of Parent shall be notified by the Issuers to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Vice President”, when used with respect to Parent or the Issuers, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president”.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 103. Compliance Certificates and Opinions. Upon any application or request by Parent or the Issuers to the Trustee to take or refrain from taking any action under this Indenture, the Issuers shall furnish to the Trustee an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture (including any covenant compliance with which constitutes a condition precedent) relating to the proposed action have been complied with and, other than in connection with the addition of a new Guarantor or parent guarantor, an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than pursuant to Section 1008(a)) shall include:

(1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 104. Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of Parent or the Issuers may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of Parent or the Issuers stating that the information with respect to such factual matters is in the possession of the Issuers, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 105. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to Parent or the Issuers. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and Parent or the Issuers, if made in the manner provided in this Section.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The principal amount and serial numbers of Notes held by any Person, and the date of holding the same, shall be proved by the Note Register.

(d) If the Issuers shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuers may, at their option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuers shall have no obligation to do so. Such record date shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Notes shall be computed as of such record date; provided, that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date. Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Issuers or any Guarantor in reliance thereon, whether or not notation of such action is made upon such Note.

SECTION 106. Notices, Etc., to Trustee, Issuers, any Guarantor and Agent. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1) the Trustee by any Holder or by the Issuers or any Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing via facsimile, email, in PDF format or mailed, first class postage prepaid, or delivered by recognized overnight courier, to or with the Trustee at Deutsche Trustee Company Limited at Winchester House, 1 Great Winchester, Street, London EC2N 2DB, United Kingdom, Attention: Debt and Agency Services – Managing Director, facsimile: +44 207547 6149, e-mail: tss-gds.eur@db.com or

(2) the Issuers or any Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or delivered in writing via facsimile, or email, in PDF or mailed, first class postage prepaid, or delivered by recognized overnight courier, to the Issuers or such Guarantor addressed to Garrett Motion Inc., Zone d’Activités La Oièce 16, 1180, Rolle, Switzerland, email: Brendan.Oconnor@honeywell.com and Cyril.Grandjean@honeywell.com, or at any other address previously furnished in writing to the Trustee by the Issuers or such Guarantor, or

(3) the Paying Agent by the Issuers, or any Guarantor, the Trustee and other Agents shall be sufficient for every purposes hereunder if made, given, furnished or filed in writing via facsimile, e-mail, in PDF format or mailed, first-class postage prepaid, or delivered by recognized overnight courier, to or with the Paying Agent at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, attention: Debt and Agency Services, facsimile: +44 207 547 6149, e-mail: tss-gds.eur@db.com, or

(4) the Registrar and Transfer Agent by the Issuers, or any Guarantor, the Trustee and the Paying Agent shall be sufficient for every purposes hereunder if made, given, furnished or filed in writing via facsimile, e-mail, in PDF format or mailed, first-class postage prepaid, or delivered by recognized overnight courier, to or with the Registrar and the Transfer Agent located at 2 boulevard Konrad Adenauer, L-1115 Luxembourg, attention: Lux Registrar and facsimile: +352 473 136, e-mail: tss-gds.eur@db.com.

A copy of all notices to any Agent shall be sent to the Trustee at the address show above. Any Person may change it address by giving notice of such change as set forth herein.

SECTION 107. Notice to Holders; Waiver. Where this Indenture provides for notice of any event to Holders by the Issuers or the Trustee, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and delivered electronically or mailed, first class postage prepaid, to each Holder affected by such event, at his address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Notices given by publication shall be deemed given on the first date on which publication is made, notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing; notices sent by overnight delivery service will be deemed given when delivered; and notices given electronically shall be deemed given when sent. Any notices required to be given to the holders of Notes that are in global form will be given to Euroclear and Clearstream, as applicable, for communication to entitled account holders.

The Trustee and each Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Trustee and the Agents shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuers elect to give the Trustee or any Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or such Agent in its discretion elects to act upon such instructions, the Trustee’s or such Agent’s understanding of such instructions shall be deemed controlling. The Trustee and the Agents shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or such Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuers agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee and the Agents, including without limitation the risk of the Trustee and the Agents acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 108. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience of reference only, are not intended to be considered a part hereof and shall not affect the construction hereof.

SECTION 109. Successors and Assigns. All agreements of the Issuers in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee and the Agents in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 1208 hereof.

SECTION 110. Severability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 111. Benefits of Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Agent and each of their respective successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 112. Governing Law. This Indenture, the Notes and any Guarantee shall be governed by and construed in accordance with the laws of the State of New York. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT IN EACH CASE SITTING IN NEW YORK COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE GUARANTEES OR THE NOTES. This Section 112 is for the benefit of the Trustee and the Agents. As a result, the Trustee and the Agents shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Trustee and the Agent may take concurrent proceedings in any number of jurisdictions.

SECTION 113. Legal Holidays. In any case where any Interest Payment Date, Redemption Date or Stated Maturity or Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal (or premium, if any) or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, or at the Stated Maturity or Maturity; provided, that no interest shall accrue for purposes of such payment for the period from and after such Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as the case may be.

SECTION 114. No Personal Liability of Directors, Managers, Officers, Employees and Stockholders. No director, manager, officer, employee, incorporator or stockholder of the Issuers or any Guarantor or any of their parent companies, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability to the fullest extent permitted by applicable law. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 115. Consent to Jurisdiction and Service; Waiver of Immunities. The Issuer and each other Guarantor not organized in the United States hereby irrevocably designates and appoints Parent as its agent for service of process in any suit, action or proceeding with respect to this Indenture, the Notes and the Guarantees and for actions brought under the U.S. federal or state securities laws brought in any New York State or United States federal court in each case sitting in New York County and will submit to such jurisdiction.

To the extent that the Issuers or any Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process with respect to itself or its property, to the fullest extent permitted by law, it hereby irrevocably waives such immunity in respect of its obligations under each of this Indenture, the Notes and the Guarantees. In addition, to the fullest extent permitted by law, the Issuers and each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the abovementioned courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue for such suit is improper, or that this Indenture, the Notes or the Guarantees or the subject matter hereof or thereof may not be enforced in such courts.

The Issuers and the Guarantors agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 115 shall affect the right of the Trustee to serve legal process in any other manner permitted by law or affect the right of the Trustee to bring any action or proceeding against the Issuers or any Guarantor or its property in the courts of any other jurisdictions.

SECTION 116. Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 117. [Reserved].

SECTION 118. Waiver of Jury Trial. EACH OF THE ISSUER, ANY GUARANTOR AND THE TRUSTEE AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, THEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR HEREBY.

SECTION 119. Force Majeure. In no event shall the Trustee or any of the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Agents shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 120. Judgment Currency.

(a) Any payment on account of an amount that is payable in euros (the “Required Currency”) which is made to or for the account of any Holder of a Note or the Trustee in lawful currency of any other jurisdiction (the “Other Currency”) whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any of the Issuers or any Guarantor shall constitute a discharge of the Issuers’ or such Guarantor’s obligation under this Indenture, the Notes or the Guarantees, as the case may be, only to the extent of the amount of the Required Currency which such Holder or, as the case may be, the Trustee could purchase in the London foreign exchange markets with the amount of the Other Currency in accordance with normal banking procedures at the rate of exchange pre-vailing on the first day (other than a Saturday or Sunday) on which banks in London, are generally open for business following receipt of the payment first referred to above. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or, as the case may be, the Trustee, the Issuers or such Guarantor, as the case may be, shall indemnify and save harmless such Holder or, as the case may be, the Trustee from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture, the Notes or the Guarantees, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder of a Note or, as the case may be, the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

SECTION 121. Limited Condition Transactions.

(a) Notwithstanding anything in this Indenture to the contrary, when calculating any applicable financial ratio or test or determining other compliance with this Indenture or the notes (including the determination of compliance with any provision of this Indenture or the notes which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or test and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of an Issuer (such Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such financial ratios and tests and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the relevant test period being used to calculate such financial ratio ending prior to the LCT Test Date, such Issuer could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that, at the option of such Issuer, the relevant ratios and baskets may be recalculated at the time of consummation of such Limited Condition Transaction. For the avoidance of doubt, (x) if any of such financial ratios or tests are exceeded as a result of fluctuations in such ratio or test (including due to fluctuations in EBITDA of such Issuer) at or prior to the consummation of the relevant Limited Condition Transaction, such financial ratios and tests and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted under this Indenture and the notes and (y) such financial ratios and tests and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions.

(b) For the avoidance of doubt, if an Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or test or basket availability with respect to any other transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted under this Indenture or the Notes, any such ratio, test or basket shall be required to comply with any such ratio, test or basket on a pro forma basis assuming such Limited Condition Transaction and any other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE TWO

NOTE FORMS

SECTION 201. Form and Dating.

(a) The Notes and the certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers are subject, if any, or usage (provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Issuer). Each Note shall be dated the date of its authentication.

(b) Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Common Depositary, in accordance with the procedures of Euroclear and Clearstream.

(c) (i) Notes offered and sold in reliance on Regulation S shall be issued in the form of the Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, for the Depositary, and registered in the name of the Common Depositary or the nominee of the Common Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by or on behalf of the Trustee as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Common Depositary, in connection with transfers of interest as hereinafter provided.

(ii) Notes offered and sold in reliance on Rule 144A shall be issued in the form of the 144A Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, for the Depositary, and registered in the name of the Common Depositary or the nominee of the Common Depositary for the accounts of designated agents or participants holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Common Depositary in accordance with the procedures of Euroclear and Clearstream, in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 202. Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of each Issuer by at least one Officer of such Issuer. The signature of any such Officer on the Notes may be manual or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Notes.

Notes bearing the manual or facsimile signature of an individual who was at any time the proper officer of an Issuer shall bind such Issuer, notwithstanding that such individual has ceased to hold such office prior to the delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuers may deliver Notes executed by the Issuers to the Trustee for authentication, together with an Issuers’ Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Issuers’ Order shall authenticate and deliver such Notes.

On the Issue Date, the Issuers shall deliver the Initial Notes in the aggregate principal amount of €350,000,000 executed by the Issuers to the Trustee for authentication, together with an Issuers’ Order for the authentication and delivery of such Notes, specifying the principal amount and registered holder of each Note, directing the Trustee to authenticate the Notes and deliver the same to the persons named in such Issuers’ Order and the Trustee in accordance with such Issuers’ Order shall authenticate and deliver such Initial Notes. At any time and from time to time after the Issue Date, the Issuers may deliver Additional Notes executed by the Issuers to the Trustee for authentication, together with an Issuers’ Order for the authentication and delivery of such Additional Notes, specifying the principal amount of and registered holder of each Note, directing the Trustee to authenticate the Additional Notes and deliver the same to the persons in such Issuers’ Order and the Trustee in accordance with such Issuers’ Order shall authenticate and deliver such Additional Notes. In each case, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel of the Issuers that it may reasonably require in connection with such authentication of Notes. Such Issuers’ Order shall specify the amount of Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual signature of an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

In case any of the Issuers, Parent or any Subsidiary Guarantor, pursuant to Article Eight of this Indenture, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which such Issuer, Parent or such Subsidiary Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed a supplemental indenture hereto with the Trustee pursuant to Article Eight of this Indenture, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuers’ Request of the successor Person, shall authenticate and deliver Notes as specified in such request for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an affiliate of the Issuer. The initial Authenticating Agent will be Deutsche Bank Luxembourg S.A.

ARTICLE THREE

NOTE TERMS

SECTION 301. Title and Terms. The aggregate principal amount of Notes which may be authenticated and issued under this Indenture is not limited; provided that any Additional Notes issued under this Indenture are issued in accordance with Sections 202, 313 and 1011 hereof, as part of the same series as the Initial Notes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be known and designated as the “5.125% Senior Notes Due 2026” of the Issuers. The Stated Maturity of the Notes shall be October 15, 2026, and the Notes shall bear interest at the rate of 5.125% per annum from the Issue Date, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable on April 15, 2019 and semiannually thereafter on April 15 and October 15 in each year and at said Stated Maturity, until the principal thereof is paid or duly provided for and to the Person in whose name the Note (or any Predecessor Note) is registered at the close of business on April 1 and October 1 immediately preceding such Interest Payment Date (each, a “Regular Record Date”). However, so long as the notes are held in global form, each payment in respect of the global notes will be made to the person shown as the holder of the notes in the register at the close of business (of the relevant clearing system) on the Clearing System Business Day before the due date for such payments, where “Clearing System Business Day” means a weekday (Monday to Friday, inclusive) except December 25 and January 1.

The principal of (and premium, if any) and interest on the Notes shall be payable by wire transfer at the offices or agencies of the Issuers set forth in Section 302, or, if the Notes are in definitive form and the Issuers are acting as their own paying agent, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the Note Register of Holders; provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more permanent Global Notes registered in the name of the Common Depositary, or its nominee will be made by wire transfer of immediately available funds to Euroclear or Clearstream.

Holders shall have the right to require the Issuers to purchase their Notes, in whole or in part, in the event of a Change of Control pursuant to Section 1016. The Notes shall be subject to repurchase pursuant to an Asset Sale Offer as provided in Section 1017.

The Notes shall be redeemable as provided in Article Eleven.

The due and punctual payment of principal of (and premium, if any) and interest on the Notes payable by the Issuers is irrevocably unconditionally guaranteed, to the extent set forth herein, by each of the Guarantors.

SECTION 302. Paying Agent, Registrar and Transfer Agent.

(a) The Issuers shall maintain one or more paying agents (each, a “Paying Agent”) for the Notes. The initial Paying Agent shall be Deutsche Bank AG, London Branch. The Issuers shall pay all principal, interest, premium, and Additional Amounts, if any, on the Notes at the specified office or agency of the Paying Agent; provided that all such payments with respect to such Notes, represented by one or more permanent Global Notes registered in the name of or held by the Common Depositary or its nominee, will be made by wire transfer of immediately available funds to Euroclear or Clearstream, which will credit the account specified by such Holders of the Notes.

The Issuers shall require each Paying Agent to agree in writing that the Paying Agent shall hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than an Issuer or a Guarantor) shall have no further liability for the money. If an Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to an Issuer, the Trustee shall serve as paying agent for the Notes.

(b) The Issuers shall maintain one or more registrars (each, a “Registrar”) and a transfer agent (each, a “Transfer Agent”). The Issuers hereby appoint Deutsche Bank Luxembourg S.A. as the initial Registrar and Deutsche Bank Luxembourg S.A. as the initial Transfer Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange (the register maintained in such office and in any other office or agency designated pursuant to Section 1002 being herein sometimes referred to as the “Note Register”). The Note Register shall be in written form or any other form capable of being converted into written form within a reasonable time. At all reasonable times on a Business Day, the Note Register shall be open to inspection by the Trustee. The Issuers may change the Registrar or the Transfer Agent without prior notice to the Holders. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The Issuers, the Trustee and any Agent thereof shall treat the Person in whose name a Note is registered in the Note Register as the owner thereof for all purposes of this Indenture, and neither the Issuers, the Trustee, nor any such Agent shall be affected by notice to the contrary.

(c) The Issuers shall enter into an appropriate agency agreement with any Paying Agent, Registrar or Transfer Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of any such agent. If the Issuers fail to maintain a Registrar, Transfer Agent or Paying Agent, the Trustee may appoint a suitably qualified and reputable party to act as such and shall be entitled to appropriate compensation therefor pursuant to Section 607. The Issuers or any Affiliate thereof may act as Paying Agent, Registrar or Transfer Agent.

(d) The Issuers acknowledge that neither the Trustee nor any Agent makes any representations as to the interpretation or characterization of the transactions herein undertaken for tax or any other purpose, in any jurisdiction.

(e) The Issuers shall be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price or other amounts payable on the Notes. The Issuers will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Issuers will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Issuers’ calculations without independent verification. The Trustee shall forward the Issuers’ calculations to any Holder of the Notes upon the written request of such Holder.

SECTION 303. Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of €100,000 and any integral multiples of €1,000 in excess thereof.

SECTION 304. Temporary Notes. Pending the preparation of definitive Notes, the Issuers may execute, and upon an Issuers’ Order the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Notes may determine, as conclusively evidenced by their execution of such Notes.

If temporary Notes are issued, the Issuers will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuers designated for such purpose pursuant to Section 1002, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

SECTION 305. Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Trustee or the Issuers or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, or the Authentication Agent, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee, any Agent, or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee, the relevant Agent, and the Issuers to protect the Issuers, the Trustee and any Agent from any loss that any of them may suffer if a Note is replaced. The Issuers, the Trustee and any Agent may charge the relevant Holder for its expenses in replacing a Note.

If, after the delivery of such replacement Note, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a bona fide purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuers, the Trustee, and any Agent in connection therewith.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

Every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers and each Guarantor, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 306. Payment of Interest; Interest Rights Preserved.

(a) Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Issuers maintained for such purpose pursuant to Section 1002; provided that, subject to Section 301 hereof, each installment of interest may at the Issuers’ option be paid by (1) if the Notes are in definitive form and the Issuers are acting as their own paying agent, mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 307, to the address of such Person as it appears in the Note Register or (2) transfer to an account maintained by the payee; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium on, if any, and interest on, all Notes in global form and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers and the Paying Agent. However, so long as the notes are held in global form, each payment in respect of the global notes will be made to the person shown as the holder of the notes in the register at the close of business (of the relevant clearing system) on the Clearing System Business Day before the due date for such payments, where “Clearing System Business Day” means a weekday (Monday to Friday, inclusive) except December 25 and January 1.

(b) Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on the Regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) may be paid by the Issuers, at its election in each case, as provided in clause (1) or (2) below:

(1) the Issuers may elect to make payment of any Defaulted Interest (including any interest payable on such Defaulted Interest) to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee and the Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, provided that neither Trustee nor Paying Agent shall be required to advance or expend its own funds for such payments, such money when deposited to be held for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Issuers shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than fifteen calendar days and not less than ten calendar days prior to the date of the proposed payment and not less than ten calendar days after the receipt by the Paying Agent of the notice of the proposed payment. The Issuers shall promptly notify the Paying Agent of such Special Record Date, and shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given in the manner provided for in Section 107, not less than ten calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) the Issuers may make payment of any Defaulted Interest (including any interest payable on such Defaulted Interest) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed or the clearing systems through which the Notes are held, and upon such notice as may be required by such exchange or, as the case may be, the clearing systems.

(c) Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 307. Persons Deemed Owners. Prior to the due presentment of a Note for registration of transfer, the Issuers, any Guarantor, the Trustee, the Agents and any agent of the Issuers or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 306) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuers, the Trustee, the Agents or any agent of the Issuers or the Trustee shall be affected by notice to the contrary.

SECTION 308. Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Registrar, be delivered to the Registrar and shall be cancelled by the Registrar in accordance with the customary procedures of Euroclear and Clearstream. The Issuers may at any time deliver to the Registrar for cancellation any Notes previously authenticated and delivered hereunder which the Issuers may have acquired in any manner whatsoever, and may deliver to the Registrar (or to any other Person for delivery to the Registrar) for cancellation any Notes previously authenticated hereunder which the Issuers have not issued and sold, and all Notes so delivered shall be cancelled by the Registrar in accordance with its customary procedures. If the Issuers shall so acquire any of the Notes, however, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Registrar for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section, except as expressly permitted by this Indenture. All cancelled Notes held by the Registrar shall be disposed of by the Registrar in accordance with its customary procedures.

SECTION 309. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months, and calculated by applying the interest rate to the aggregate principal outstanding amount of the Notes.

SECTION 310. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Except as otherwise set forth in this Section 310, a Global Note may be transferred, in whole and not in part, only to another nominee of the Common Depositary or to a successor Common Depositary or a nominee of such successor Common Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Common Depositary notifies the Issuers in writing that it is unwilling or unable to continue as Common Depositary for such Global Note and a successor Common Depositary is not appointed by the Issuers within 90 days or (ii) either Euroclear or Clearstream, or a successor clearing system is closed for business for a continuous period of fourteen days (other than by reason of holidays, statutory or otherwise) or announces an intention to permanently cease business or does in fact do so, or (iii) any of the Notes has become immediately due and payable in accordance with Section 501 and the Issuers have received a written request from a Holder. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its Applicable Procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 304 and 305. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 310 or Section 304 or 305, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 310(c). A Global Note may not be exchanged for another Note other than as provided in this Section 310(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 310(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through Euroclear and Clearstream, in accordance with the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 310(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 310(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Common Depositary shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 310(g).

(iii) Transfer of Beneficial Interests in a Restricted Global Note to Beneficial Interests in Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 310(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (3) thereof, and a letter of representation from the transferee in the form of Exhibit E hereto.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 310(b)(ii) and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (5) thereof;

and, in each such case set forth in this Section 310(b)(iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 310(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Issuers’ Order for the authentication and delivery of such Note in accordance with Section 202, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 310(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 310(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred to an IAI, a certificate substantially in the form of Exhibit B, including the certifications in item (3) thereof, and a letter of representation from such IAI in the form of Exhibit E hereto;

(E) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (4)(a) thereof;

(F) if such beneficial interest is being transferred to the Company or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (4)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (4)(c) thereof, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 310(g), and the Issuer shall execute and the Trustee shall, upon receipt of an Issuers’ Order for the authentication and delivery of such Note, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 310(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 310(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Sections 310(c)(i)(A) and (C), a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, only upon the occurrence of any of the events in subsection (i) or (ii) of Section 310(a) and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (5) thereof;

and, in each such case set forth in this Section 310(c)(iii)(A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 310(a) and satisfaction of the conditions set forth in Section 310(b)(ii), the Common Depositary shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 310(g), and the Issuers shall execute and the Trustee shall, upon receipt of an Issuers’ Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 310(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Registrar shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 310(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred to an IAI, a certificate substantially in the form of Exhibit B, including the certifications in item (3) thereof, and a letter of representation from such IAI in the form of Exhibit E hereto;

(E) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (4)(a) thereof;

(F) if such Restricted Definitive Note is being transferred to the Company or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (4)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (4)(c) thereof, the Registrar shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (5) thereof;

and, in each such case set forth in this Section 310(d)(ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 310(d)(ii), the Registrar shall cancel the Definitive Notes and the Common Depositary will increase or cause to be increased the aggregate principal amount of the applicable Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Registrar shall cancel the applicable Unrestricted Definitive Note and the Common Depositary will increase or cause to be increased the aggregate principal amount of the applicable Unrestricted Global Note.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Issuers’ Order for the authentication and delivery of such Note in accordance with Section 202, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 310(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 310(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof;

(C) if the transfer will be made to an IAI, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (3) thereof, and a letter of representation from such IAI in the form of Exhibit E hereto; or

(D) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (4) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (5) thereof;

and, in each such case set forth in this Section 310(e)(ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. (x) A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO GARRETT MOTION INC. OR ANY

SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1),(2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT), (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

[INSERT FOR REGULATION S GLOBAL NOTE] BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOT IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 310 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE COMMON DEPOSITARY MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 310(g) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 310(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR

CANCELLATION PURSUANT TO SECTION 308 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR COMMON DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, SA/NV AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) OR CLEARSTREAM BANKING S.A., A PUBLIC LIMITED LIABILITY COMPANY (SOCIÉTÉ ANONYME) ORGANIZED AND ESTABLISHED UNDER THE LAWS OF GRAND DUCHY OF LUXEMBOURG, HAVING ITS REGISTERED OFFICE AT 42, AVENUE J.F. KENNEDY, L-1855 LUXEMBOURG AND REGISTERED WITH THE LUXEMBOURG TRADE AND COMPANIES REGISTER UNDER NUMBER B 9248 (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE GLOBAL NOTE HOLDER OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE GLOBAL NOTE HOLDER OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE GLOBAL NOTE HOLDER, HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Registrar in accordance with Section 308. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Common Depositary to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Common Depositary to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Issuers’ Order for the authentication and delivery of such Note in accordance with Section 202.

(ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 304, 305, 906, 1016 and 1108).

(iii) Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note for a period beginning at the opening of 15 Business Days prior to the day of the mailing of a notice of redemption of Notes to be redeemed or purchased pursuant to an offer to purchase and ending at the close of business on the day such notice of redemption is mailed.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 1104 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange any Note between a Regular Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 1002, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of like tenor, in any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of like tenor, in any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at the office or agency of the Issuer designated pursuant to Section 1002. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 202.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 310 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) Neither the Trustee nor any Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 311. [Reserved].

SECTION 312. CUSIP, ISIN and “Common Code” Numbers. The Issuers in issuing the Notes may use CUSIPs, ISINs and “Common Code” numbers (in each case, if then generally in use) in addition to serial numbers, and, if so, the Issuers shall use such CUSIPs, ISINs and “Common Code” numbers in addition to serial numbers in notices of redemption, repurchase or other notices to Holders as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such CUSIPs, ISINs and “Common Code” numbers either as printed on the Notes or as contained in any notice of a redemption or repurchase or other notice and that reliance may be placed only on the serial or other identification numbers printed on the Notes, and any such redemption or repurchase or other notice shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee and the Agents in writing of any change in the CUSIPs, ISINs and “Common Code” numbers applicable to the Notes.

SECTION 313. Issuance of Additional Notes. The Issuers may, subject to Section 1011 of this Indenture, issue additional Notes having identical terms and conditions to the Initial Notes (including the benefit of the Guarantees in all respects except for the issue date, issue price and first payment of interest on them, and to the extent necessary, certain temporary securities law transfer restrictions) issued on the Issue Date (the “Additional Notes”). The Initial Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture; provided, that Additional Notes will not be issued with the same CUSIP, ISIN or “Common Code,” if any, as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. Federal income tax purposes.

SECTION 314. Agents.

(a) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) Money held by a Paying Agent need not be segregated, except as required by law, and in no event shall any Paying Agent be liable for interest on any money received by it hereunder.

(c) The Agents shall have no obligation to act or to take any action if they believe they will incur costs, expenses or liabilities for which they will not be reimbursed.

(d) The Issuer and the Agents acknowledge and agree that in the event of an Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuer and need have no concern for the interests of the Holders.

(e) The Agents hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(f) The Agents shall act solely as agents of the Issuer and shall have no fiduciary or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Issuer, except as expressly stated elsewhere in this Indenture.

(g) No Agent shall be required to make any payment of the principal, premium or interest payable pursuant to this Indenture unless and until it has received, and been able to identify or confirm receipt of, the full amount to be paid in accordance with the terms of this Indenture. To the extent that an Agent has made such payment with the prior written consent of the Issuer and for which it did not receive the full amount, the Issuer will reimburse the Agent the full amount of any shortfall.

(h) The Issuer agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Indenture by the Paying Agent.

SECTION 315. Resignation of Agents.

(a) Any Agent may resign its appointment hereunder at any time without the need to give any reason and without being responsible for any costs associated therewith by giving notice to the Issuer and the Trustee 30 days’ prior written notice (waivable by the Issuer and the Trustee); provided that in the case of resignation of the Paying Agent no such resignation shall take effect until a new Paying Agent shall have been appointed by the Issuer to exercise the powers and undertake the duties hereby conferred and imposed upon the Paying Agent. Following receipt of a notice of resignation from any Agent, the Issuer shall promptly give notice thereof to the Holders in accordance with Section 107.

(b) If any Agent gives notice of its resignation in accordance with this Section 315 and a replacement Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Agent may itself appoint as its replacement any reputable and experienced financial institution or may petition a court of competent jurisdiction to appoint a replacement, with properly incurred costs and expenses by the Agent in relation to such petition to be paid by the Issuer. Immediately following such appointment, the Issuer shall give notice of such appointment to the Trustee, the remaining Agents and the Holders whereupon the Issuer, the Trustee, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Indenture.

(c) Upon its resignation becoming effective the Paying Agent shall forthwith transfer all moneys held by it hereunder, if any, to the successor Paying Agent or, if none, the Trustee or to the Trustee’s order, but shall have no other duties or responsibilities hereunder, and shall be entitled to the payment by the Issuer of its remuneration for the services previously rendered hereunder and to the reimbursement of all reasonable expenses (including legal fees) incurred in connection therewith.

ARTICLE FOUR

SATISFACTION AND DISCHARGE

SECTION 401. Satisfaction and Discharge of Indenture. This Indenture, and the rights of the Trustee and the Holders under the Intercreditor Agreement and any Additional Intercreditor Agreement and the Notes Security Documents will be discharged and cease to be of further effect (except as set forth in the last paragraph of this Section 401 and as to surviving rights registration of transfer or exchange of the Notes expressly provided for herein or pursuant hereto) and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

(1) either,

(A) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 305 and (ii) Notes for whose payment money has theretofore been deposited with the Trustee or any Paying Agent or segregated and held on their behalf by the Issuers and thereafter repaid to the Issuers or discharged from such trust, as provided in Section 1003) have been delivered to the Registrar for cancellation; or

(B) all such Notes not theretofore delivered to the Registrar for cancellation,

(i) have become due and payable by reason of the making of a notice of redemption pursuant to Section 1105 or otherwise, or

(ii) will become due and payable at their Stated Maturity within one year, or

(iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Issuers,

and either Issuer or any Guarantor, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in euro, euro-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee, without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Registrar for cancellation, for principal, premium, if any and accrued interest to the Stated Maturity or Redemption Date, as the case may be;

(2) the Issuers have paid or caused to be paid all sums payable by them under this Indenture;

(3) the Issuers have delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at the Stated Maturity or the Redemption Date, as the case may be; and

(4) the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein to the satisfaction and discharge under this Indenture have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuers to the Trustee and the Agents under Section 607, the obligations of the Issuers to any Authenticating Agent under Section 612 and, if money or Government Securities shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive such satisfaction and discharge.

SECTION 402. Application of Trust Money. Subject to the provisions of the last paragraph of Section 1003, all money or euro-denominated Government Securities deposited with the Trustee (in trust) or, as the case may be, the Paying Agent pursuant to Section 401 shall be applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer acting as Paying Agent) of the principal (and premium, if any) and interest for whose payment such money or euro-denominated Government Securities has been deposited with the Trustee; but such money or euro-denominated Government Securities need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or euro-denominated Government Securities in accordance with Section 401 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 401 until such time as the Trustee or Paying Agent is permitted to apply all such money or euro-denominated Government Securities in accordance with Section 401; provided that if the Issuers have made any payment of principal of (and premium, if any) or interest on any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or euro -denominated Government Securities held by the Trustee or Paying Agent.

ARTICLE FIVE

REMEDIES

SECTION 501. Events of Default. “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes issued under this Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes issued under this Indenture;

(3) the failure to perform or comply with any of the provisions described under Article Eight hereof;

(4) the failure by Parent or any Restricted Subsidiary for 60 days after the receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (3) above) contained in this Indenture or the Notes;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent or any Restricted Subsidiary or the payment of which is guaranteed by Parent or any Restricted Subsidiary, other than Indebtedness owed to Parent or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate €100.0 million or more at any one time outstanding;

(6) the failure by Parent or any Significant Subsidiary to pay final judgments aggregating in excess of €100.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) any of the following events with respect to Parent, either Issuer or any Significant Subsidiary:

(A) Parent, an Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for any substantial part of its property;

(iv) takes any comparable action under any foreign laws relating to insolvency; or

(B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Parent, an Issuer or any Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of Parent, an Issuer or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of Parent, an Issuer or any Significant Subsidiary;

(iv) and the order or decree remains unstayed and in effect for 60 days;

(8) the Guarantee of any Guarantor that is a Significant Subsidiary shall for any reason cease to be in full force (except as contemplated by the terms thereof or hereof) and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with this Indenture;

(9) any security interest under the Security Documents on any Notes Collateral having a fair market value in excess of €65 million shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement and this Indenture) for any reason other than the satisfaction in full of all obligations under this Indenture or the release or amendment of any such security interest in accordance with the terms of this Indenture, the relevant Security Document, the Intercreditor Agreement or any Additional Intercreditor Agreement or any such security interest created thereunder shall be declared invalid or unenforceable or an Issuer or Parent shall assert in writing that any such security interest is invalid or unenforceable and any such default continues for 10 days.

SECTION 502. Acceleration of Maturity; Rescission and Annulment.

(a) If any Event of Default (other than an Event of Default specified in Section 501(7) above with respect to the Issuers or Parent) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes issued under this Indenture may, and the Trustee at the request of such Holders of the notes shall (subject to receiving indemnity, prefunding and/or security to its satisfaction),declare the principal, premium, if any, interest and any other monetary obligations on all the Outstanding Notes to be due and payable immediately, by a notice in writing to the Issuers (and to the Trustee if given by Holders) and the Trustee may, in accordance with and subject to the Intercreditor Agreement, instruct the Security Agent to enforce the Security Documents to the extent necessary. In addition, if an Event of Default occurs and is continuing, subject to the Intercreditor Agreement, the Trustee may, and shall upon request of Holders of at least 25% in aggregate principal amount of outstanding Notes (subject to itself and the Security Agent being indemnified, secured and/or prefunded to its satisfaction), instruct the Security Agent to foreclose on the Notes Collateral in accordance with the terms of the Security Documents, this Indenture and the Intercreditor Agreement and take such further action on behalf of the Holders of the Notes with respect to the Notes Collateral as the Trustee deems appropriate.

(b) Upon the effectiveness of a declaration under 502(a), such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under Section 501(7) with respect to either Issuer or Parent, all Outstanding Notes will become due and payable without further action or notice. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

(c) At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Issuers and the Trustee, may rescind and annul such declaration and its consequences, so long as such recission and annulment would not conflict with any judgment of a court of competent jurisdiction and all amount owing to the Trustee have been paid, if:

(1) the Issuers have paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on all Outstanding Notes,

(B) all unpaid principal of (and premium, if any, on) any Outstanding Notes which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate borne by the Notes,

(C) to the extent that payment of such interest is lawful, interest on overdue interest at the rate borne by the Notes, and

(D) all sums paid or advanced by the Trustee hereunder and the compensation and properly incurred expenses, disbursements and advances (including any indemnity payments) of the Trustee, its agents and counsel; and

(2) Events of Default, other than the nonpayment of amounts of principal of (or premium, if any, on) or interest on Notes, which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513, provided that no such rescission shall affect any subsequent default or impair any right consequent thereon.

(d) Notwithstanding the preceding paragraph, in the event of any Event of Default specified in Section 501(5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose,

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(3) if the default that is the basis for such Event of Default has been cured.

SECTION 503. Collection of Indebtedness and Suits for Enforcement by Trustee. The Issuers covenant that if:

(1) default is made in the payment of any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(2) default is made in the payment of the principal of (or premium, if any, on) any Note at the Maturity thereof, the Issuers will, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation and properly incurred expenses, disbursements and advances (including any indemnity payments) of the Trustee, its agents and counsel.

If the Issuers fail to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuers, any Guarantor or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuers, any Guarantor or any other obligor upon the Notes, wherever situated.

If an Event of Default occurs and is continuing, the Trustee may proceed to protect and enforce its rights and the rights of the Holders under this Indenture and the Guarantees by such appropriate judicial proceedings as the Trustee shall deem necessary to protect and enforce any such rights, including seeking recourse against any Guarantor, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, including seeking recourse against any Guarantor.

SECTION 504. Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Issuers or any other obligor including any Guarantor, upon the Notes or the property of the Issuers or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuers for the payment of overdue principal, premium, if any, or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(1) to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

(2) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee any amount due it for the compensation and properly incurred expenses, disbursements and advances (including any indemnity payments) of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 607.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ committee or other similar committee.

SECTION 505. Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation and properly incurred expenses, disbursements and advances (including any indemnity payments) of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

SECTION 506. Application of Money Collected. Any money or property collected by the Trustee pursuant to this Article, or after an Event of Default any money or property distributable in respect of the Issuers’ or Guarantors’ obligations under this Indenture, shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due to the Trustee and the Agents (including any predecessor Trustee or Agent) under Section 607;

SECOND: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

THIRD: The balance, if any, to the Issuers or as a court of competent jurisdiction may direct in writing; provided that all sums due and owing to the Holders and the Trustee have been paid in full as required by this Indenture.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 506.

SECTION 507. Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note shall pursue any remedy with respect to this Indenture or the Notes, unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested (in writing) the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security, prefunding and/or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security, prefunding and/or indemnity satisfactory to it against any loss, liability or expense; and

(5) Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

SECTION 508. Unconditional Right of Holders to Receive Principal, Premium and Interest. Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment, as provided herein (including, if applicable, Article Eleven) and in such Note of the principal of (and premium, if any) and (subject to Section 306) interest on such Note on the respective Stated Maturities expressed in such Note (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment on or after such respective dates, and such rights shall not be impaired without the consent of such Holder.

SECTION 509. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or the Guarantees and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuers, any Guarantor, any other obligor of the Notes, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 510. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 305, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 511. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 512. Control by Holders. The Holders of not less than a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee with respect to the Notes; provided that:

(1) such direction shall not be in conflict with any rule of law or with this Indenture, and such Holders have complied with Section 603(6),

(2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and

(3) the Trustee need not take any action which might involve it in personal liability or be unjustly prejudicial to the Holders not consenting (it being further understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unjustly prejudicial to such Holders).

SECTION 513. Waiver of Past Defaults. Subject to Sections 508 and 902, the Holders of a majority in principal amount of the Outstanding Notes by written notice to the Trustee may on behalf of the Holders of all such Notes waive any existing Default or Event of Default and its consequences hereunder (except (1) a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such Note held by a non-consenting Holder, or (2) in respect of a covenant or provision hereof or in any Guarantee which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Note affected which shall require the consent of all Holder of the Notes) and rescind any acceleration and its consequences with respect to the Notes; provided such rescission would not conflict with any judgment of a court of competent jurisdiction.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 514. Waiver of Stay or Extension Laws. Each of the Issuers, the Guarantors and any other obligor on the Notes covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Issuers, the Guarantors and any other obligor on the Notes (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 515. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 515 does not apply to a suit by the Trustee, a suit by a Holder relating to right to payment hereof, or a suit by Holders of more than 10% in principal amount of the then Outstanding Notes.

ARTICLE SIX

THE TRUSTEE

SECTION 601. Duties of the Trustee.

(a) Except during the continuance of an Event of Default,

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions specifically required by any provision hereof to be provided to it, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but not to verify the contents thereof.

(b) If an Event of Default has occurred and is continuing in respect of which a Responsible Officer has received written notice by the Issuers, any other obligor of the Notes or by Holders of at least 25% of the aggregate principal amount of the Notes, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that

(1) the Trustee shall not be liable for any error of judgment made in good faith, unless it shall be proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(2) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in aggregate principal amount of the Outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

(d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers vested in it by this Indenture, if it shall have grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 602. Notice of Defaults. The Trustee shall not be deemed to have knowledge of any non-compliance with this Indenture, a Default or Event of Default unless and until it obtains written notification describing the circumstances of such non-compliance, and identifying the circumstances constituting such default or Event of Default from the Issuers or from Holders of not less than 25% in aggregate principal amount of outstanding Notes. The Trustee shall have no obligation to investigate whether any Default or Event of Default has occurred. In the absence of express written notice of a Default or Event of Default, the Trustee may assume without any liability in connection with such assumption that there is no Default or Event of Default.

SECTION 603. Certain Rights of Trustee.

(1) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper party or parties;

(2) any request or direction of the Issuers mentioned herein shall be sufficiently evidenced by an Issuers’ Request or Issuers’ Order and any resolution of the Board of Directors may be sufficiently evidenced by a certified Board Resolution and an Opinion of Counsel;

(3) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officer’s Certificate or Opinion of Counsel;

(4) the Trustee shall not be charged with knowledge of any fact, Default or Event of Default with respect to the Notes unless a Responsible Officer shall have received written notice of such fact, Default or Event of Default from the Issuers or the Holders of at least 25% of the aggregate principal amount of the Notes and which notice references this Indenture and the Notes. Delivery of reports to the Trustee pursuant to this Indenture shall not constitute actual or constructive knowledge of, or notice to, the Trustee of the information contained therein;

(5) the Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel or Opinion of Counsel;

(6) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of the Notes pursuant to this Indenture, unless such Holders shall have instructed it in writing and offered to the Trustee security, indemnity and/or prefunding satisfactory to it against any loss, liability or expense;

(7) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, or inquire as to the performance by the Issuers or the Guarantors of any of their covenants in this Indenture or inquire as to the performance by the Issuers or the Guarantors of any of their covenants in this Indenture, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the expense of the Issuers and shall incur no liability of any kind by reason of such inquiry or investigation;

(8) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of or the acts or omissions of any agent or attorney appointed with due care by it hereunder;

(9) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

(10) the rights, privileges, protections, immunities and benefits given to the Trustee, including its rights to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, each of the Agents or otherwise, and each agent, custodian and other Person employed to act hereunder;

(11) the Issuers and the Guarantors will deliver an Incumbency Certificate substantially in the form of Exhibit F hereto setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, the Notes, the Security Documents and the Intercreditor Agreement, which Incumbency Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;

(12) the Trustee shall not be required to give any note, bond or surety in respect of the execution of the trusts and powers under this Indenture;

(13) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunction of utilities, third- party communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices to resume performance as soon as practicable under the circumstances;

(14) the permissive right of the Trustee to take actions permitted by this Indenture shall not be construed as an obligation or duty to do so; and

(15) in no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) whether or not foreseeable and irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this clause (15) of Section 603 shall survive the termination or discharge of this Indenture, repayment of the Noes and the resignation or removal of the Trustee.

(16) The parties to this Indenture agree and acknowledge that all protections, indemnities (including any currency indemnity), disclaimers and limitations of liability applicable to the Security Agent are set out in Appendix 4 and shall apply as if set out in this section.

(17) The Trustee is entitled to assume without enquiry, that each of the Issuers and the Guarantors has performed in accordance with all of the provisions in this Indenture, the Security Documents and the Intercreditor Agreement, unless notified in writing to the contrary.

(18) In connection with the exercise by it of its trusts, powers, authorities or discretions (in including, without limitation, any modification, waiver, authorization or determination), the Trustee shall have regard to the general interests of the Holders as a class but shall not have regard to any interests arising from circumstances particular to individual Holders (whatever their number) and in particular, but without limitation, shall not have regard to the consequences of the exercise of its trusts, powers, authorities or discretions for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any country, state or territory and a Holder shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuers, the Guarantors, the Trustee or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders except to the extent already provided in Section 1021 and/or any undertaking given in addition to, or in substitution for, Section 1021 pursuant to this Indenture.

(19) The Trustee has no obligation to monitor the financial performance of the Issuers and the Guarantors.

(20) In the event of the occurrence of a Default or an Event of Default (which is continuing), the Issuers and the Guarantors hereby agree that the Trustee (and/or the Security Agent as the case may be) shall be entitled to be paid additional remuneration for additional actions it undertakes as a result of such Default or Event of Default, which may be calculated, unless otherwise agreed, at such reasonable daily or hourly rates as the Trustee (and/or the Security Agent as the case may be) may notify to the Issuers from time to time. In any other case if the Trustee (and/or the Security Agent as the case may be) is requested to undertake duties which are outside the scope of the Trustee’s duties under this Indenture (or in relation to the Security Agent, outside the scope of its duties under the Intercreditor Agreement and Security Documents), the Issuers and the Guarantors will, jointly and severally, pay such additional remuneration (including the Trustee’s (and/or the Security Agent’s as the case may be) management time or other resources and will be calculated, unless otherwise agreed, on the basis of such reasonable daily or hourly rates as the Trustee (and/or the Security Agent as the case may be) may notify to the Issuers) or other basis as the

Issuers and the Trustee (and/or the Security Agent as the case may be) may agree. If the Trustee (and/or the Security Agent as the case may be) and the Issuers fail to agree upon the nature of the duties or upon the additional remuneration or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Trustee (and/or the Security Agent as the case may be) and approved by the Issuers or, failing approval, nominated (on the application of the Trustee (and/or the Security Agent as the case may be) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank or the Law Society of England and Wales, as applicable, being payable by the Issuers) and the determination of any investment bank or the Law Society of England and Wales, as applicable, shall be final and binding upon the parties.

(21) The Trustee is authorized and permitted under this Indenture to appoint the Security Agent and shall not incur any liability for such appointment. The Trustee shall not be responsible for supervising or monitoring or for the acts or omissions of the Security Agent.

SECTION 604. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals, statements, representations or warranties of any party contained herein, the Security Documents or any other agreement or document and in the Notes, except for the certificates of authentication, shall be taken as the statements of the Issuer, and neither the Trustee nor any Agent assumes responsibility for their correctness. Neither the Trustee nor any Agent are responsible for the execution, adequacy, admissibility in evidence, validity or sufficiency of this Indenture or of the Notes or Guarantees. Neither the Trustee nor any Agent makes representations as to the validity, enforceability or sufficiency of the Transactions or any Spin-Off Document. Neither the Trustee nor any Agent shall be accountable for the use or application by the Issuers of Notes or the proceeds thereof or the Offering Memorandum or any other documents used in connection with the sale or distribution of the Notes. The Trustee shall not be accountable for any money paid to the Issuer or upon the Issuers’ direction under any provision of this Indenture. Each of the Trustee and the Security Agent may accept without enquiry, requisition or objection such title as the Issuers or the Guarantors (as applicable) may have property charged or assigned pursuant to the Security Documents or any part thereof from time to time and shall not be bound to investigate or make any enquiry into the title of the Issuers or the Guarantors (as applicable) to such property or any part thereof from time to time whether or not any default or failure is or was known to the Trustee or the Security Agent (as the case may be), or might be, or might have been, discovered upon examination, inquiry or investigation and whether or not capable of any remedy. Each Holder shall be solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, condition, affairs, status and nature of the Issuers and the Guarantors, and neither the Trustee nor the Security Agent shall be at any time have any responsibility for the same and any Holders shall not rely on the Trustee or the Security Agent in respect thereof.

SECTION 605. May Hold Notes. The Trustee, any Agent or any other agent of the Issuers or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuers and the Guarantors with the same rights it would have if it were not the Trustee or such other agent.

SECTION 606. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Issuer.

SECTION 607. Compensation and Reimbursement. The Issuers and the Guarantors, jointly and severally, agree:

(1) to pay to the Trustee and the Agents from time to time such compensation as shall be agreed in writing between the Issuers and the Trustee and the Agents for all services rendered by it hereunder (and in the case of the Security Agent, the Security Documents) (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2) except as otherwise expressly provided herein, to reimburse the Trustee and the Agents upon its request for all out-of-pocket expenses, disbursements and advances properly incurred or made by the Trustee and the Agents in accordance with any provision of this Indenture (including the compensation and the properly incurred expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as shall be determined to have been caused by its own gross negligence, fraud or willful misconduct; and

(3) to indemnify the Trustee and the Agents (including their respective officers, directors, employees and agents) and any predecessor Trustee or Agent for, and to hold it harmless against, any and all documented loss, liability, claim, damage or expense, including taxes (other than the taxes based on the income of the Trustee and the Agents) and attorneys’ fees and properly incurred out-of-pocket expenses, incurred without gross negligence, fraud or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this Indenture, the Notes and the Security Documents, including the out-of-pocket costs and properly incurred expenses of defending itself against any claim regardless of whether the claim is asserted by the Issuers, a Guarantor, a Holder or any other Person or liability in connection with the exercise or performance of any of its powers or duties hereunder, including the out-of-pocket costs and expenses of enforcing this Indenture, the Security Documents or a Guarantee against the Issuers or a Guarantor (including this Section 607).

The obligations of the Issuers and the Guarantors under this Section to compensate the Trustee, to pay or reimburse the Trustee for expenses, disbursements and advances and to indemnify and hold harmless the Trustee shall constitute additional indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture, repayment of the Notes and resignation or removal of the Trustee. As security for the performance of such obligations of the Issuers, the Trustee shall have a claim prior to the Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust solely for the benefit of the Holders entitled thereto for the payment of principal of (and premium, if any) or interest on particular Notes.

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 501(7), the expenses (including the reasonable out-of-pocket charges and expenses of its counsel) of and the compensation for such services are intended to constitute expenses of administration under any applicable Bankruptcy Law. “Trustee” for the purposes of this Section 607 shall include any predecessor Trustee and the Agents and each agent, custodian and other person employed to act hereunder as permitted by this Indenture; provided, however, that the negligence or willful misconduct of any predecessor Trustee hereunder shall not affect the rights of any other successor Trustee hereunder (other than a successor Trustee that is successor by merger or consolidation to such predecessor Trustee).

The provisions of this Section shall survive the satisfaction and discharge of this Indenture, repayment of the Notes and resignation or removal of the Trustee or the Agents.

SECTION 608. [Reserved].

SECTION 609. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 610.

(b) The Trustee may resign at any time by giving written notice thereof to the Issuer. Upon receiving such notice of resignation, the Issuers shall promptly appoint a successor trustee by written instrument, a copy of which shall be delivered to the resigning Trustee and a copy to the successor Trustee. If the instrument of acceptance by a successor Trustee required by Section 610 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may (at the expense of and on behalf of the Issuers) appoint its own successor or petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by Act of the Holders of not less than a majority in principal amount of the Outstanding Notes, delivered to the Trustee and to the Issuers. If the instrument of acceptance by a successor Trustee required by Section 610 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may (at the expense of and on behalf of the Issuers) appoint its own successor or petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee.

(d) [Reserved.]

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Issuers shall promptly appoint a successor Trustee. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Issuers and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede the successor Trustee appointed by the Issuers. If no successor Trustee shall have been so appointed by the Issuers or the Holders and accepted appointment in the manner hereinafter provided, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) the Issuers shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to the Holders in the manner provided for in Section 107. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

SECTION 610. Acceptance of Appointment by Successor.

(a) Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Issuers and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Issuers or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

(b) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

SECTION 611. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided that, the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 612. Appointment of Authenticating Agent. At any time when any of the Notes remain Outstanding, the Trustee may appoint one or more agents (each an “Authenticating Agent”) with respect to the Notes which shall be authorized to act on behalf of the Trustee to authenticate Notes and the Trustee shall give written notice of such appointment to all Holders of Notes with respect to which such Authenticating Agent will serve, in the manner provided for in Section 107 (except no such notice will be required at the time of issuance of the Initial Notes). Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Issuer. The initial Authenticating Agent shall be Deutsche Bank Luxembourg S.A.

If an appointment is made pursuant to this Section, the Notes may have endorsed thereon, in addition to the certificate of authentication, an alternate certificate of authentication in the following form:

Date:

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee

By:	DEUTSCHE BANK LUXEMBOURG S.A., as Authenticating Agent (not in its individual capacity but solely as Authenticating Agent duly appointed by the Trustee under the Indenture)

By:
Name:
Title:

By:
Name:
Title:

SECTION 613. [Reserved]

ARTICLE SEVEN

[RESERVED]

ARTICLE EIGHT

MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

SECTION 801. Issuer, Co-Issuer and Parent May Consolidate, Etc., Only on Certain Terms.

(a) Neither the Issuer nor the Co-Issuer will consolidate or merge with or into or wind up into (whether or not the Issuer or the Co-Issuer, as the case may be, is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (i) the Issuer or the Co-Issuer, as applicable, is the surviving Person or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Issuer or the Co-Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of any member state of the European Union (as constituted on the Issue Date) or the United States, any state thereof or the District of Columbia (in each of (i) and (ii), such Person, as the case may be, being herein called the “Successor Issuer”);

(2) the Successor Issuer, if other than the Issuer or the Co-Issuer, expressly assumes (subject to any limitations contemplated by the Agreed Guaranty and Security Principles) all the obligations of the Issuer or the Co-Issuer, as applicable, under this Indenture, the Notes and the Security Documents (and to the extent required by the Intercreditor Agreement, the Intercreditor Agreement) pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(A) Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 1011(a) or

(B) the Fixed Charge Coverage Ratio for Parent and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Parent and the Restricted Subsidiaries immediately prior to such transaction;

(5) immediately after such transaction, the Intercompany Loan remains in full force and effect and the Successor Issuer, if other than the Issuer or Co-Issuer, has become a successor lender under the Intercompany Loan,

(6) immediately after such transaction, the Successor Issuer, if other than the Issuer or Co-Issuer, has taken all steps necessary to grant or maintain in force in favor of the Security Agent, on behalf of and for the benefit of the Holders of the Notes, liens and security interests, on the basis and priority set out in the Intercreditor Agreement and subject to the Agreed Guaranty and Security Principles, over the Notes Collateral,

(7) in the case of Section 801(a)(1)(ii), each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(8) in the case of Section 801(a)(1)(ii), the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and an Opinion of Counsel stating that this Indenture constitutes the legal, valid and binding and enforceable obligation of the Issuer, Co-Issuer or Successor Issuer, as applicable.

(b) Parent will not consolidate or merge with or into or wind up into (whether or not Parent is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (i) Parent is the surviving Person or (ii) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, Bermuda, Jersey or any member state of the European Union (as constituted on the Issue Date) (in each of (i) and (ii), such Person, as the case may be, being herein called the “Successor Parent”);

(2) the Successor Parent, if other than Parent, expressly assumes (subject to any limitations contemplated by the Agreed Guaranty and Security Principles) all the obligations of Parent under this Indenture pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(A) the Successor Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set for in Section 1011(a) or

(B) the Fixed Charge Coverage Ratio for the Successor Parent and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Parent and the Restricted Subsidiaries immediately prior to such transaction;

(5) in the case of Section 801(a)(1)(ii), each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(6) in the case of Section 801(a)(1)(ii), Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and an Opinion of Counsel stating that this Indenture and the Guarantee, as applicable, constitute legal, valid, binding and enforceable obligations of Parent or Successor Parent, as applicable.

(c) The Successor Issuer or Successor Parent, as the case may be, will succeed to, and be substituted for, the Issuer or the Co-Issuer, as applicable in the case of the Successor Issuer, or Parent, in the case of the Successor Parent, under this Indenture and the Notes and the Issuer, the Co-Issuer or Parent, as applicable, will automatically be released and discharged from its obligations under this Indenture and the Notes.

(d) Notwithstanding clauses (3) and (4) of Section 801(a) or Section 801(b):

(1) any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to an Issuer or any Guarantor or, in the case of a Restricted Subsidiary that is not a Guarantor, any Restricted Subsidiary; and

(2) the Issuer, the Co-Issuer or Parent may consolidate or merge with or into or transfer all or substantially all its properties and assets to an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer, Co-Issuer or Parent in another jurisdiction within the laws of any member state of the European Union (as constituted on the Issue Date) or the United States, any state thereof or the District of Columbia or, in the case of Parent, the United States, any state thereof, the District of Columbia, Bermuda or any member state of the European Union on the Issue Date or changing its legal structure to a corporation or other entity.

SECTION 802. Subsidiary Guarantors May Consolidate, Etc., Only on Certain Terms. Subject to Section 1208, no Subsidiary Guarantor shall, and Parent shall not permit any such Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (A) (i) such Subsidiary Guarantor is the surviving Person or (ii) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Guarantor or such Person, being herein called the “Successor Person”), expressly assumes (subject to any limitations contemplated by the Agreed Guaranty and Security Principles) all the obligations of such Subsidiary Guarantor under this Indenture and the Security Documents (and to the extent required by the Intercreditor Agreement) and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(B) immediately after such transaction, no Default exists; and

(C) except in the case of Section 802 (1)(A)(i), Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and an Opinion of Counsel stating that this Indenture and the Guarantees, as applicable, constitute legal, valid, binding and enforceable obligations of the applicable Subsidiary Guarantor, subject to customary exceptions; or

(2) the transaction is an Asset Sale that is made in compliance with Section 1017.

Subject to Section 1208, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or an Issuer, (ii) merge with an Affiliate of an Issuer solely for the purpose of reincorporating or reorganizing the Subsidiary Guarantor under the laws of the United States, any state thereof or the District of Columbia so long as the amount of Indebtedness of Parent and its Restricted Subsidiaries is not increased thereby or (iii) convert into a Person organized or existing under the laws of a jurisdiction in the United States.

SECTION 803. Successor Substituted. Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of Parent, an Issuer or any Subsidiary Guarantor in accordance with Sections 801 and 802 hereof, the successor Person formed by such consolidation or into which Parent, an Issuer or such Subsidiary Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, Parent, such Issuer or such Subsidiary Guarantor, as the case may be, under this Indenture or the Guarantees, as the case may be, with the same effect as if such successor Person had been named as Parent, such Issuer or such Subsidiary Guarantor, as the case may be, herein or the Guarantees, as the case may be. When a successor Person assumes all obligations of its predecessor hereunder, the Notes or the Guarantees, as the case may be, such predecessor shall be released from all obligations; provided that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes or the Guarantees, as the case may be.

ARTICLE NINE

SUPPLEMENTAL INDENTURES

SECTION 901. Amendments or Supplements Without Consent of Holders. Without the consent of any Holder, the Issuers, Parent, any Guarantor (with respect to any amendment relating to its Guarantee) and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Notes and any related Guarantee, the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Documents, for any of the following purposes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with Article Eight hereof;

(4) to provide for the assumption of either Issuer’s or any Guarantor’s obligations to Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(6) to secure the Notes or add covenants for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Issuers or any Guarantor;

(7) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements of Sections 609 and 610 hereof;

(8) to provide for the issuance of Additional Notes, in accordance with this Indenture;

(9) to add a Guarantor or a parent guarantor under this Indenture, provided that only the Issuers, Parent, the Trustee and the Guarantor or parent guarantor being added need to sign any such supplement or amendment;

(10) to conform the text of this Indenture, Guarantees or the Notes to any provision of the “Description of the Notes” section of the Offering Memorandum;

(11) to amend the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that, (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12) in the case of the Security Documents, to mortgage, pledge, hypothecate or grant a security interest in favor of the Security Agent for the benefit of parties to the Senior Credit Facilities, in any property which is required by the Senior Credit Facilities (as in effect on the Issue Date) to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Security Agent, or to the extent necessary to grant a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited by this Indenture and SECTION 1020 is complied with;

(13) to provide for the release or addition of collateral or Guarantees in accordance with the terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(14) to add any Senior Indebtedness or Pari Passu Indebtedness to any Security Documents to the extent permitted by this Indenture; or

(15) to enter into amendments to any Intercreditor Agreement pursuant to Section 1404(c).

SECTION 902. Amendments, Supplements or Waivers with Consent of Holders.

(a) With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, by Act of said Holders delivered to the Issuers and the Trustee, the Issuers, any Guarantor (with respect to any Guarantee to which it is a party or this Indenture) and the Trustee may amend or supplement this Indenture, any Guarantee, the Notes, the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Documents for the purpose of adding any provisions hereto or thereto, changing in any manner or eliminating any of the provisions or of modifying in any manner the rights of the Holders hereunder or thereunder (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, and any related Guarantee, the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Documents may be waived with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes); provided that, without consent of the Holder of each Outstanding Note affected thereby, no such amendment, supplement or waiver shall, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the Maturity of any such Note or reduce the premium payable upon the redemption any Note or change the time at which any Note may be redeemed pursuant to Section 1101,

(3) reduce the rate of or change the time for payment of interest on any Note,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under this Indenture, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any guarantee which cannot be amended or modified without the consent of all Holders of the Notes,

(5) make any Note payable in money other than that stated in the Notes,

(6) make any change in Section 513 or the rights of Holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes,

(7) make any changes to this Section 902,

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes,

(9) make any change to or modify the ranking of any Note or related Guarantee that would adversely affect the Holders of the Notes, or

(10) release (i) the security interest granted for the benefit of the Holders in the Notes Collateral, or (ii) any Guarantee, in each case, other than pursuant to the terms of the Security Documents or this Indenture, as applicable, except as permitted by the Intercreditor Agreement or any Additional Intercreditor Agreement.

(b) It shall not be necessary for the consent of Holders under this Section 902 to approve the particular form of any proposed amendment or waiver, and it shall be sufficient if such consent approves the substance thereof.

(c) [Reserved]

(d) Neither Parent nor any of its Restricted Subsidiaries may, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders (or in the case of an exchange offer, exchanged with all Holders) that consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

SECTION 903. Execution of Amendments, Supplements or Waivers. In executing, or accepting the additional trusts created by, any amendment, supplement or waiver permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be provided with, and shall be fully protected in relying upon, the provision to the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes if applicable, and an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized and permitted by this Indenture, that all conditions precedent have been complied with and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions and qualifications, and complies with the provisions hereof. Guarantors may, but shall not be required to, execute supplemental indentures that do not modify such Guarantor’s Guarantee. The Trustee may, but shall not be obligated to, enter into any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

SECTION 904. Effect of Amendments, Supplements or Waivers. Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such amendment, supplement or waiver shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 905. [Reserved].

SECTION 906. Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuers shall so determine, new Notes so modified as to conform, in the opinion of the Issuer, to any such supplemental indenture may be prepared and executed by the Issuers and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

SECTION 907. Notice of Supplemental Indentures. Promptly after the execution by the Issuer, any Guarantor and the Trustee of any supplemental indenture pursuant to the provisions of Section 901 and 902, the Issuers shall give notice thereof to the Holders of each Outstanding Note affected, in the manner provided for in Section 107, setting forth in general terms the substance of such supplemental indenture.

ARTICLE TEN

COVENANTS

SECTION 1001. Payment of Principal, Premium, if any, and Interest. Each of the Issuers, jointly and severally, covenant and agree for the benefit of the Holders that it will duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of the Notes and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers, holds as of 10:00 a.m. London Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Issuers shall procure that, before 10:00 a.m. London time on the Business Day before each payment due date, the bank effecting payment for it confirms by tested telex or authenticated SWIFT message to the Paying Agent the payment instructions relating to such payment. The Paying Agent shall not be bound to make any payment until it has received the full amount due to be paid to it pursuant to this Section 1001.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 1002. Maintenance of Office or Agency. The Issuers will maintain an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The specified offices of the Paying Agent, the Transfer Agent and the Registrar shall be such office or agency of the Issuers, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes. The Issuers will give prompt written notice to the Trustee of any change in the location of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, that no such designation or rescission shall in any manner relieve the Issuers of its obligation to maintain an office or agency. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 1003. Money for Notes Payments to Be Held in Trust. If the Issuers shall at any time act as their own Paying Agent, they will, on or before each due date of the principal of (or premium, if any) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of (or premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee in writing of its action or failure so to act.

Whenever the Issuers shall have one or more Paying Agents for the Notes, they will, on or before 10:00 a.m. London Time on each due date of the principal of (or premium, if any) or interest on any Notes in accordance with Section 1001, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held for the benefit of the Persons entitled to such principal, premium or interest, and the Issuers will promptly notify the Trustee in writing of such action or any failure so to act.

Each Paying Agent agrees:

(1) that it will hold all sums received by it as Paying Agent for the payment of the principal of or interest on any Notes for the benefit of the Holders or of the Trustee;

(2) that it will give the Trustee notice of any failure by the Issuers to make any payment of the principal of or interest on any Notes and any other payments to be made by or on behalf of the Issuers under this Indenture or the Notes when the same shall be due and payable; and

(3) that it will pay any such sums so held by it to the Trustee forthwith upon the Trustee’s written request at any time during the continuance of the failure referred to in clause (2) above.

The Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuers’ Order direct any Paying Agent to pay, to the Trustee all sums held by the Issuers or such Paying Agent, such sums to be held by the Trustee upon trust; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

Any money deposited with the Trustee (in trust) or any Paying Agent, or then held by the Issuers, for the payment of the principal of (or premium, if any) or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuers on Issuers’ Request, or (if then held by the Issuer) shall be discharged from such trust (if applicable); and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money shall thereupon cease.

SECTION 1004. Organizational Existence. Subject to Article Eight, the Issuers will do or cause to be done all things necessary to preserve and keep in full force and effect its organizational existence and that of Parent and the organizational rights (charter and statutory) and franchises of the Issuers and Parent; provided, that Parent shall not be required to preserve any such right or franchise if the Board of Directors of Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole; provided, further, that this SECTION 1004 shall not prohibit any change in the entity form.

SECTION 1005. Payment of Taxes and Other Claims.

The Issuers will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Issuers or any Subsidiary or upon the income, profits or property of the Issuers or any Subsidiary and (2) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien upon the property of the Issuer or any Subsidiary; provided, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuer) are being maintained in accordance with GAAP.

SECTION 1006. [Reserved].

SECTION 1007. [Reserved].

SECTION 1008. Statement by Officer as to Default.

(a) The Issuers will deliver to the Trustee within 120 days after the end of each fiscal year, an Officer’s Certificate (substantially in the form of Exhibit G) stating that a review of the activities of Parent and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officer with a view to determining whether the Issuers, Parent and Parent’s other Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture and the Security Documents and further stating that, to the best of his or her knowledge, the Issuers, Parent and Parent’s other Restricted Subsidiaries, during such preceding fiscal year have kept, observed, performed and fulfilled each and every such covenant contained in this Indenture and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default which has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status, with particularity and that, to the best of his or her knowledge, no event has occurred and remains by reason of which payments on the account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto. The Officer’s Certificate shall also notify the Trustee should Parent elect to change the manner in which it fixes its fiscal year-end. For purposes of this Section 1008(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b) When any Default or Event of Default has occurred and is continuing under this Indenture, the Issuers shall deliver to the Trustee by registered or certified mail or facsimile transmission an Officer’s Certificate specifying such event, notice or other action within ten Business Days of becoming aware of such occurrence.

SECTION 1009. Reports and Other Information.

(a) Parent will provide to the Trustee and will file with the SEC or post on a website (which may be nonpublic and may be maintained by Parent or a third party) to which access will be given to the Holders, the annual reports, information, documents and other reports that Parent is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if Parent were so subject. Notwithstanding the foregoing, this covenant does not require any such reports to include information required under Rule 3-10 or 3-16 of Regulation S-X (or any equivalent or successor provisions), Items 2.02 or 2.03 or Sections 3, 5 (except Item 5.01 and 5.02(b) and (c)) or 9 of Form 8-K (or any equivalent or successor provisions) or separate financial statements of Guarantors or the filing or provision of proxy statements or exhibits.

(b) Prior to the Distribution Date, Parent will be deemed to be in compliance with such reporting requirements by virtue of the filing of the Form 10 containing all the information, audit reports and exhibits required for such report.

(c) Notwithstanding anything herein to the contrary, the Issuers will not be deemed to have failed to comply with any of their obligations hereunder for purposes of SECTION 501(4) until 90 days after the date any report hereunder is due.

(d) Delivery of such statements, reports, notices and other information and documents to the Trustee pursuant to any of the provisions of this Section 1009 is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 1010. Limitation on Restricted Payments.

(a) Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of Parent’s or any Restricted Subsidiary’s Equity Interests, other than:

(A) dividends or distributions by Parent payable in Equity Interests (other than Disqualified Stock) of Parent, or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Parent or any direct or indirect parent company of Parent, including in connection with any merger or consolidation, in each case held by a person other than Parent or a Restricted Subsidiary;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of Parent or any Restricted Subsidiary, other than:

(A) Indebtedness permitted under clauses (7) and (8) of Section 1011(b); or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment; or

(5) make any payment pursuant to the terms of the Indemnity Documents.

(all such payments and other actions set forth in clauses (1) through (5) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) (i) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) with respect to any payments or other actions set forth in clauses (1) through (4) above, there shall be no outstanding payment obligation pursuant to the terms of the Indemnity Documents;

(B) immediately after giving effect to such transaction on a pro forma basis, Parent could incur $1.00 of additional Indebtedness under Section 1011(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (B) thereof only) and (6) of Section 1010(b), but excluding all other Restricted Payments permitted by Section 1010(b)), is less than the sum of (without duplication):

(i) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by Parent, including in connection with any merger or consolidation, since immediately after the Issue Date (other than in connection with the Transactions) from the issue or sale of Equity Interests of Parent, but excluding (x) cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of Equity Interests to any employee, director, manager or consultant of Parent, any direct or indirect parent company of Parent and Parent’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 1010(b)(4), (y) net cash proceeds received from any public offering of common stock or contributed to Parent by any direct or indirect parent of Parent from any public offering of common stock that occurs following the Distribution Date to the extent such amounts have been used for the payment of dividends on Parent’s common stock (or the payment of dividends to any direct or indirect parent of Parent to fund the payment by any direct or indirect parent of Parent of dividends on such entity’s common stock) made in accordance with clause (19) of the next succeeding paragraph, and, to the extent such net cash proceeds are actually contributed to Parent, Equity Interests of any direct or indirect parent company of Parent (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 1010(b)(4)), provided that this clause (ii) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of Parent sold to a Restricted Subsidiary, Parent or any employee plan of Parent or any Restricted Subsidiary, as the case may be, (c) Disqualified Stock (or Indebtedness that has been converted or exchanged into Disqualified Stock) or (d) Excluded Contributions, plus

(iii) the amount by which Indebtedness of Parent or the Restricted Subsidiaries is reduced on Parent’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of Parent or the Restricted Subsidiaries (other than Indebtedness held by Parent or a Subsidiary of Parent) convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Parent (less the amount of any cash, or the Fair Market Value of any other property, distributed by Parent upon such conversion or exchange); plus

(iv) the aggregate amount equal to the net reduction in Investments resulting from (x) the sale or other disposition (other than to Parent or a Restricted Subsidiary) of Restricted Investments made by Parent and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Parent and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Parent or its Restricted Subsidiaries, in each case, after the Issue Date, not to exceed in any such case the aggregate amount of Restricted Investments made by Parent or any Restricted Subsidiary after the Issue Date or (y) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to Parent or any Restricted Subsidiary from any Unrestricted Subsidiary, or the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments made by Parent or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; plus

(v) €100 million.

provided, however, that the calculation under the immediately preceding clauses (i) through (iv) shall not include any amounts attributable to, or arising in connection with, the Transactions.

(b) The foregoing provisions shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Parent or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of Parent, in exchange for, or out of the proceeds of a sale (other than to a Restricted Subsidiary) made within 120 days of, Equity Interests of Parent or any direct or indirect parent company of Parent to the extent contributed to Parent (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and

(B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 1010(b), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the prepayment, exchange, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of Parent or a Restricted Subsidiary made in exchange for, or out of the proceeds of a sale made within 120 days of, new Indebtedness of Parent or a Restricted Subsidiary that is incurred in compliance with Section 1011 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so prepaid, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, exchanged, redeemed, defeased, repurchased, acquired or retired for value,

(C) such new Indebtedness has a final scheduled maturity date, or mandatory redemption date, as applicable, equal to or later than the final scheduled maturity date, or mandatory redemption date, of the Subordinated Indebtedness being so prepaid, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired, and

(D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement, cancellation or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Parent, any Subsidiary of Parent or any direct or indirect parent company of Parent held by any future, present or former employee, director, manager, officer or consultant of Parent, any of its Subsidiaries or any direct or indirect parent company of Parent pursuant to any equity plan or stock option plan or any other benefit plan or agreement, or any stock subscription or shareholder agreement (including any principal and interest payable on any notes issued by Parent or any direct or indirect parent company of Parent in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of Parent or any direct or indirect parent company of Parent in connection with the Transactions; provided, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year the greater of (x) €25.0 million and (y) 1.5% of Consolidated Total Assets (with unused amounts being carried over to the succeeding fiscal years, subject to an aggregate cap of up to €50 million in any fiscal year under this clause (4)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Parent and, to the extent contributed to Parent, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of Parent, in each case to any future, present or former employees, directors, managers or consultants of Parent, any of its Subsidiaries or any direct or indirect parent company of Parent that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of Section 1010(a); plus

(B) the cash proceeds of key man life insurance policies received by Parent and the Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this Section 1010(b)(4);

provided that the Issuers may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) of this Section 1010(b)(4) in any calendar year; and provided further that cancellation of Indebtedness owing to Parent or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of Parent (or any permitted transferee thereof), any direct or indirect parent company of Parent or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Parent or any direct or indirect parent company of Parent shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with the covenant described under Section 1011 to the extent such dividends are included in the definition of Fixed Charges;

(6) the declaration and payment of dividends on Refunding Capital Stock of preferred stock in excess of the dividends declarable and payable thereon pursuant to Section 1010(b)(2); provided that, (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, Parent and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) at the time of, and after giving effect to, any Restricted Payment permitted under this clause (6), no Default shall have occurred and be continuing;

(7) Investments in Unrestricted Subsidiaries and joint ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding (the amount at the time outstanding calculated without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities), not to exceed the greater of (x) €50.0 million and (y) 3.0% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) payments made or expected to be made by Parent or any Restricted Subsidiary in respect of withholding or similar Taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) [Reserved];

(10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed €100 million; provided that, at the time of any such Restricted Payment made pursuant to this clause (10), (x) there shall be no outstanding payment obligation pursuant to the terms of the Indemnity Documents unless such Restricted Payment will be applied to satisfy all or a portion of such outstanding payment obligation, (y) €50 million of such Restricted Payments made pursuant to this clause (10) are used only for payments of Accrued Amounts for so long as the Indemnity Agreement remains outstanding and (z) no Event of Default shall have occurred or be continuing; ; provided further, that immediately after giving effect to any such Restricted Payment made pursuant to this clause (10), on a pro forma basis, Parent could incur $1.00 of additional Indebtedness under the provisions of SECTION 1011(a);

(11) distributions or payments of Receivables Fees;

(12) repurchases of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to acquire Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or portion of the exercise price thereof or withholding Taxes payable with respect thereto;

(13) the repurchase, redemption or other acquisition for value of Equity Interests of Parent deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Parent, or upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities, in each case, permitted under this Indenture;

(14) the distribution, by dividend or otherwise, of shares of Capital Stock or other securities of, or Indebtedness owed to Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash or Cash Equivalents) provided that at the time of, and after giving effect to, any Restricted Payment permitted under this clause (14), no Default shall have occurred and be continuing;

(15) (i) for any taxable period for which (a) Parent and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or non-U.S. income or corporation Tax purposes of which a direct or indirect parent of Parent is the common parent (a “Tax Group”) or (b) the assets, income, profits or operations of Parent and/or any of its Subsidiaries are otherwise reflected on any tax return of its direct or indirect parent (a “Tax Inclusion”), Restricted Payments may be made in an amount not in excess of (x) in the case of a Tax Group, the U.S. federal, state, local or non-U.S. income Taxes that Parent and/or its applicable Subsidiaries would have paid had Parent and/or such Subsidiaries been a stand-alone taxpayer (or a stand-alone group) and (y) in the case of a Tax Inclusion, the portion of any taxes on any such tax return for such taxable period that is attributable to the assets, income, profits or operations of Parent or such Subsidiary; Subsidiary; provided that Restricted Payments by Parent or a Restricted Subsidiary in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to Parent or any of its Restricted Subsidiaries for such purpose and (ii) payments pursuant to and required under the Tax Matters Agreement;

(16) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article Eight hereof;

(17) any Restricted Payments attributable to, or arising in connection with, (i) the Transactions, including the Distribution Date Payment and the Post-Distribution Debt Payment (ii) any payments required to be made pursuant to the terms of the Tax Matters Agreement, and (iii) any other transactions pursuant to agreements or arrangements in effect on the Distribution Date on substantially the terms described in the Offering Memorandum or any amendment, modification or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to Parent and the Restricted Subsidiaries, taken as a whole, than the terms of such agreement or arrangement described in the Offering Memorandum;

(18) any payments required to be made pursuant to the terms of the Indemnity Documents, subject to such payments not exceeding the Euro equivalent of $175 million (as determined based on the currency exchange rate in effect on the Issue Date) in any calendar year; provided, that to the extent Cash True-Up Payments (as defined in the Indemnity Agreement in effect as of the Issue Date) in respect of a calendar year are payable on the True-Up Payment Date (as defined in the Indemnity Agreement in effect as of the Issue Date) occurring in the immediately succeeding calendar year, in each case excluding any amounts resulting from a late payment fee or a Payment Deferral (as defined in the Indemnity Agreement in effect as of the Issue Date), such Cash True-Up Payments shall count against the $175 million basket for such prior calendar year as if it had been made on December 31 of such prior calendar year; provided, that immediately after giving effect to any such Restricted Payment made pursuant to this clause (18), (x) on a pro forma basis, Parent could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant Section 1011(a) and (y) no Event of Default specified under Section 501 (1), (2) or (7) shall have occurred and be continuing;

(19) the declaration and payment of dividends on Parent’s common stock (or the payment of dividends to any direct or indirect parent of Parent to fund the payment by any direct or indirect parent of Parent of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received by Parent from any public offering of common stock or contributed to Parent by any direct or indirect parent of Parent from any public offering of common stock that occurs following the Distribution Date, other than public offerings with respect to Parent’s common stock registered on Form S-4 or S-8 or successor form thereto and other than any public sale constituting Excluded Contributions;

(20) Restricted Payments that are made with Excluded Contributions;

(21) any Restricted Payment so long as immediately after giving effect to the making thereof, the Consolidated Total Net Debt Ratio of Parent and the Restricted Subsidiaries is equal to or less than 2.25 to 1.00 so long as there shall be no outstanding payment obligation pursuant to the terms of the Indemnity Documents unless such Restricted Payment will be applied to satisfy all or a portion of such outstanding payment obligation; and

(22) for any taxable period for which the assets, income, profits or operations of the Issuers and/or any of their Subsidiaries are reflected in any tax return of any direct or indirect parent of the Issuer, including Parent, Restricted Payments not in excess of the portion of any taxes on any such tax return for such taxable period that are attributable to the assets, income, profits or operations of the Issuers and/or their applicable Subsidiaries.

(c) If any Restricted Payment or Investment (or a portion thereof) would be permitted pursuant to one or more provisions described in this covenant and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Parent may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(d) As of the Issue Date, all of Parent’s Subsidiaries shall be Restricted Subsidiaries. Parent shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 1010(a) or under the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture.

SECTION 1011. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Parent shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not the Issuers or Guarantors, preferred stock; provided that Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if, after giving effect thereto, the Fixed Charge Coverage Ratio of Parent and the Restricted Subsidiaries would be at least 2.00 to 1.00; provided, further, that the amount of Indebtedness, Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing, together with any amounts incurred under Section 1011(b)(14)(x) by Restricted Subsidiaries that are not the Issuers or Guarantors shall not exceed the greater of (x) €130.0 million and (y) 7.5% of Consolidated Total Assets at any one time outstanding.

(b) The foregoing limitations shall not apply to:

(1) Indebtedness incurred pursuant to Credit Facilities by Parent or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the then-outstanding aggregate principal amount of all Indebtedness incurred under this clause (1) does not exceed at any one time the sum of (a) $1,800 million or the Euro equivalent thereof plus (b) €215 million;;

(2) Indebtedness represented by the Notes offered hereby (including any Guarantee thereof, but excluding Indebtedness represented by Additional Notes, if any, or guarantees with respect thereto);

(3) Existing Indebtedness (other than Indebtedness described in clauses (1) and (2) above);

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by Parent or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, repair, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, including through the direct purchase of assets or the Capital Stock of any Person owning such assets, and all Refinancing Indebtedness (having the meaning set forth in clause (13) below) incurred to Refinance any Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4), does not exceed the greater of (x) €75.0 million and (y) 4.5% of Consolidated Total

Assets at the time of incurrence; provided that such Indebtedness (other than Refinancing Indebtedness) exists at the date of such purchase, lease, construction, installation, repair, replacement or improvement or is created prior to or within 270 days of the completion thereof; provided, further that Capitalized Lease Obligations incurred by Parent or any Restricted Subsidiary pursuant to this clause (4) in connection with a Sale and Lease-Back Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale and Lease-Back Transaction are used by Parent or such Restricted Subsidiary to permanently repay outstanding Indebtedness of Parent or the Restricted Subsidiaries;

(5) (1) Indebtedness incurred by Parent or any Restricted Subsidiary with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business or consistent with past practice, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement or indemnification obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other reimbursement-type obligations regarding workers’ compensation claims;

(2) (x) Indebtedness in respect of obligations of Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of Parent or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(3) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including that (x) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (y) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(4) to the extent constituting Indebtedness, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of Parent and any Restricted Subsidiary;

(5) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms; or

(6) Indebtedness or guarantees arising from or in connection with any cross guarantee entered into pursuant to Part 2M of the Australian Corporations Act or any equivalent provision from time to time;

(6) Indebtedness arising from agreements of Parent or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness (i) of Parent to a Restricted Subsidiary or (ii) of a Restricted Subsidiary owing to Parent or another Restricted Subsidiary; provided that if such Indebtedness is incurred by Parent, an Issuer or Guarantor owing to a Restricted Subsidiary that is not an Issuer or a Guarantor, such Indebtedness is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary to which such indebtedness is owed ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Parent or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(8) Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding the greater of (x) €130 million and (y) 7.5% of Consolidated Total Assets at the time of incurrence;

(9) shares of preferred stock of a Restricted Subsidiary issued to Parent or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Parent or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

(11) Obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by Parent or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(12) Indebtedness, Disqualified Stock or preferred stock of Parent or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed the greater of (x) €180.0 million and (y) 10.0% of Consolidated Total Assets at the time of incurrence;

(13) the incurrence or issuance by Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to Refinance within 90 days following the date of the incurrence or issuance thereof any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under Section 1011(b) and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or preferred stock issued to so Refinance such Indebtedness, Disqualified Stock or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided that:

(A) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being Refinanced,

(B) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated to the Notes or any Guarantee of the Notes, such Refinancing Indebtedness is subordinated to the Notes or such Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively,

(C) such Refinancing Indebtedness shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of Parent that is not an Issuer or a Guarantor that Refinances Indebtedness, Disqualified Stock or preferred stock of an Issuer or a Guarantor; and

(D) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Stock or preferred stock being Refinanced except by an amount no greater than accrued and unpaid interest with respect to such Indebtedness, Disqualified Stock or preferred stock and any reasonable fees, premium and expenses relating to such Refinancing;

and provided further that subclause (A) above of this clause (13) shall not apply to any refunding or refinancing of any Secured Indebtedness outstanding;

(14) Indebtedness, Disqualified Stock or preferred stock of (x) Parent or a Restricted Subsidiary incurred or issued to finance an acquisition (in aggregate principal amount not to exceed the purchase price of such acquisition) or (y) Persons that are acquired by Parent or any Restricted Subsidiary or merged into or consolidated with Parent or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary a Restricted Subsidiary); provided that after giving effect to such acquisition, merger or consolidation, either:

(A) Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 1011(a),

(B) the Fixed Charge Coverage Ratio of Parent and the Restricted Subsidiaries is equal to or greater than (i) immediately prior to such acquisition, merger or consolidation or (ii) as of the Distribution Date; or

(C) the Consolidated Total Net Debt Ratio of Parent and the Restricted Subsidiaries is equal to or less than (i) immediately prior to such acquisition, merger or consolidation or (ii) as of the Distribution Date;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(16) Indebtedness of Parent or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (A) any guarantee by Parent or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as, in the case of a guarantee by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of Parent, provided that such guarantee is incurred in accordance with Section 1015;

(18) Indebtedness of Parent or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(19) Indebtedness of Parent or any of its Restricted Subsidiaries undertaken in connection with Cash Management Services and related activities for Parent, any of its Subsidiaries or any joint venture to which they are a party in the ordinary course of business;

(20) Indebtedness issued by Parent or any of its Restricted Subsidiaries to future, current or former officers, directors, managers, consultants and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Parent or any direct or indirect parent company of Parent to the extent described in Section 1010(b)(4);

(21) Indebtedness of Parent or any of its Restricted Subsidiaries representing deferred compensation to officers, directors, managers, consultants and employees thereof incurred in the ordinary course of business;

(22) Indebtedness consisting of Permitted Liens incurred under clause (35) of the definition thereof; and

(23) Indebtedness incurred by Parent or any Restricted Subsidiary pursuant to any Receivables Facilities.

(c) For purposes of determining compliance with this Section 1011,

(1) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (23) of Section 1011(b) or is entitled to be incurred pursuant to Section 1011(a), Parent, in its sole discretion, may divide, classify or later reclassify (based on circumstances existing on the date of such reclassification) such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses of this Section 1011(b) or Section 1011(a); provided that all

Indebtedness outstanding under the Senior Credit Facilities on the Distribution Date after giving effect to the Transactions will be treated as incurred on the Distribution Date under Section 1011(b)(1); provided further that Parent shall not be permitted to reclassify all or any portion of any Secured Indebtedness unless the Lien is also permitted to be incurred, and is incurred, with respect to such Secured Indebtedness as so reclassified; and

(2) at the time of incurrence, Parent shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 1011(a) and (b) above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 1011. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (1), (8) and (12) of Section 1011(b) above shall be permitted to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, accrued and unpaid interest, fees and expenses in connection with such refinancing. In the case of any Indebtedness, Disqualified Stock or preferred stock incurred to refinance Indebtedness, Disqualified Stock or preferred stock initially incurred in reliance on the proviso in the first paragraph of this covenant or clauses (4), (8) or (12) above, measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, where such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the percentage of Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or preferred stock does not exceed the principal amount of such Indebtedness being refinanced, plus any additional amounts permitted pursuant to the immediately preceding sentence in connection with such refinancing.

(d) For purposes of determining compliance with any U.S. dollar- or Euro-denominated restriction on the incurrence of Indebtedness or Liens or the making of any Restricted Payment or Permitted Investments, the U.S. dollar- or Euro-equivalent principal amount of the relevant Indebtedness, Restricted Payment or Investment denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness or Lien was incurred , in the case of term debt, or first committed, in the case of revolving credit debt or such Restricted Payment or Investment was made; provided that (a) if any such Indebtedness incurred or secured is incurred to Refinance other Indebtedness denominated in another currency, and such Refinancing would cause the applicable U.S. dollar- or Euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar- or Euro- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being

Refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing and (b) Parent may determine any currency exchange rate pursuant to this paragraph at any date no earlier than five Business Days earlier than the relevant date referred to above.

(e) The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

(f) With respect to any Indebtedness, Liens, Restricted Payments or Permitted Investments incurred or made in reliance on a provision that does not require compliance with a financial ratio or test (including, without limitation, any tests based on the Consolidated Total Net Debt Ratio, Consolidated Secured Net Debt Ratio or the Fixed Charge Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any Indebtedness, Liens, or Restricted Payments or Investments incurred or made in reliance on a provision under this Indenture that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the incurrence of the Incurrence-Based Amounts. This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness or Pari Passu Indebtedness as subordinated or junior to any other Senior Indebtedness or Pari Passu Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 1012. Liens. Parent shall not, and shall not permit the Issuers or any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness or any related Guarantee on any asset or property of Parent, the Issuer, the Co-Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except (a) in the case of any property or asset that does not constitute Notes Collateral, (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if the Notes (or the related Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured, and (b) in the case of any property or asset that constitutes Notes Collateral, Permitted Collateral Liens. Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 1012(a)(2) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon (i) the release and discharge of the Lien that gave rise to the obligation to secure the Notes (the “Initial Lien”), (ii) as set forth under Section 1403 or (iii) any sale, exchange or transfer to any Person not an Affiliate of Parent of the property or assets secured by the Initial Lien, or of all of the Capital Stock held by Parent or any Restricted Subsidiary in, or all or substantially all the assets of, any Guarantor creating such Initial Lien.

SECTION 1013. Limitations on Transactions with Affiliates.

(a) Parent shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of €25.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) in the case of an Affiliate Transaction including aggregate payments or consideration in excess of €50.0 million, the Issuers deliver to the Trustee a resolution adopted by the majority of the Board of Directors of Parent approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

(b) The foregoing provisions shall not apply to the following:

(1) (i) transactions between or among Parent or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction and (ii) any merger or consolidation of Parent or any direct or indirect parent of Parent; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Parent and such merger or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by Section 1010 and the definition of “Permitted Investments”;

(3) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees or consultants of Parent, any direct or indirect parent company of Parent or any Restricted Subsidiary;

(4) transactions in which Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5) transactions pursuant to agreements or arrangements in effect on the Issue Date or, on substantially the terms described in the Offering Memorandum or pursuant to the Spin-Off Documents (including the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions) or any amendment, modification or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to Parent, the Issuers and the Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the Issue Date or pursuant to the Spin-Off Documents;

(6) the existence of, or the performance by Parent or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or the Distribution Date (on substantially the terms described in the Offering Memorandum) and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by Parent or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date or the Distribution Date, as applicable, shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect when taken as a whole;

(7) any transaction in the ordinary course of business and otherwise in compliance with the terms of this Indenture that is fair to Parent and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Parent or the senior management thereof, or is on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(8) the issuance or transfer of Equity Interests (other than Disqualified Stock) of Parent and the granting and performance of customary registration rights;

(9) sales of accounts receivable, or participations therein or other transactions, in connection with any Receivables Facility;

(10) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, directors, managers or consultants of Parent, any direct or indirect parent company of Parent or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees, directors, manager or consultants which, in each case, are approved by Parent in good faith;

(11) payments to any future, current or former employee, director, manager, officer, manager or consultant of Parent, any of its Subsidiaries or any direct or indirect parent company of Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment and severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants that are, in each case, approved by Parent in good faith;

(12) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because Parent or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(13) any lease entered into between Parent or any Restricted Subsidiary, as lessee, and any Affiliate of Parent, as lessor, in the ordinary course of business;

(14) intellectual property licenses in the ordinary course of business;

(15) transactions between Parent or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of such Person is also a director of Parent or any other direct or indirect parent of Parent; provided, however, that such director abstains from voting as a director of Parent or such direct or indirect parent of Parent, as the case may be, on any matter involving such other Person;

(16) pledges of Equity Interests of Unrestricted Subsidiaries;

(17) transactions with joint ventures entered into in the ordinary course of business, or approved by a majority of the Board of Directors of Parent;

(18) payments made pursuant to any customary tax consolidation and grouping arrangements; and

(19) transactions contemplated under Section 1011(b)(19).

SECTION 1014. Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to Parent or any Restricted Subsidiary on its Capital Stock or (2) pay any Indebtedness owed to Parent or any Restricted Subsidiary;

(b) make loans or advances to Parent or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to Parent or any Restricted Subsidiary, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date or the Distribution Date, if on substantially the terms described in the Offering Memorandum, including those arising under the Senior Credit Facilities, this Indenture, the Notes and the Guarantees;

(2) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Parent or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(5) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Parent pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 1011 and 1012 that apply only to the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 1011;

(9) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(10) customary provisions contained in agreements and instruments, including but not limited to leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(11) customary provisions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of Parent or any Restricted Subsidiary in any manner material to Parent or such Restricted Subsidiary;

(12) Hedging Obligations;

(13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of Parent, are necessary or advisable to effect in connection with such Receivables Facility; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent’s Board of Directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(d) For purposes of determining compliance with this Section 1014: (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Parent or a Restricted Subsidiary to other Indebtedness incurred by Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 1015. Future Guarantors.

(a) Parent shall cause each of its Restricted Subsidiaries that incurs any Indebtedness, or guarantees the payment of any Indebtedness incurred, pursuant to the Senior Credit Facilities to, within 30 days of such incurrence or guarantee, execute and deliver a supplemental indenture, substantially in the form attached as Exhibit D hereto, to this Indenture providing for a Guarantee by such Restricted Subsidiary, provided that any such Restricted Subsidiary that is incorporated or organized pursuant to the laws of Australia, Ireland, Italy, Japan, Mexico or Slovakia and existed on the Distribution Date shall execute and deliver such supplemental indenture providing for a Guarantee on the same day as it incurs any Indebtedness, or guarantees the payment of any Indebtedness incurred, pursuant to the Senior Credit Facilities. Further, Parent may cause any Restricted Subsidiary to become a Guarantor at its election. This Section 1015 is subject to the Agreed Guaranty and Security Principles.

(b) Any such Guarantee shall be released in accordance with Article Twelve.

(c) In the event that a Restricted Subsidiary becomes a Subsidiary Guarantor pursuant to clause (a) above or a Subsidiary Guarantor is released from its Guarantee pursuant to Section 1208, Issuers will deliver to the Trustee an updated Appendix 3 reflecting such event, within a reasonable time thereafter.

SECTION 1016. Change of Control.

(a) If a Change of Control occurs after the Distribution Date, unless the Issuers have, prior to or concurrently with the time the Issuers are required to make a Change of Control Offer (as defined below), delivered electronically or mailed a redemption notice with respect to all the Outstanding Notes pursuant to Article Four or Eleven, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. No later than 30 days following any Change of Control, the Issuers shall send notice of such Change of Control Offer by first class mail or overnight mail, with a copy to the Trustee sent in the same manner, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of Euroclear and/or Clearstream, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 1016 and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”);

(3) that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4) that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, electronic transmission (in PDF), facsimile transmission or letter (sent in the same manner provided in the Change of Control Offer) setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuers are purchasing less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to €100,000 or an integral multiple of €1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and if applicable, shall state that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuers shall determine that such condition will not be satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9) the other instructions, as determined by us, consistent with this Section 1016, that a Holder must follow.

(b) While the Notes are in global form and the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder shall exercise its option to elect for the purchase of the Notes through the facilities of the Depositary pursuant to Applicable Procedures, subject to its rules and regulations.

(c) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent on or before 10:00 a.m. London Time an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and

(3) deliver, or cause to be delivered, to the Registrar for cancellation the Notes so accepted together with an Officer’s Certificate stating that all Notes or portions thereof have been tendered to and purchased by the Issuers.

(e) In the event that the Issuers make a Change of Control Payment, the Paying Agent shall promptly mail to each Holder of the Notes the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate a new Note (or cause to be transferred by book entry) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. Parent shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f) The Issuers shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchase all such Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of such Change of Control Offer.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the applicable Change of Control Payment in respect of the Second Change of Control Payment Date.

SECTION 1017. Asset Sales.

(a) Parent shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(1) Parent or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis received by Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as reflected on Parent’s most recent consolidated balance sheet, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Parent’s consolidated balance sheet if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Parent) of Parent, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which Parent and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing,

(B) any securities, notes or other obligations or assets received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(C) any Designated Non-cash Consideration received by Parent or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) not to exceed the greater of €50 million and 3.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 365 days after Parent’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale (the “Asset Sale Proceeds Application Period”), Parent or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1) To repay, prepay, purchase, repurchase or redeem any Senior Indebtedness of any Issuer or any Guarantor, or any Indebtedness that would appear as a liability upon a balance sheet of a Restricted Subsidiary that is not a Guarantor (in each case other than Indebtedness owed to Parent or a Restricted Subsidiary); provided, however, that in connection with any repayment, prepayment, purchase, repurchase or redemption of Indebtedness pursuant to this clause (1), Parent or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so repaid, prepaid, purchased, repurchased or redeemed; or

(2) to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Proceeds received by Parent or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Sale and the date of receipt of such Net Proceeds, provided that Parent and its Restricted Subsidiaries shall be deemed to have complied with this clause (2) if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, Parent or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment described in this clause (2) with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, Parent or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; or

(3) any combination of the foregoing.

(c) Within ten Business Days after the date that the balance of any Net Proceeds not invested or applied in the timeframe and as permitted by clauses (1), (2) and (3) of Section 1017(b) (any such Net Proceeds, whether from one or more Asset Sales, “Excess Proceeds”) exceeds €75.0 million, the Issuers shall make an offer to all Holders of the Notes, and, if any Issuer or any Guarantor elects, or is required by the terms of any Senior Indebtedness of Parent or any Guarantor or Indebtedness of any Pari Passu Indebtedness of any such Issuer or Guarantor, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of Notes and such Pari Passu Indebtedness (with respect to the Notes only) in denominations of €100,000 initial principal amount and multiples of €1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. In the event that Parent or a Restricted Subsidiary prepays any Pari Passu Indebtedness that is outstanding under a revolving credit or other committed loan facility pursuant to an Asset Sale Offer, Parent or such Restricted Subsidiary shall cause the related loan commitment to be permanently reduced in an amount equal to the principal amount so prepaid.

The Issuers shall commence an Asset Sale Offer for the Notes by transmitting electronically or by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and, if applicable, Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Asset Sale Offer being effected in advance of being required to do so by this Indenture, the amount of Net Proceeds to be applied in such Asset Sale Offer), the Issuers may use any remaining Excess Proceeds (or such amount offered) in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuers shall determine the aggregate principal amount of Notes to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered, and (in the event the Notes are in definitive form) the Notes to be purchased or repaid will be selected on a pro rata basis based on the accreted value or principal amount of the Notes tendered or by lot or such similar method or (if the Notes are in global form) in accordance with the procedures of Euroclear and/or Clearstream; provided that no Notes of €100,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, and in the case of an Asset Sale Offer being effected in advance of being required to do so by this Indenture, the amount of Net Proceeds to be applied in such Asset Sale Offer shall be excluded in subsequent calculations of Excess Proceeds.

(d) Pending the final application of any Net Proceeds pursuant to this Section 1017, Parent or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise use such Net Proceeds in any manner not prohibited by this Indenture.

(e) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 1018. Suspension of Covenants.

(a) During any period of time following the Distribution Date that: (1) the Notes have Investment Grade Ratings from both Rating Agencies and (2) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), Parent and the Restricted Subsidiaries shall not be subject to the following provisions of this Indenture:

(A) clause (a)(4) of Section 801;

(B) Section 1010;

(C) Section 1011;

(D) Section 1013;

(E) Section 1014;

(F) Section 1015;

(G) Section 1017; and

(H) Section 1019

(collectively, the “Suspended Covenants”). Solely for the purpose of determining the amount of Permitted Liens under Section 1012 during any Suspension Period (as defined below) and without limiting Parent’s or any Restricted Subsidiary’s ability to incur Indebtedness during any Suspension Period, to the extent that calculations in Section 1012 (including the definition of “Permitted Liens”) refer to Section 1011, such calculations shall be made as though Section 1011 remains in effect during the Suspension Period. Upon the occurrence of a Covenant Suspension Event (the date of such occurrence, the “Suspension Date”), the amount of Excess Proceeds shall be set at zero. In the event that Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of Parent or any of its Restricted Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during the Suspension Period, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period). Parent shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Suspension Date or Reversion Date. The Trustee shall have no obligation to monitor or independently determine or verify if such events have occurred or notify the Holders of any Suspension Date or Reversion Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder of Notes upon request.

(b) On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period shall be deemed to have been incurred or issued on the Issue Date, so that it is classified as permitted pursuant to Section 1011(b)(3). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 1010 shall be made as though Section 1010 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 1010(a) and the items specified in Section 1010(a)(C)(i) through (C)(iv) if occurring during the Suspension Period will increase the amount available to be made as Restricted Payments under such section. No Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant Section 1013(b)(6). Any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in Section 1014(a) through (c) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 1014(c)(1).

(c) The Issuers shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any Covenant Suspension Event. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Issuers shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

SECTION 1019. Limitation on Guarantee of Indemnity Agreement. Parent will not, and will not permit any Subsidiary to, directly or indirectly, guarantee any obligation of Garrett ASASCO Inc. pursuant to the Indemnity Documents, unless such guarantee is subordinated in right of payment to the notes and otherwise incurred in compliance with the applicable provisions of this Indenture. Notwithstanding anything to the contrary in this Indenture, any such guarantee of any obligation of Garrett ASASCO Inc. pursuant to the Indemnity Documents shall be on an unsecured basis, and Parent will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures any obligations of Garrett ASASCO Inc. pursuant to the Indemnity Documents.

SECTION 1020. Impairment of Security Interest.

(a) Parent shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the security interest with respect to the Notes Collateral (it being understood that the incurrence of Permitted Collateral Liens, or the confirmation or affirmation of security interests in respect of the Notes Collateral, shall under no circumstances be deemed to materially impair the security interest with respect to the Notes Collateral) for the benefit of the Security Agent, the Trustee and the Holders of the Notes, and the Issuers shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Trustee and the Holders of the Notes and the other beneficiaries described in the Security Documents, any Lien over any of the Notes Collateral provided, that the Issuers and their Restricted Subsidiaries may Incur any Lien over any of the Notes Collateral that is not prohibited by Section 1012, including Permitted Collateral Liens, and the Notes Collateral may be discharged, transferred or released in any circumstances not prohibited by this Indenture, the Intercreditor Agreement or the applicable Security Documents.

(b) Notwithstanding the above, nothing in this covenant shall restrict the discharge and release of any Lien in accordance with this Indenture, the Security Documents and the Intercreditor Agreement. Subject to the foregoing, the Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) add to the Notes Collateral; or (iv) make any other change thereto that does not adversely affect the Holders of the notes in any material respect; provided, however, that, (except where permitted by this Indenture or the Intercreditor Agreement or to effect or facilitate the creation of Permitted Collateral Liens for the benefit of the Security Agent and holders of other Indebtedness incurred in accordance with this Indenture), no Security Document may be amended, extended, renewed, restated or otherwise modified or released, unless contemporaneously with such amendment, extension, renewal, restatement or modification or release, the Issuers deliver to the Security Agent and the Trustee, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Security Agent and the Trustee, from an Independent Financial Advisor or appraiser or investment bank of international standing which confirms the solvency of Parent and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), (2) a certificate from the chief financial officer or the board of directors of the relevant Person which confirms the solvency of the person granting any such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, modification or replacement, or (3) an Opinion of Counsel (subject to any qualifications customary for this type of opinion of counsel), in form and substance reasonably satisfactory to the Trustee and the Security Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Security Document, so amended, extended, renewed, restated, modified or released and replaced are valid and perfected Liens.

(c) In the event that the Issuers and their Restricted Subsidiaries comply with the requirements of this covenant, the Trustee and the Security Agent shall (subject to customary protections and indemnifications and upon receipt of the aforesaid certificates or opinions) consent to such actions without the need for instructions or consent from or notice to the Holders of the Notes.

SECTION 1021. Additional Amounts.

(a) All payments made by or on behalf of the Issuers under or with respect to the Notes or any of the Guarantors under or with respect to any Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by (1) any jurisdiction in which the Issuers or any Guarantor is incorporated, organized or resident or doing or deemed to be doing business for Tax purposes or (2) any jurisdiction from or through which payment is made or deemed to be made by or on behalf of the Issuers or any Guarantor (including the jurisdiction of any Paying Agent) (each such jurisdiction, or any political subdivision thereof or therein, a “Tax Jurisdiction”) is at any time required to be made from any payments made under or with respect to the Notes or any Guarantee, the Issuers or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder after such withholding or deduction (including after any such withholding or deduction from Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over the relevant Holder, if such Holder is an estate, nominee, trust, partnership, limited liability company or corporation) or beneficial owner of a note and the relevant Tax Jurisdiction

(including being a resident, citizen or national of, or engaged in business in, or maintaining a permanent establishment or a dependent agent in, or being physically present in such jurisdiction for Tax purposes), other than any connection arising solely from the acquisition, ownership, holding or disposition of such note, the enforcement of rights under such note or under a Guarantee and/or the receipt of any payments in respect of such note or Guarantee;

(2) any Taxes to the extent such Taxes would not have been imposed but for the presentation of a note for payment (where presentation is required) more than 30 days after the date on which such payment became due and payable or the date on which the relevant payment is first made available for payment to the Holder, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

(3) any estate, inheritance, gift, sales, transfer, value added, use, personal property or similar Taxes;

(4) any Taxes required to be withheld or deducted pursuant to laws enacted by Switzerland providing for Taxes applicable to Swiss resident persons (and certain non-resident persons who fail to provide certification of their non-resident status, as requested by the Swiss Federal Tax Administration) according to principles similar to those in the draft legislation proposed by the Swiss Federal Council on December 17, 2014 (including any such laws that impose withholding or deducting obligations with respect to such Taxes on a person other than the Issuers or the relevant Guarantor, including, without limitation, any Paying Agent);

(5) any Taxes imposed on or with respect to a payment made to a Holder or beneficial owner of Notes who would have been able to avoid such withholding or deduction by presenting the relevant note (where presentation is required) to another available Paying Agent;

(6) any Taxes payable other than by deduction or withholding from payments to a Holder or beneficial owner under, or with respect to, the Notes or with respect to any Guarantee;

(7) any Taxes to the extent such Taxes are imposed by reason of the failure of the Holder or beneficial owner of a note, after a written request by the applicable withholding agent addressed to the Holder, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally eligible to provide such certification or documentation;

(8) any Taxes required by sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (“FATCA”), any current or future Treasury Regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA or any law enacted by such other jurisdiction to give effect to such agreement, or any agreement with the U.S. Internal Revenue Service under FATCA;

(9) any Taxes due under the Luxembourg law dated December 23, 2005 introducing a withholding tax or certain payments made to Luxembourg individual residents;

(10) any payment or deduction on principal, interest or other proceeds of any note on account of imposta sostitutiva pursuant to Italian Legislative Decree No. 239 of April 1, 1996, as amended or supplemented from time to time, or related implementing regulations; or

(11) any combination of items (1) through (10) above.

(b) In addition, no Additional Amounts shall be paid with respect to a Holder who is a fiduciary or a partnership or person other than the sole beneficial owner of a note, to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly.

(c) In addition to the foregoing, an Issuer or Guarantor, as applicable, will also pay and indemnify the Holder for any present or future stamp, issue, registration, transfer, court or documentary Taxes, or any other excise or property Taxes, which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, this Indenture, any Guarantee or any other document referred to therein, or by any jurisdiction on the enforcement of any Notes or any Guarantee except regarding Luxembourg registration duties for any Luxembourg Taxes payable due to a registration, submission or filing by the Holder of any of the Notes, this Indenture, any Guarantee or any other document referred to therein where such registration, submission or filing is or was not required to maintain or preserve the rights of the Holder under the Notes, this Indenture, any Guarantee or any other document referred to therein.

(d) If an Issuer or any Guarantor (if it is the applicable withholding agent), as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Guarantee, such Issuer or Guarantor, as the case may be, will deliver to the Trustee and Paying Agent on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 45 day prior to that payment date, in which case such Issuer or Guarantor shall notify the Trustee and Paying Agent promptly thereafter) an Officer’s Certificate stating that Additional Amounts will be payable, the amount estimated to be so payable and any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to the applicable Holders on the relevant payment date. The Trustee and the Paying Agent shall be entitled to rely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(e) The Issuer, Co-Issuer or relevant Guarantor, as the case may be, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer, Co-Issuer or relevant Guarantor will use its reasonable efforts to obtain Tax receipts from any applicable Tax authority evidencing the payment of any Taxes so deducted or withheld, in such form as provided in the ordinary course by the Tax Jurisdiction and as is reasonably available to the Issuer, Co-Issuer or relevant Guarantor. The Issuer, Co-Issuer or relevant Guarantor will furnish to the Paying Agent (or to a Holder upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made certified copies of Tax receipts evidencing payment by the Issuer, Co-Issuer or relevant Guarantor, as the case may be, attached thereto or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not available, other evidence of payments (reasonably satisfactory to the Paying Agent) by such entity.

(f) Whenever in this Indenture there is mentioned, in any context, the payment of principal, interest or any other amount payable under, or with respect to, any of the Notes or any Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g) The above obligations will survive any termination, defeasance or discharge of this Indenture, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer, Co-Issuer or any Guarantor is incorporated, organized or resident for Tax purposes or any jurisdiction from or through which payment is made by or on behalf of such Person on the Notes or any Guarantee and, in each case, any political subdivision thereof or therein.

ARTICLE ELEVEN

REDEMPTION OF NOTES

SECTION 1101. Right of Redemption. At any time prior to October 15, 2021, the Issuers may redeem all or a part of the Notes, upon notice as set forth in Section 1105, at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. Neither the Trustee nor the Paying Agent shall be responsible for calculating or verifying the Applicable Premium.

On and after October 15, 2021, the Issuers may redeem the Notes, in whole or in part, upon notice as set forth in Section 1105, at the Redemption Prices (expressed as percentages of principal amount of Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2021	103.844%
2022	102.563%
2023	101.281%
2024 and thereafter	100.00%

In addition, until October 15, 2021, the Issuers may, at their option, upon notice as set forth in Section 1105, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a Redemption Price equal to 105.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to Parent; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under this Indenture (including any Additional Notes issued under this Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

SECTION 1102. Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

SECTION 1103. Election to Redeem; Notice to Trustee. In case of any redemption at the election of the Issuers, they shall furnish to the Trustee, five Business Days (or such shorter period agreed to by the Trustee) prior to the date notice is to be given to Holders of such redemption, an Officer’s Certificate stating (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the Redemption Price (or manner of calculation if not then known), (v) such election has been duly authorized by all requisite corporate action on the part of the Issuer, and (vi) complies with any applicable covenants or conditions precedent set forth in this Indenture. Any redemption may be cancelled by the Company upon written notice to the Trustee at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void. If the Redemption Price is not known at the time such notice is to be given, the actual Redemption Price, calculated as described in the terms of the Notes, will be set forth in an Officer’s Certificate delivered to the Trustee and the Paying Agent no later than two Business Days prior to the Redemption Date.

SECTION 1104. Selection of Notes to Be Redeemed. If less than all of any series of the Notes are to be redeemed at any time, the Paying Agent or Registrar will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Paying Agent or Registrar by the Issuer, and in compliance with the requirements of Euroclear and Clearstream, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through Euroclear and Clearstream or Euroclear and Clearstream prescribe no method of selection, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of €100,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of €1,000 shall be redeemed. The Trustee, the Paying Agent and the Registrar shall not be liable for selections made under this Section 1104.

The Trustee or the Registrar will promptly notify the Issuer of, in the case of any Notes selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum amounts of €100,000 and integral multiples of €1,000 in excess thereof, except that if all the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of €1,000 (in excess of €100,000) shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 1105. Notice of Redemption. Notice of redemption shall be given in the manner provided for in Section 107 not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder to be redeemed.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the Redemption Price (or manner of calculation if not then known) and the amount of accrued interest to the Redemption Date payable as provided in Section 1107, if any,

(3) if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of a partial redemption, the principal amounts) of the particular Notes to be redeemed,

(4) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(5) that on the Redemption Date the Redemption Price (and accrued interest, if any, to the Redemption Date payable as provided in Section 1107) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and that, if the redemption occurs, interest thereon will cease to accrue on and after said date,

(6) any condition precedent to the redemption;

(7) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(8) the name and address of the Paying Agent,

(9) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(10) ISIN or “Common Code” number and that no representation is made as to the accuracy or correctness of the ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes, and

(11) the paragraph of the Notes pursuant to which the Notes are to be redeemed.

Notice of redemption of Notes to be redeemed at the election of the Issuers shall be given by the Issuers or, at the Issuers’ request and provision of such notice information five Business Days (unless a shorter notice shall be agreed to by the Trustee) prior to the date notice is to be given, by the Issuers.

Any redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of an Equity Offering, other offering or financing or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time (provided, however, that any redemption date shall not be more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

If any such condition precedent has not been satisfied, the Issuers shall provide written notice to the Trustee prior to the close of business three Business Days prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed as provided in such notice. The Issuers shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

The Issuers and their Affiliates may acquire the Notes by means other than a redemption pursuant to this Article Eleven, whether by tender offer, open market purchases, negotiated transactions or otherwise.

SECTION 1106. Deposit of Redemption Price. Prior to any Redemption Date, the Issuers shall deposit with the Paying Agent (or, if an Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 1107. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable, unless such redemption is conditioned on the happening of a future event, at the Redemption Price therein specified (together with accrued interest to the Redemption Date), and from and after such date (unless the Issuers shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuers at the Redemption Price, together with accrued interest to the Redemption Date and such Notes shall be canceled by the Registrar; provided, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 306.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes, unless such redemption is conditioned on the happening of a future event.

SECTION 1108. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at an office or agency of the Issuers maintained for such purpose pursuant to Section 1002 (with, if the Issuers or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuers duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuers shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

SECTION 1109. [Reserved].

SECTION 1110. Special Mandatory Redemption. (a) If the Spin-Off has not occurred on or prior to the earlier of (i) October 5, 2018 and (ii) the date on which the Issuers notify the Trustee and the Holders of the Notes that Honeywell is no longer pursuing the Spin-Off (any such event being a “Special Mandatory Redemption Event”), then the Issuers will redeem the aggregate principal amount of the notes outstanding on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 100% of the issue price of the notes, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “Special Mandatory Redemption”).

(b) The Issuers will cause a notice of Special Mandatory Redemption to be mailed to the Trustee and mailed, or delivered electronically if held by the common depositary, to the Holders at their registered addresses no later than the Business Day following the Special Mandatory Redemption Event, which shall provide for the redemption of the notes on no later than the fifth Business Day (the “Special Mandatory Redemption Date”) following the date of the applicable Special Mandatory Redemption Event.

(c) Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price of all Notes to be redeemed on the Special Mandatory Redemption Date with the Paying Agent on or before such Special Mandatory Redemption Date, the Notes will cease to bear interest and all rights under the Notes shall terminate (except the obligations of the Issuers and/or the Guarantors pursuant to Section 1021 of this Indenture on such Special Mandatory Redemption Date).

(d) Notice of a Special Mandatory Redemption shall state:

(1) the Special Mandatory Redemption Date;

(2) the Special Mandatory Redemption Price;

(3) that on the Special Mandatory Redemption Date, the Special Mandatory Redemption Price shall become due and payable; and

(4) that the Notes shall cease to bear interest on and after the Special Mandatory Redemption Date.

SECTION 1111. Redemption for Change in Taxes.

(a) The Issuers may redeem the notes, in whole but not in part, at their option upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in Section 1105) and the Trustee, at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to (but excluding) the date fixed by the Issuers for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due or that will become due on or before the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof) if, as a result of (i) any amendment to, or change in, the laws or treaties (or any regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction, which change or amendment becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date), or (ii) any amendment to, or change in, an official written interpretation, administration or application of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is publicly announced and becomes effective on or after the Issue Date (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date), on the next date on which any amount would be payable in respect of the Notes, the Issuers are or would be required to pay Additional Amounts, and the Issuers cannot avoid such payment obligation by taking reasonable measures available to it.

(b) The Issuers will not give notice of redemption earlier than 60 days prior to the earliest date on which the obligation to pay Additional Amounts arises, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the publication or, where relevant, delivery of any notice of redemption of the Notes pursuant to the foregoing, the Issuers will deliver to the Trustee an opinion of independent tax counsel of recognized expertise in the laws of the relevant jurisdiction and satisfactory to the Trustee to the effect that there has been such amendment or change which would entitle the Issuers to redeem the notes hereunder. In addition, before the Issuers publish or send notice of redemption of the notes as described above, they will deliver to the Trustee an Officer’s Certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by the Issuers taking reasonable measures available to them.

(c) The Trustee will accept and shall be entitled to conclusively rely on such Officer’s Certificate and opinion of independent tax counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders. Any notes that are redeemed will be cancelled.

ARTICLE TWELVE

GUARANTEES

SECTION 1201. Guarantees. Subject to this Article Twelve, each Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees the Notes and obligations of the Issuers hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder, that: (1) the principal of (and premium, if any) and interest on the Notes will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject, however, in the case of clauses (1) and (2) above, to the limitation set forth in Section 1204 hereof.

Each Guarantor hereby agrees (to the extent permitted by applicable law) that its obligations hereunder shall be unconditional, irrespective of the validity, illegality or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuers, any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

Each Guarantor hereby waives (to the extent permitted by applicable law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by payment in full of the obligations contained in such Note, this Indenture and such Guarantee. Each Guarantor acknowledges that the Guarantee is a guarantee of payment and performance when due and not of collection. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on such Note, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Guarantee without first proceeding against the Issuers or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the Maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall, to the extent permitted by applicable law, pay to the Trustee for the account of the Holder the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either an Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee on the other hand, (1) subject to this Article Twelve, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five hereof for the purposes of the Guarantee of such Guarantor notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligation as provided in Article Five hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation or reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors, or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Notwithstanding any provisions to the contrary in this Indenture, the obligations and liabilities of the Guarantors under their respective Guarantees shall be limited by the applicable local provisions and laws set forth in Appendix 2 (as may be supplemented pursuant to a supplemental indenture in accordance with this Indenture).

SECTION 1202. Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

SECTION 1203. Restricted Subsidiaries. Parent shall cause any Restricted Subsidiary required to guarantee payment of the Notes pursuant to the terms and provisions of Section 1015 to execute and deliver to the Trustee any amendment or supplement to this Indenture in accordance with the provisions of Article Nine of this Indenture pursuant to which such Restricted Subsidiary shall guarantee all of the obligations on the Notes, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Issuers under any Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including any fees, expenses and indemnities), on an unsecured senior basis. Upon the execution of any such amendment or supplement, the obligations of the Guarantors and any such Restricted Subsidiary under their respective Guarantees shall become joint and several and each reference to the “Guarantor” in this Indenture shall, subject to Section 1208, be deemed to refer to all Guarantors, including such Restricted Subsidiary. Such Guarantee shall be released in accordance with Section 803 and Section 1208.

SECTION 1204. Limitation of Subsidiary Guarantors’ Liability. Each Subsidiary Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the guarantee by each such Subsidiary Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and each such Subsidiary Guarantor hereby irrevocably agree that the obligations of such Subsidiary Guarantor under its Guarantee shall be limited in accordance with any applicable local law limitations including such limitations indicated in Appendix 2 as may be supplemented pursuant to a supplemental indenture in accordance with this Indenture, and shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to this Section 1204, result in the obligations of such Subsidiary Guarantor under its Guarantee constituting such fraudulent transfer or conveyance.

SECTION 1205. Contribution. Subject to the last paragraph of Section 1201, in order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under a Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets (as defined below) of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Issuers’ obligations with respect to the Notes or any other Guarantor’s obligations with respect to the Guarantee of such Guarantor. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of (1) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date and (2) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

SECTION 1206. Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 1201; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

SECTION 1207. Reinstatement. Each Guarantor hereby agrees (and each Person who becomes a Guarantor shall agree) that the Guarantee provided for in Section 1201 shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to an Issuer upon the bankruptcy or insolvency of such Issuer or any Guarantor.

SECTION 1208. Release of a Guarantor. Any Guarantee by a Subsidiary Guarantor of the Notes shall be automatically and unconditionally released and discharged upon:

(1) (A) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer) after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Subsidiary Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture;

(B) the release or discharge of the guarantee by, or direct obligation of, such Subsidiary Guarantor with respect to the Senior Credit Facilities, except a discharge or release by or as a result of payment under such guarantee or direct obligation;

(C) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(D) the exercise of the Legal Defeasance of the Notes under Section 1302 hereof, and the Covenant Defeasance of the Notes under Section 1303 hereof, or if the Issuers’ obligations under this Indenture are discharged in accordance with Section 401 of this Indenture;

(E) the merger or consolidation of any Subsidiary Guarantor with and into the Issuer, the Co-Issuer or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer, the Co-Issuer or another Guarantor;

(F) in accordance with the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement; or

(G) as described under Section 901 or 902; and

(2) The Issuers and such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such release have been complied with.

SECTION 1209. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and from its guarantee and waivers pursuant to its Guarantees under this Article Twelve.

SECTION 1210. Effectiveness of Guarantees.

This Indenture and the Guarantees shall be effective upon its execution and delivery by the parties hereto.

SECTION 1211. Guarantors.

The Guarantors are those entities referred to in Appendix 3.

ARTICLE THIRTEEN

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 1301. Issuers’ Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may, at their option, at any time, with respect to the Notes, elect to have either Section 1302 or Section 1303 be applied to all Outstanding Notes upon compliance with the conditions set forth below in this Article Thirteen.

SECTION 1302. Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 1301 of the option applicable to this Section 1302, each of the Issuers and the Guarantors shall be deemed to have been discharged from its respective obligations with respect to all Outstanding Notes on the date the conditions set forth in Section 1304 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that each of the Issuers and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 1305 and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all its other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, solely out of the trust described in Section 1303, (2) the Issuers’ obligations with respect to such Notes under Sections 303, 304, 305, 1002 and 1003, (3) the rights, powers, trusts, duties and immunities of the Trustee and, as the case may be, the Agents hereunder, and the obligations of each of the Guarantors and the Issuers in connection therewith and (4) this Article Thirteen. Subject to compliance with this Article Thirteen, the Issuers may exercise their option under this Section 1302 notwithstanding the prior exercise of its option under Section 1303 with respect to the Notes.

SECTION 1303. Covenant Defeasance. Upon the Issuers’ exercise under Section 1301 of the option applicable to this Section 1303, each of the Issuers and the Guarantors shall be released from its respective obligations under any covenant contained in Sections 801(a)(4) and (5), 801(b)(4) and (b)(5), 802 and in Sections 1007 and 1009 through and including SECTION 1020 and Article Fourteen with respect to the Outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Issuers or any Guarantor, as applicable, may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default under Sections 501(3) and, with respect to only any Significant Subsidiary and not the Issuers, Section 501(7), but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

SECTION 1304. Conditions to Legal Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 1302 or Section 1303 to the Outstanding Notes:

(1) the Issuers shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 608 who shall agree to comply with the provisions of this Article Thirteen applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the Holders of such Notes; (A) cash in euro, or (B) Government Securities, or (C) a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal of (and premium, if any) and interest on the Outstanding Notes at the Stated Maturity (or Redemption Date, if applicable and so indicated to the Trustee in writing); provided that the Trustee shall have been irrevocably instructed to apply such cash or the proceeds of such Government Securities or combination thereof to said payments with respect to the Notes. Before such a deposit, the Issuers may give to the Trustee, in accordance with Section 1103 hereof, a notice of its election to redeem all of the Outstanding Notes at a future date in accordance with Article Eleven hereof, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. Federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(4) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 1305. Deposited Money and Government Securities To Be Held in Trust Other Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 1003, all cash and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 1305, the “Qualifying Trustee”) pursuant to Section 1304 in respect of the Outstanding Notes shall be held in trust and applied by the Qualifying Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through the Paying Agent as the Qualifying Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, but such money or Government Securities need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Qualifying Trustee against any tax, fee or other charge imposed on or assessed against the Government Securities deposited pursuant to Section 1304 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.

Anything in this Article Thirteen to the contrary notwithstanding, the Qualifying Trustee shall deliver or pay to the Issuers from time to time upon an Issuers’ Request any money or Government Securities held by it as provided in Section 1304 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Qualifying Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance, as applicable, in accordance with this Article.

SECTION 1306. Reinstatement. If the Trustee is unable to apply any money or Government Securities in accordance with Section 1305 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and each Guarantor’s obligations under this Indenture and the Outstanding Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 1302 or 1303, as the case may be, until such time as the Trustee is permitted to apply all such money or Government Securities in accordance with Section 1305; provided that, if the Issuers make any payment of principal of (or premium, if any) or interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee.

ARTICLE FOURTEEN

SECURITY

SECTION 1401. The Notes Collateral

(a) Pursuant to the Security Documents, the Issuers shall grant in favor of the Security Agent, on behalf of and for the benefit of the Holders of the Notes, liens and security interests, on the basis and priority set out in the Intercreditor Agreement and subject to the Agreed Guaranty and Security Principles, over the shares of Garrett LX II S.à r.l. and the receivables owed to the Issuers in respect of the Intercompany Loan (together, the “Notes Collateral”). All Notes Collateral will be subject to the operation of the Agreed Guaranty and Security Principles and Permitted Collateral Liens.

(b) The Notes Collateral may also secure the obligations of the Issuers pursuant to the Senior Credit Facilities and may secure additional Indebtedness (including Additional Notes) permitted to be secured by, and secured subject to the terms and conditions of, this Indenture and the Intercreditor Agreement.

SECTION 1402. Administration of Security and Enforcement of Liens.

(a) The Notes Collateral will be administered by the Security Agent pursuant to the terms of the Security Documents and the Intercreditor Agreement for the benefit of all holders of secured obligations, including the Holders of the Notes, that are secured by the Notes Collateral.

(b) The Trustee, the Security Agent and each Holder of the Notes, by accepting the Notes and the Guarantees, acknowledge that, as more fully set forth in the Security Documents, the Notes Collateral as now or hereafter constituted shall be held for the benefit of all the Holders of the Notes and other secured parties under the Intercreditor Agreement, any Additional Intercreditor Agreement and the other Security Documents, and that the Lien over the Notes Collateral is subject to and qualified and limited in all respects by the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement and actions that may be taken thereunder.

(c) Upon reasonable request of the Trustee or the Security Agent (but without imposing any duty or obligation of any kind on the Trustee or the Security Agent to make any such request), the Issuers and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Article Fourteen.

(d) By accepting a Note, each Holder will be deemed to have:

(1) irrevocably appointed the Security Agent as its agent under the Intercreditor Agreement and the other relevant documents to which it is a party (including, without limitation, the Security Documents);

(2) irrevocably authorized the Security Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement or other documents to which it is a party (including, without limitation, the Security Documents), together with any other incidental rights, power and discretions; and (ii) execute each document, waiver, modification, amendment, renewal or replacement expressed to be executed by the Security Agent; and

(3) accepted the terms and conditions of the Intercreditor Agreement and any Additional Intercreditor Agreement and each Holder of the Notes will also be deemed to have authorized the Trustee and the Security Agent to enter into any such Intercreditor Agreement and Additional Intercreditor Agreement.

SECTION 1403. Release of Liens.

(a) The Liens on the Notes Collateral shall be automatically released, without any action by the Trustee but subject to clause (b) below, and following such release, the Security Agent and, to the extent required or necessary, the Trustee will take any action required to effectuate or evidence any such release of Notes Collateral required by a Security Document, in each case:

(1) upon payment in full of all principal, interest and all other obligations in respect of the Notes issued under this Indenture or discharge or defeasance thereof in accordance with this Indenture;

(2) upon release of a Guarantee of a Guarantor in accordance with this Indenture (and in such case limited to the release of the property and assets and Capital Stock of such Guarantor);

(3) in connection with any disposition of Notes Collateral, directly or indirectly, to (a) any Person other than the Issuers, Parent or any Restricted Subsidiary (but excluding any transaction subject to Article Eight) that is permitted by this Indenture (with respect to the Lien on such Notes Collateral) or (b) the Issuers, Parent or any Restricted Subsidiary consistent with the Intercreditor Agreement;

(4) as described under Section 901;

(5) if the Lien granted in favor of the Senior Credit Facilities or such other Indebtedness that gave rise to the obligation to grant the Lien over such Notes Collateral is released (other than pursuant to the repayment and discharge thereof);

(6) as otherwise provided in the Intercreditor Agreement;

(7) in order to effectuate a merger, consolidation, conveyance or transfer conducted in compliance with Article Eight; and

(8) with respect to assets held by, or the Capital Stock of, any Restricted Subsidiary, in connection with a

(9) solvent liquidation of such Restricted Subsidiary, pursuant to which substantially all of the assets of such Restricted Subsidiary remain owned by an Issuer or a Guarantor.

(b) Each of these automatic releases shall be effected or evidenced by the Security Agent and, to the extent required or necessary, the Trustee without the consent of the Holders of the Notes. Subject to certain exceptions relating to the release of the Notes Collateral in connection with a distressed disposal being effected pursuant to the Intercreditor Agreement, no release of the Notes Collateral shall be effective against the Security Agent, the Trustee or the Holders until the Issuers and the relevant Notes Collateral provider have delivered to the Trustee and the Security Agent an Officer’s Certificate and Opinion of Counsel stating that all requirements and conditions precedent relating to such release have been complied with and that such release has been authorized by, permitted by and made in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Security Documents. The Trustee and the Security Agent will accept and shall be entitled to conclusively rely on such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above.

(c) The Issuers, Parent, Restricted Subsidiaries and any other Notes Collateral provider may also, among other things, without any release or consent by the Trustee or the Security Agent, conduct ordinary course activities with respect to the Notes Collateral, including, without limitation, any action permitted by the Security Documents or the Intercreditor Agreement.

SECTION 1404. Amendments to the Intercreditor Agreement and Additional Intercreditor Agreements.

(a) In connection with the incurrence of any Indebtedness by any Issuer, Parent or any Restricted Subsidiary that is permitted to share in the Notes Collateral (and which the Issuers elect shall share in the Notes Collateral), the Trustee and the Security Agent shall, at the request of the Issuers, enter into with the Issuers, Parent, the relevant Restricted Subsidiaries and the holders of such Indebtedness (or their duly authorized representatives) one or more intercreditor agreements or deeds (including, as applicable, a restatement, replacement, amendment or other modification of the Intercreditor Agreement) (an “Additional Intercreditor Agreement”), on substantially the same terms as the Intercreditor Agreement (or terms that are not materially less favorable to the Holders of the Notes) and substantially similar as applies to sharing of the proceeds of security and enforcement of security, priority and release of security; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or the Security Agent or, in the opinion of the Trustee or the Security Agent, as applicable, adversely affect the rights, duties, liabilities, indemnification or immunities of the Trustee or the Security Agent under this Indenture or the Intercreditor Agreement. In connection with the foregoing, the Issuers shall furnish to the Trustee such documentation in relation thereto as it may reasonably require. As used herein, a reference to the Intercreditor Agreement will also include any Additional Intercreditor Agreement.

(b) In relation to the Intercreditor Agreement, the Trustee shall consent on behalf of the Holders of the Notes to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 1010.

(c) At the written direction of the Issuers and without the consent of Holders of the Notes, the Trustee and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such Intercreditor Agreement that may be incurred by the Issuers, Parent or Restricted Subsidiaries that are subject to any such Intercreditor Agreement (provided that such Indebtedness is incurred in compliance with this Indenture), (3) add Guarantors or other Restricted Subsidiaries to the Intercreditor Agreement, (4) further secure the Notes (including Additional Notes), (5) make provision to implement any Permitted Collateral Liens in accordance with the terms of this Indenture, or (6) make any other change to any such agreement that does not adversely affect the Holders of the Notes in any material respect.

(d) The Issuers may not otherwise direct the Trustee or Security Agent to enter into any amendment to any Intercreditor Agreement without the consent of the Holders of the Notes of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted pursuant to Section 901 or as permitted by the terms of such Intercreditor Agreement, and the Issuers may only direct the Trustee or Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or any Intercreditor Agreement.

(e) Each Holder, by accepting a note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement and any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have authorized the Trustee and the Security Agent to enter into the Intercreditor Agreement and any Additional Intercreditor Agreement on each Holder’s behalf.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

GARRETT MOTION INC.

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: President

GARRETT LX I S.À R.L.

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Class A Manager and Authorized President

GARRETT BORROWING LLC

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Manager

BRH LLC

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Vice President

FRICTION MATERIALS LLC

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Assistant Secretary

(Signature page to Indenture)

GARRETT MOTION HOLDINGS INC.

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: President

GARRETT MOTION LLC

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Manager

GARRETT ASASCO INC.

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: President

GARRETT TRANSPORTATION I INC.

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Vice President

GARRETT TRANSPORTATION SYSTEMS LTD

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Director

(Signature page to Indenture)

GARRETT TRANSPORTATION SYSTEMS UK II LTD

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Director

GARRETT TS LTD

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Director

GARRETT TURBO LTD

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Director

HYMATIC AEROSPACE LIMITED

By:	/s/ Kevin Mogg
Name: Kevin Mogg
Title: Director

HYMATIC INDUSTRIAL PRODUCTS LIMITED

By:	/s/ Asad Ali
Name: Asad Ali
Title: Director

(Signature page to Indenture)

MESL HOLDINGS LIMITED

By:	/s/ John Cain Little
Name: John Cain Little
Title: Director

MESL MICROWAVE LIMITED

By:	/s/ John Cain Little
Name: John Cain Little
Title: Director

THE HYMATIC GROUP LIMITED

By:	/s/ Jonathan Michael Turner
Name: Jonathan Michael Turner
Title: Director

GARRETT LX II S.à r.l.

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Class A Manager and Authorised Signatory

GARRETT LX III S.à r.l.

By:	/s/ Su Ping Lu
Name: Su Ping Lu
Title: Class A Manager and Authorised Signatory

(Signature page to Indenture)

GARRETT HOLDING COMPANY S.à r.l.

By:	/s/ Herwig Vanbeneden
Name: Herwig Vanbeneden
Title: Managing Director

NEW HONEYWELL SWITZERLAND HOLDINGS S.à r.l

By:	/s/ Claudia Schön
Name: Claudia Schön
Title: Managing Director

HONEYWELL TECHNOLOGIES S.à r.l.

By:	/s/ Herwig Vanbeneden
Name: Herwig Vanbeneden
Title: Managing Director

(Signature page to Indenture)

The undersigned agrees to act as Trustee:

DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee

By:	/s/ Robert Bebb
Name: Robert Bebb
Title: Associate Director

By:	/s/ David Contino
Name: David Contino
Title: Associate Director

[Signature page to Indenture]

The undersigned agrees to act as Paying Agent and Security Agent:

DEUTSCHE BANK AG, LONDON BRANCH, as Paying Agent and Security Agent

By:	/s/ Robert Bebb
Name: Robert Bebb
Title: Director

By:	/s/ David Contino
Name: David Contino
Title: Director

(Signature page to Indenture)

The undersigned agrees to act as Registrar and Transfer Agent:

DEUTSCHE BANK LUXEMBOURG S.A., as Registrar and Transfer Agent

By:	/s/ Robert Bebb
Name: Robert Bebb
Title: Attorney

By:	/s/ David Contino
Name: David Contino
Title: Attorney

(Signature page to Indenture)

APPENDIX 1

AGREED GUARANTY AND SECURITY PRINCIPLES

1.	GENERAL PRINCIPLES

1.1

The guarantees and security interests to be provided by any Guarantor not organized in a U.S. jurisdiction or over assets located outside of a U.S. jurisdiction will be given in accordance with certain principles (these “Agreed Guaranty and Security Principles”) set forth in this schedule. This schedule addresses the manner in which these Agreed Guaranty and Security Principles will impact on the guaranties and security interests required to be given in relation to this Indenture.

1.2

These Agreed Guaranty and Security Principles embody recognition by all parties to this Indenture that there may be certain legal and practical difficulties in obtaining effective guaranties and security interests from, or over the shares or equity interests of, the subsidiaries of Parent and the Issuers (such subsidiaries, Parent and the Issuers, collectively, the “Group”) in jurisdictions in which they are organized or conduct business. In particular:

(a)

general applicable law and statutory limitations, regulatory restrictions, financial assistance, capital maintenance, corporate benefit, financial assistance, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalization”, “earnings stripping”, “controlled foreign corporation” and other corporate law or tax restrictions or costs, retention of title claims, “capital maintenance” and “liquidity impairment” laws or regulations (or analogous restrictions), exchange control restrictions and similar principles may limit or delay the ability of a member of the Group to provide a guaranty or security interest or may require that the guaranty or security interest be limited by an amount or otherwise, and if so, the guaranty or security interest will be limited or delayed accordingly;

(b)

the maximum guaranteed or secured amount may be limited as agreed by the Security Agent and the applicable members of the Group in order to minimize stamp duty, notarization, registration or other applicable fees, Taxes and duties on any member of the Group, taking into account the amount of such limit as compared to the fees, Taxes or duties saved;

(c)

it is acknowledged that in certain jurisdictions it may be impossible, impractical or not customary to create security interests over certain categories of assets in which event security interests will not be taken over such assets;

(d)

members of the Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Group or if the same would, as reasonably determined by the relevant members of the Group, conflict with the fiduciary or statutory duties of the directors (or other officers) of the relevant member of the Group or contravene any legal prohibition or regulatory condition, as reasonably determined by the relevant members of the Group, to result in (or in a material risk of) civil or criminal liability on the part of any director (or other officer) of any member of the Group; provided, in each case, however, that the relevant member of the Group shall use commercially reasonable efforts lawfully available to it to overcome any such obstacle;

Appendix 1-1

(e)

all security interests shall be given in favor of the Security Agent and not the Holders individually (with the Security Agent to hold one set of security documents for all the Holders); “Parallel Debt” provisions or similar will be used and contained in the Intercreditor Agreement or in the security documents only where necessary or required under local laws;

(f)

except as specified in Section 1015 of this Indenture, there should be no action required to be taken in relation to the guaranties or security interest when any Holder assigns or transfers or sub-participates any of its participation in the Notes to a new Holder (and, unless explicitly agreed to the contrary in this Indenture, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer by a Holder);

(g)

no guaranty or security interest shall be created or perfected to the extent that it would result in material incremental costs that are disproportionate to the benefit obtained by the beneficiaries of that guaranty or security interest, and where a class of assets to be secured by a member of the Group includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security interest, security will be granted over the material assets only, at a materiality threshold in respect of such assets to be agreed upon by the member of the Group and the Security Agent;

(h)

parties shall take into account any bona fide third party arrangements which are not prohibited by the Indenture and the Notes and which prevent or restrict certain assets from being subject to security; any such assets and any asset where, if such asset were to be subject to the applicable security document, a third party would have the right to terminate or otherwise amend any rights, benefits and/or obligations of any member of the Group in respect of the asset or require any member of the Group to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from any relevant security document, subject to any applicable anti-assignment or other similar override laws;

(i)

certain supervisory board, works council or another external body’s consent or advice may be required to enable a member of the Group to provide a guaranty or security interest; such guaranty and/or security interest shall not be provided until such consent or advice has been received provided that commercially reasonable efforts have been used by the relevant member of the Group to obtain the relevant consent or advice to the extent reasonably practicable and permissible by law, regulation and custom;

(j)	the giving of a guaranty, the granting of security or the perfection of the security granted will not be required if:

Appendix 1-2

(i)

it would have a material adverse effect on the ability of the relevant Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture and the Notes (and will not be required to the extent the grant or creation in any form would cause such material adverse effect); or

(ii)

it would have a material adverse effect on the tax arrangements of the Group or any member of the Group; provided, in each case, that the relevant member of the Group shall use commercially reasonable efforts to overcome any such obstacle; or

(iii)	the guarantor is an investment company under the Investment Company Act of 1940 (or would be such an investment company if it were to provide or maintain a guaranty); and

(k)

any subsidiary of a U.S. Guarantor that is a Controlled Foreign Corporation (as defined in the United States Internal Revenue Code) may not give a guarantee or pledge any of its assets (including shares or equity interests in a subsidiary) as security for an obligation of such U.S. Guarantor that is a United States Person (as defined in the United States Internal Revenue Code). Furthermore, not more than 65% of the total combined voting power of all classes of shares or classes of equity interests entitled to vote of any such subsidiary may be pledged directly or indirectly as security for an obligation of such United States Person. These principles also apply with respect to any entity that becomes a United States Person and/or a Controlled Foreign Corporation following any guarantee or pledge of assets, shares or equity interests. These principles also apply to any relevant provision under any other finance document (including any permitted hedging document).

1.3

These Agreed Guaranty and Security Principles as expressed herein shall not be treated as covenants of any Guarantor and shall not impose any obligations on the Guarantors unless and until such time as any such principle is incorporated into an executed security document.

1.4

“Enforcement Event” means a situation where an Event of Default has occurred and is continuing and a notice of acceleration has been given and not withdrawn by the Security Agent to the Issuers in accordance with this Indenture.

1.5

For the avoidance of doubt, in these Agreed Guaranty and Security Principles, “cost” includes, but is not limited to, income tax cost, registrations taxes payable on the creation or enforcement or for the continuance of any Notes Collateral, stamp duties, out-of-pocket expenses, adverse effects on interest deductibility, notarial costs and other fees and expenses directly incurred in connection with the pledge of collateral by the relevant grantor of Notes Collateral or any of its direct or indirect owners, subsidiaries or affiliates.

2.	TERMS OF SECURITY DOCUMENTS

2.1	The following principles will be reflected in the terms of any non-U.S. jurisdiction security interest taken pursuant to a Non-U.S. Security Document:

(a)	security interests will not be enforceable until an Enforcement Event has occurred and is continuing;

(b)	without prejudice to the rights of the Holders at law, any rights of set off will not be exercisable until an Enforcement Event has occurred and is continuing;

Appendix 1-3

(c)

any representations, warranties or undertakings which are required to be included in any security document shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Indenture, the Notes and the Security Documents the commercial arrangement set out in this Indenture, the Notes, the Intercreditor Agreement and the Security Documents (save to the extent that the applicable local counsel for the Guarantor and the Security Agent mutually agree, each acting reasonably, that it is necessary to include any further provisions (or deviate from those contained in this Indenture, the Notes, the Intercreditor Agreement and the Security Documents) solely in order to protect or preserve the security granted to the Holders or the perfection, validity, enforceability or priority thereof) and shall not otherwise impose new or additional commercial obligations;

(d)

in the security documents there will be no repetition of, substantive deviation from or extension of clauses set out in the this Indenture, the Notes, the Intercreditor Agreement and the Security Documents (or any intercreditor agreement) such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security;

(e)

the Security Agent and the Holders should only be able to exercise any power of attorney granted to them under the security documents following (i) the occurrence of an Enforcement Event or (ii) the failure to comply with a further assurance or perfection obligation within fifteen (15) business days of Parent or the Issuers being notified of such failure by the Security Agent (and any grace period applicable thereto has expired);

(f)

the security documents should not operate so as to prevent transactions that are permitted under this Indenture, the Notes, the Intercreditor Agreement and the Security Documents or to require additional consents or authorizations not otherwise required by this Indenture or these Agreed Guaranty and Security Principles;

(g)	the security documents will not accrue interest on any amount in respect of which interest is accruing under this Indenture;

(h)

where there is material incremental cost involved in creating security, the principle stated at paragraph 1.2(g) above shall apply and, subject to these Agreed Guaranty and Security Principles, a cost/benefit-analysis will be made by the relevant member of the Group and the Security Agent, acting reasonably, in determining whether or not such asset shall be subject to security;

(i)

guaranty limitations under the laws of any applicable jurisdiction may mean that access to the assets of a Guarantor is limited, in which case, any asset security granted by that Guarantor shall secure the guaranty obligations of that Guarantor and so shall be limited to the then outstanding amount of the guaranty;

Appendix 1-4

(j)

no guaranty or security will be required to be given by or over any acquired person or asset (and no consent shall be required to be sought with respect thereto) which are required to support acquired indebtedness to the extent such acquired indebtedness is permitted under this Indenture, the Notes, the Intercreditor Agreement and the Security Documents to remain outstanding after an acquisition. No member of a target group or other entity acquired pursuant to an acquisition not prohibited by this Indenture shall be required to become a Guarantor or grant security with respect to this Indenture, the Notes, the Intercreditor Agreement and the Security Documents if prevented by the terms of the documentation governing that acquired indebtedness or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto;

(k)

no security interest will be granted over parts, stock, moveable plant, inventory, equipment or receivables if creation or perfection of such security interest would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(l)

perfection will not be required in respect of vehicles and other assets, other than mortgaged property or shares or equity interests in companies, in respect of which delivery of certificates of title would be necessary for perfection;

(m)

if there is a conflict between any security document and this Indenture, the Notes, the Intercreditor Agreement or any Security Document then (to the fullest extent permitted by law) the provisions of this Indenture, the Notes, the Intercreditor Agreement or the Security Documents, as applicable, will take priority over the provisions of such security document, and each security document shall contain a clause that states the foregoing principle;

(n)	no security interest will be required in jurisdictions where neither a Guarantor nor any of its material assets is located;

(o)

to the extent possible and subject to any other legal requirement, the documentation in respect of any security granted by any additional Guarantor shall mirror the documentation in respect of the security interest granted by the original Guarantors on the Issue Date, and in respect of the relevant representations, warranties and covenants;

(p)

the provisions of each security document will not be unduly burdensome on the Guarantors or interfere unreasonably with the operation of their business, will be limited to those required by local law, to create, enforce or perfect security or, if applicable, to administer and monitor such security, in each case, in accordance with customary market practices;

(q)

unless granted under a global security document governed by the law of the jurisdiction of a Guarantor or under New York law, all security (other than security over the shares or equity interests in its subsidiaries) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of the relevant Guarantor;

(r)

except with respect to (i) any cash pooling and/or concentration accounts of Honeywell Technologies Sàrl held in Belgium or in Luxembourg (which shall be governed by Belgian law or Luxembourg Law, respectively) and (ii)

Appendix 1-5

intercompany Indebtedness (which shall be pledged and perfected under the law of the jurisdiction that governs such intercompany Indebtedness), no perfection action will be required in jurisdictions other than where the applicable Guarantor is incorporated or organized; and

(s)	the security documents shall provide that any time periods therein relating to perfection steps or deliverables may be extended at the Security Agent’s reasonable discretion.

Appendix 1-6

APPENDIX 2

GUARANTEE LIMITATIONS

Jurisdiction-specific Limitations and Provisions

Guarantee limitation – Australia

Notwithstanding any other provision of this Indenture, the Notes, any Supplemental Indenture (unless this Appendix is expressly modified therein), the Purchase Agreement or any other documents related to the Notes, the parties agree that in respect of a Guarantor incorporated, organized or otherwise formed in Australia (“Australian Guarantor”), the provisions of this Indenture, the Notes, any Supplemental Indenture (unless this Appendix is expressly modified therein), the Purchase Agreement or any other documents related to the Notes and the obligations incurred under them in so far as such obligations would constitute financial assistance by the Australian Guarantor under section 260A of the Australian Corporations Act have no effect in respect of, and do not apply to, any such Australian Guarantor until such time as the steps set out in section 260B of the Australian Corporations Act have been complied with and all statutory periods required under section 260B of the Australian Corporations Act have elapsed.

With respect to an Australian Guarantor, the Trustee’s rights and remedies include refraining from applying or enforcing any other moneys, security or rights held or received or recovered (by set off or otherwise) by the Trustee or any Holder in respect of any amounts, or apply and enforce in such manner and order as it sees fit.

Each Australian Guarantor agrees for the benefit of the Trustee and any Holder that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will indemnify, to the extent permitted by applicable law and subject to the limitations contained herein, as an independent and primary obligation, the Trustee of that Holder immediately on demand against any cost, expense, loss or liability it incurs as a result of an Issuer not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any document related to the Notes on the date when it would have been due. The amount of the cost, expense, loss or liability shall be equal to the amount which the Trustee or that Holder would otherwise have been entitled to recover.

Guarantee limitations – Ireland

Notwithstanding anything to the contrary in this Indenture, the Notes, any Supplemental Indenture (unless this Appendix is expressly modified therein), the Purchase Agreement or any other documents related to the Notes, in the case of any Guarantor incorporated, organized or otherwise formed under the laws of Ireland (an “Irish Guarantor”), the entry by any such Irish Guarantor into a Supplemental Indenture pursuant to which it will be bound by the terms of this Indenture and any Supplemental Indenture, the exercise of its

Appendix 2-1

rights and / or performance of and compliance with its obligations under this Indenture, the Notes and any Supplemental Indenture does not extend to any indebtedness, liabilities or other obligations that would violate or exceed any guaranteeing, borrowing or other power or restriction granted or imposed by any law to which the Irish Guarantor is subject including, without prejudice to the generality of the foregoing, Section 82 and Section 239 of the Irish Companies Act 2014 (as amended).

Guarantee limitations – Italy

Notwithstanding anything to the contrary in this Indenture, the Notes, any Supplemental Indenture (unless this Appendix is expressly modified therein), the Purchase Agreement or any other documents related to the Notes, the obligations and liabilities of any Guarantor incorporated under the laws of Italy (the “Italian Guarantor”) under the provisions of this Indenture, the Notes, any Supplemental Indenture (unless this Appendix is expressly modified), the Purchase Agreement or any other documents related to the Notes to which it is a party, shall not:

(i)

include or guarantee any obligations or liabilities to the extent that such inclusion would result in unlawful financial assistance within the meaning of Article 2358 or Article 2474 (as the case may be) of the Italian Civil Code;

(ii)

exceed, at any time, the maximum amount permitted under the provisions of Law No. 108/1996 or breach the terms of Article 1283 of the Italian Civil Code or any other mandatory law or regulation on usury practices or capitalization of interests (in each case, to the extent applicable);

(iii)

exceed, at any time, the higher of (A) Euro 3,500,000 (or the equivalent in any other currency) and (B) an amount equal to, at the time demand of payment to such Italian Guarantor is made, the aggregate outstanding amount of all loans or advances made to such Italian Guarantor or any of its direct or indirect subsidiaries by the Issuers or their Subsidiaries (other than such Italian Guarantor and its Subsidiaries) directly or indirectly with the proceeds of the Notes; and

(iv)

without prejudice to paragraph (iii) above, in any case, for the purpose of Article 1938 of the Italian Civil Code, exceed, at any time, an amount equal to 120% of the aggregate principal amount of the Notes on the Issue Date.

Guarantee limitation – Japan

Notwithstanding anything to the contrary in this Indenture, the Notes, any Supplemental Indenture (unless this Appendix is expressly modified therein), the Purchase Agreement or any other documents related to the Notes, the parties agree that in respect of a Guarantor incorporated, organized or otherwise formed in Japan (“Japanese Guarantor”), the validity or enforceability of a guarantee issued by a Japanese Guarantor may be limited by applicable insolvency proceedings with respect to avoidance.

Appendix 2-2

Guarantee limitation – Luxembourg

(a) Notwithstanding anything to the contrary in this Indenture, the Notes, any Supplemental Indenture (unless this Appendix is expressly modified therein), the Purchase Agreement or any other documents related to the Notes, the aggregate obligations and liabilities of any Guarantor incorporated, organized or otherwise formed in Luxembourg under this Indenture for the obligations of any other Guarantor in which the relevant Guarantor has no direct or indirect equity interest, shall be limited at any time to a maximum amount not exceeding ninety-five per cent (95%) of the sum of such Guarantor’s “capitaux propres” (as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Law of 19 December 2002 on the register of commerce and companies and the accounting and annual accounts of undertakings, as amended) (the “Own Funds”) and such Guarantor’s debt which is subordinated in right of payment (whether generally of specifically) to any claim of any Holder under any documents related to the Notes (the “Lux Subordinated Debt”), as determined on the basis of the then latest available annual accounts of such Guarantor duly established in accordance with applicable accounting rules, as at the date on which the guarantee under this Indenture is called.

(b) Where for the purpose of the above determination, no duly drawn up annual accounts are available for the relevant reference period (which, for the avoidance of doubt, includes a situation where, in respect of the determination to be made under (a) above, no final annual accounts have been drawn up in due time in respect of the then most recently ended financial year) the relevant Guarantor shall, promptly, establish unaudited interim accounts (as of the date of the end of the then most recent financial quarter) or annual accounts (as applicable) duly established in accordance with applicable accounting rules, pursuant to which the relevant Guarantor’s Own Funds and Lux Subordinated Debt will be determined. If the relevant Guarantor fails to provide such unaudited interim accounts or annual accounts (as applicable) within 30 Business Days as from the request of the Trustee, the Trustee may appoint an independent auditor (réviseur d’entreprises agréé) or an independent reputable investment bank which shall undertake the determination of the relevant Guarantor’s Own Funds and Lux Subordinated Debt. In order to prepare such determination, the independent auditor (réviseur d’entreprises agréé) or the independent reputable investment bank shall take into consideration such available elements and facts at such time, including without limitation, the latest annual accounts of such Guarantor and any entities in which it has a direct or indirect equity interest, any recent valuation of the assets of such Guarantor and any entities in which it has a direct or indirect equity interest (if available), the market value of the assets of such Guarantor and any entities in which it has a direct or indirect equity interest as if sold between a willing buyer and a willing seller as a going concern using a standard market multi criteria approach combining market multiples, book value, discounted cash flow or comparable public transaction of which the price is known (taking into account circumstances at the time of the valuation and making all necessary adjustments to the assumption being used) and acting in a reasonable manner.

Appendix 2-3

(c) The above limitation shall not apply to (i) any amounts received further to the issuance of the Notes by such Guarantor or any entity in which it has a direct or indirect equity interest and (ii) for the avoidance of doubt, any Security Documents.

(d) It is not required to make any Luxembourg deduction or withholding of or on account of tax from any payment the Issuer may make under this Guarantee, unless required by law.

(e) It is not necessary that this Guarantee be filed, recorded or enrolled with any Luxembourg court or other Luxembourg authority, and any Luxembourg stamp, registration or similar tax be paid on or in relation to this Guarantee except where the Guarantee is (i) voluntarily presented to the Luxembourg registration formalities or (ii) appended to a document that requires mandatory registration in Luxembourg.

Guarantee limitations – Mexico

The Notes offered hereby will be guaranteed by certain Mexican subsidiaries of Parent (“Mexican Guarantors”). The guarantees of the Mexican Guarantors provide a basis for a direct claim against them; however, notwithstanding anything to the contrary in this Indenture, the Notes, any Supplemental Indenture (unless this Appendix is expressly modified therein), the Purchase Agreement or any other documents related to the Notes, it is possible that the enforceability of the guarantees of these Mexican Guarantors may be limited under Mexican Insolvency Law (Ley de Concursos Mercantiles), to the extent the applicable guarantee may be deemed to constitute a fraudulent conveyance.

In case of any suit brought before Mexican courts, Mexican courts will apply Mexican Procedure Law even if the parties to the guaranty documents have selected other laws to govern such documents. In the event that proceedings are brought in Mexico seeking performance of any obligations of any Mexican Guarantor in Mexico, any such Guarantor may discharge its obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange prevailing in Mexico on the date when payment is made.

Covenants and other agreements to perform an act other than payment of money and covenants and other agreements not to perform an act are not specifically enforceable in Mexico, although any breach thereof would give rise to an action for money damages. Covenants which purport to bind a Mexican Guarantor entity on matters reserved by law to shareholders, or which purport to bind shareholders to vote or refrain from voting their shares issued by an Issuer and/or any Guarantor may not be enforceable through specific performance.

Guarantee limitations – Switzerland

Notwithstanding anything to the contrary in this Indenture, the Notes, any Supplemental Indenture (unless this Appendix is expressly modified therein), the Purchase Agreement or any other documents related to the Notes, the obligations of a Guarantor incorporated, organized or otherwise formed in Switzerland (a “Swiss Guarantor”) and the rights of the Trustee under this Indenture are subject to the following limitations:

Appendix 2-4

(a) If and to the extent the obligations assumed by the Swiss Guarantor under this Indenture guarantee obligations of its (direct or indirect) parent company (upstream guarantee/security) or its sister companies (cross-stream guarantee/security) (the “Upstream or Cross-Stream Secured Obligations”) and if and to the extent payments under this Indenture to discharge the Upstream or Cross-Stream Secured Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Swiss Guarantor or would otherwise be restricted under Swiss law and practice then applicable, the payments under this Indenture shall be limited to the maximum amount of the Swiss Guarantor’s freely disposable shareholder equity at the time it becomes liable or at the time of enforcement, including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time; provided, further, that such limitation shall not free the Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance or discharge is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the Swiss Guarantor on the basis of an interim audited balance sheet as of that time.

(b) In respect of Upstream or Cross-Stream Secured Obligations, at the time it is required to make a payment under this Indenture, the Swiss Guarantor shall, if and to the extent required by applicable law (including tax treaties) in force at the relevant time:

(i) procure that such payments can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of Swiss withholding tax by discharging the liability to such tax by notification pursuant to applicable law rather than payment of the tax;

(ii) if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct the Swiss Withholding Tax at such rate (currently 35% at the date of this Indenture) as is in force from time to time from any such payment used to discharge Upstream or Cross-Stream Secured Obligations; or deduct Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) above applies for a part of Swiss Withholding Tax only, and pay, without delay, any such tax deducted to the Swiss federal tax administration;

(iii) promptly notify the Trustee in writing that such notification or, as the case may be, deduction has been made, and provide the Trustee with evidence that such notification to the Swiss federal tax administration has been made or, as the case may be, such tax deducted have been paid to the Swiss federal tax administration; and

Appendix 2-5

(iv) in the case of a deduction of Swiss withholding tax, use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment , will, as soon as possible after such deduction,

(A) request a refund of the Swiss withholding tax under applicable law (including tax treaties), and

(B) pay to the Trustee upon receipt any amount so refunded.

(c) To the extent the Swiss Guarantor is required to deduct Swiss withholding tax pursuant to this Indenture, and if the Maximum Amount is not fully utilized, the Swiss Guarantor will be required to pay an additional amount so that after making any required deduction of Swiss withholding tax the aggregate net amount paid to the Trustee is equal to the amount which would have been paid if no deduction of Swiss withholding tax had been required, provided that the aggregate amount paid (including the additional amount) shall in any event be limited to the Maximum Amount.

(d) The Swiss Guarantor and any holding company of the Swiss Guarantor which is a party to this Indenture shall procure that the Swiss Guarantor will promptly take and promptly cause to be taken all and any action as soon as reasonably practicable but in any event within 30 Business Days from the request of the Trustee, including, without limitation, the following:

(i) the passing of any shareholders’ resolutions to approve the payment or other performance under this Indenture which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of this;

(ii) preparation of up-to-date audited balance sheet of the Swiss Guarantor;

(iii) confirmation of the auditors of the Swiss Guarantor that the relevant amount represents the Maximum Amount;

(iv) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v) revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(vi) to the extent permitted by applicable law, Swiss accounting standards and this Indenture or the Notes, (i) write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig), and (ii) reduce its share capital to the minimum allowed under then applicable law, provided that such steps are permitted under the this Indenture or the Notes; and

Appendix 2-6

(vii) all such other measures necessary or useful to allow the Trustee to use payments by the Swiss as agreed under this Indenture with a minimum of limitations.

(e) The limitations and procedures of this Appendix shall also apply to any other obligation of a Swiss Guarantor under this Indenture, the Notes, or any document related to the Indenture, to grant economic benefits to its (direct or indirect) parent company or its sister companies, including, for the avoidance of doubt, any joint liability, any indemnity, any waiver of set-off or subrogation rights or any subordination or waiver of intra-group claims.

[Remainder of Page Intentionally Left Blank]

Appendix 2-7

APPENDIX 3

GUARANTORS

Guarantor	Jurisdiction of Organization
Garrett Motion Inc.	Delaware
BRH LLC	Delaware
Friction Materials LLC	Delaware
Garrett Motion Holdings Inc.	Delaware
GARRETT MOTION LLC	Delaware
Garrett ASASCO Inc.	Delaware
Garrett Transportation I Inc.	Delaware
GARRETT LX II S.à r.l.	Luxembourg
GARRETT LX III S.à r.l.	Luxembourg
Garrett Holding Company Sàrl	Switzerland
New Honeywell Switzerland Holdings Sàrl	Switzerland
Honeywell Technologies Sàrl	Switzerland
GARRETT TRANSPORTATION SYSTEMS LTD	England and Wales
GARRETT TRANSPORTATION SYSTEMS UK II LTD	England and Wales
GARRETT TS LTD	England and Wales
GARRETT TURBO LTD	England and Wales
Hymatic Aerospace Limited	England and Wales
HYMATIC INDUSTRIAL PRODUCTS LIMITED	England and Wales
MESL HOLDINGS LIMITED	England and Wales
MESL Microwave Limited	England and Wales
The Hymatic Group Limited	England and Wales

Appendix 3-1

Appendix 4

1.	THE SECURITY AGENT

1.1	Instructions

(a)

The Security Agent shall subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by Trustee and not be liable for any act (or omission) if it so acts (or refrains from acting).

(b)

The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Trustee as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)

Any instructions given to the Security Agent by the Trustee shall override any conflicting instructions given by any other parties and will be binding on the Trustee, the Holders of the Notes and other secured parties.

(d)

Paragraph (a) above shall not apply in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent including, without limitation, paragraph 1.4 (No duty to account) to paragraph 1.9 (Exclusion of liability), paragraph 1.11 (Confidentiality) to paragraph 1.16 (Delegation).

(e)

The Security Agent may refrain from acting in accordance with any instructions of the Trustee until it has received any indemnification and/or security and/or pre-funding that it may in its discretion require (which may be greater in extent than that contained in this Indenture the Intercreditor Agreement, any Senior Subordinated Priority Collateral Document (as defined in the Intercreditor Agreement) or any Senior Subordinated Priority Debt Document (as defined in the Intercreditor Agreement) and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(f)	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

Appendix 4-1

1.2	Duties

(a)

The Security Agent’s duties under this Indenture, the Intercreditor Agreement and the Senior Subordinated Priority Collateral Documents and the Senior Subordinated Priority Debt Documents are solely mechanical and administrative in nature.

(b)

The Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Indenture, the Intercreditor Agreement and the Senior Subordinated Priority Collateral Documents and the Senior Subordinated Priority Debt Documents to which it is expressed to be a party (and no others shall be implied).

1.3	No fiduciary duties

Nothing in this Indenture, the Intercreditor Agreement, any Senior Subordinated Priority Collateral Document or any Senior Subordinated Priority Debt Document constitutes the Security Agent, in its capacity as such, as an agent, trustee or fiduciary of any other party to this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents or the Senior Subordinated Priority Debt Documents.

1.4	No duty to account

The Security Agent shall not be bound to account to any Holder of the Notes or other secured party or any other person for any sum or the profit element of any sum received by it for its own account.

1.5	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Issuers and the Guarantors or any member of the Group (as defined in Appendix 1 to this Indenture).

1.6	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)

any instructions received by it from the Trustee are duly given in accordance with the terms of this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and the Senior Subordinated Priority Debt Documents;

Appendix 4-2

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)

if it receives any instructions to act in relation to the Security Assets and/or Pledged Claims (as defined in the Security Documents) (as the case may be), that all applicable conditions under this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and the Senior Subordinated Priority Debt Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent may assume (unless it has received notice in writing to the contrary in its capacity as Security Agent) that:

(i)	no Event of Default has occurred; and

(ii)

any right, power, authority or discretion vested in any party hereto, any party to any of the Indenture, Intercreditor Agreement, Senior Subordinated Priority Collateral Documents or Senior Subordinated Priority Debt Documents or any other person has not been exercised.

(c)

The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors, auditors, bankers or other professional advisers or experts and may rely on such advice or services (whether or not obtained by the Security Agent) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(d)

The Security Agent and any delegate may act in relation to this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and the Senior Subordinated Priority Debt Documents and the Security Assets and/or Pledged Claims) (as the case may be) through its officers, employees and agents and shall not:

Appendix 4-3

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s, or delegate’s gross negligence or wilful misconduct.

(e)

Notwithstanding any other provision of this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(f)

Notwithstanding any provision of this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

1.7	No responsibility for documentation

Neither the Security Agent nor any delegate shall be responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, the Issuers or any member of the Group or any other person in or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or the transactions contemplated in this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents; or

Appendix 4-4

(b)

the legality, validity, effectiveness, adequacy or enforceability of this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents, the Security Assets and/or Pledged Claims or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or the Security Assets and/or Pledged Claims.

1.8	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Event Default has occurred;

(b)

as to the performance, default or any breach by any party of its obligations under this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents; or

(c)

whether any other event specified in this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents has occurred.

1.9	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of the Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents excluding or limiting the liability of the Security Agent or any delegate), neither the Security Agent nor any delegate will be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or the Security Assets or Pledged Claims unless directly caused by its gross negligence or wilful misconduct;

Appendix 4-5

(ii)

exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or the Security Assets or Pledged Claims or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or the Security Assets or Pledged Claims;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Assets or Pledged Claims; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No party to this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents (other than the Security Agent or that delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent or a delegate in respect of any claim it might have against the Security Agent or a delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or the Security Assets and/or Pledged Claims.

Appendix 4-6

(c)

Without prejudice to any provision of this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents excluding or limiting the liability of the Security Agent or delegate, any liability of the Security Agent or delegate arising under or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or the Security Assets and/or Pledged Claims shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent or delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent or delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent or any delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent or delegate (as the case may be) has been advised of the possibility of such loss or damages.

1.10	Resignation

(a)	The Security Agent may resign and appoint one of its affiliates as successor by giving notice to the Issuers and the Trustee.

(b)	Alternatively the Security Agent may resign by giving 30 days’ notice to the Issuers and the Trustee, in which case the Issuers shall appoint a successor Security Agent.

(c)

If the Issuers have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the relevant retiring Security Agent (after consultation with the Trustee) may appoint a successor Security Agent.

(d)

The retiring Security Agent shall at the cost and expense of the Issuers make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent.

Appendix 4-7

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Security Assets and Pledged Claims to that successor.

(f)

Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents but shall remain entitled to the benefit of this paragraph 1.10 (Resignation of Security Agent) and Section 607(3) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other parties to this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original party thereto.

(g)	The Trustee may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above.

1.11	Confidentiality

(a)

In acting as security agent for the Holders and the other secured parties, the Security Agent shall be regarded as acting through its security agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

Appendix 4-8

1.12	Credit appraisal

The Security Agent shall not be responsible for, or for making any appraisal or investigation of any risks arising under or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents including but not limited to:

(a)	the financial condition, status and nature of the Issuers and each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents, the Security Assets and/or Pledged Claims and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or the Security Assets and/or Pledged Claims;

(c)

whether any Holder or other secured party or any other person has recourse, and the nature and extent of that recourse, against the Issuers, any member of the Group or any person or any of its respective assets under or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or the Security Assets and/or Pledged Claims, the transactions contemplated by this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or the Security Assets and/or Pledged Claims;

(d)

the adequacy, accuracy or completeness of any information provided by the Security Agent or any party or person under or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents, the transactions contemplated by this Indenture the Intercreditor Agreement, the Senior Subordinated Priority Collateral

Appendix 4-9

Documents and/or the Senior Subordinated Priority Debt Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Security Assets and/or Pledged Claims, the priority of any security or the existence of any security affecting the Security Assets and/or Pledged Claims.

1.13	No responsibility to perfect

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of the Issuers or any member of the Group to any of the Security Assets and/or Pledged Claims;

(b)

obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or any security in connection therewith;

(c)

register, file or record or otherwise protect any security (or the priority of any security) under any law or regulation or to give notice to any person of the execution of this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents or of any security in connection therewith;

(d)

take, or to require the Issuers or any member of the Group to take, any step to perfect its title to any of the Security Assets and/or Pledged Claims or to render any security effective or to secure the creation of any ancillary security under any law or regulation; or

(e)	require any further assurance in relation to this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents.

Appendix 4-10

1.14	Insurance

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Assets and/or Pledged Claims;

(ii)	to require any other person to maintain any insurance; or

(iii)

to verify any obligation to arrange or maintain insurance contained in this Indenture, the Intercreditor Agreement, the Senior Subordinated Priority Collateral Documents and/or the Senior Subordinated Priority Debt Documents,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Trustee requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

1.15	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Indenture or any document and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Indenture or be bound to supervise the proceedings or acts of any person.

1.16	Delegation

(a)

The Security Agent and any delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent or that delegate (as the case may be) may, in its discretion, think fit in the interests of the Holders or other secured parties.

(c)

Neither the Security Agent, nor any delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

Appendix 4-11

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Appendix 4-1

ISIN: [●]

Common Code: [●]

CUSIP: [●]

GARRETT LX I S.À R.L.

GARRETT BORROWING LLC

GLOBAL NOTE

5.125% Senior Notes due 2026

No. [R-1]	[S-1]

Garrett LX I S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B225642 (the “Issuer”) and Garrett Borrowing LLC, a Delaware limited liability company (the “Co-Issuer” and together with the Issuer, the “Issuers”), jointly and severally, promise to pay to [                    ], or registered assigns, the principal sum [or such greater or lesser amount as may be indicated on the Schedule of Exchange of Interests in the Global Note attached hereto]1 of EUR €[●] on October 15, 2026.

Interest Payment Dates: April 15 and October 15.

Record Dates: [April 1 and October 1.]2 [Each payment in respect of the global notes will be made to the person shown as the holder of the notes in the register at the close of business (of the relevant clearing system) on the Clearing System Business Day before the due date for such payments, where “Clearing System Business Day” means a weekday (Monday to Friday, inclusive) except December 25 and January 1.]3

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert for Global Note.
[2]	Insert for Definitive Note.
[3]	Insert for Global Note.

Appendix 4-2

GARRETT LX I S.À R.L.

By:
Name:
Title:

GARRETT BORROWING LLC

By:
Name:
Title:

Appendix 4-3

CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee

By:	DEUTSCHE BANK LUXEMBOURG S.A., as Authenticating Agent (not in its individual capacity but solely as Authenticating Agent duly appointed by the Trustee under the Indenture)

By:
Name:
Title:

By:
Name:
Title:

Appendix 4-4

[FORM OF REVERSE SIDE OF NOTE]

5.125% Senior Note Due 2026

1. Principal and Interest.

The Issuers will pay the principal of this Note on October 15, 2026.

The Issuers promise to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate of 5.125% per annum (subject to adjustment as provided below).

Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 27, 2018; provided that, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date.

The Issuers shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum equal to the rate of interest applicable to the Notes.

2. Method of Payment.

The Issuers will pay interest (except Defaulted Interest) on the principal amount of the Notes on each April 15 and October 15 (commencing on April 15, 2019) [to the Persons who are Holders (as reflected in the Note Register at the close of business on April 1 and October 1 immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such Regular Record Date;]4 [to the person shown as the Holder of the Notes in the register at the close of business (of the relevant clearing system) on the Clearing System Business Day before the due date for such payments, where “Clearing System Business Day” means a weekday (Monday to Friday, inclusive) except December 25 and January 1;]5; provided that, with respect to the payment of principal, the Issuers will make payment to the Holder that surrenders this Note to any Paying Agent on or after October 15, 2026. Interest will be computed on the basis of a 360-day year of twelve 30-day months, and calculated by applying the interest rate to the aggregate principal outstanding amount of the notes.

The Issuers will pay principal (and premium, if any) and interest in euros. However, if the Notes are in definitive form and the Issuers act as their own paying agent the Issuers may pay principal (and premium, if any) and interest by its check payable in such money. The Paying Agent will pay interest on the Notes by wire transfer to an account maintained by the payee. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

[4]	Insert for Definitive Note.
[5]	Insert for Global Note.

Appendix 4-5

3. Paying Agent, Transfer Agent and Registrar.

The Issuers initially appoint Deutsche Bank AG, London Branch as Paying Agent and Deutsche Bank Luxembourg S.A. as Registrar and Transfer Agent. The Issuers may change any Paying Agent, Transfer Agent or Registrar upon written notice thereto. The Issuers, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Transfer Agent, Registrar.

4. Indenture.

This Note is issued pursuant to, and subject to the terms of, the Indenture dated as of September 27, 2018 (the “Indenture”), among the Issuers, the Guarantors, the Trustee and the Agents. Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

5. Redemption.

Optional Redemption. At any time prior to October 15, 2021, the Issuers may redeem all or a part of the Notes, upon written notice as described in Section 1105 of the Indenture, at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. Neither the Trustee nor the Paying Agent will be responsible for calculating or verifying the Applicable Premium.

On and after October 15, 2021, the Issuers may redeem the Notes, in whole or in part, upon notice as described in Section 1105 of the Indenture, at the Redemption Prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2021	103.844%
2022	102.563%
2023	101.281%
2024 and thereafter	100.000%

Appendix 4-6

In addition, until October 15, 2021, the Issuers may, at their option, upon notice as described in Section 1105 of the Indenture, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a Redemption Price equal to 105.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of notes to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to Parent; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture (including any Additional Notes issued under the Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

6. Repurchase upon a Change of Control and Asset Sales.

Upon the occurrence of (a) a Change of Control, the Holders of the Notes will have the right to require that the Issuers purchase such Holder’s outstanding Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase and (b) Asset Sales, the Issuers may be obligated to make offers to purchase Notes and Senior Indebtedness of the Issuers with a portion of the Net Proceeds of such Asset Sales at a Redemption Price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

7. Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an Interest Payment Date.

8. Persons Deemed Owners.

A registered Holder may be treated as the owner of a Note for all purposes.

9. Unclaimed Money.

If money for the payment of principal (premium, if any) or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Issuers at their written request. After that, Holders entitled to the money must look to the Issuers for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

Appendix 4-7

10. Discharge and Defeasance Prior to Redemption or Maturity.

If the Issuers irrevocably deposit, or cause to be deposited, with the Trustee money or Government Securities sufficient to pay the then outstanding principal of (premium, if any) and accrued interest on the Notes (a) to the Redemption Date or Maturity Date, the Issuers will be discharged from its obligations under the Indenture and the Notes, except in certain circumstances for certain covenants thereof, and (b) to the Stated Maturity, the Issuers will be discharged from certain covenants set forth in the Indenture.

11. Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency and make any change that does not adversely affect the rights of any Holder.

12. Restrictive Covenants.

The Indenture contains certain covenants, including covenants with respect to the following matters: (i) Restricted Payments; (ii) Incurrence of Indebtedness and Issuance of Disqualified Stock; (iii) Liens; (iv) transactions with Affiliates; (v) dividend and other payment restrictions affecting Restricted Subsidiaries; (vi) guarantees of Indebtedness by Restricted Subsidiaries; (vii) mergers, consolidations and certain transfers of assets; (viii) purchase of Notes upon a Change in Control; and (ix) use of proceeds of Asset Sales. Within 120 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year, the Issuers must report to the Trustee on compliance with such limitations.

13. Successor Persons.

When a successor Person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor Person will be released from those obligations.

Appendix 4-8

14. Remedies for Events of Default.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may, and the Trustee at the request of such Holders shall (subject to being indemnified, secured and/or prefunded to its satisfaction), declare all the Notes to be immediately due and payable. If a bankruptcy or insolvency default with respect to the Issuers or Parent occurs and is continuing, the Notes automatically become immediately due and payable. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered indemnity, security and/or prefunding against any loss, liability or expense satisfactory to the Trustee. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

15. Guarantees.

The Issuers’ obligations under the Notes are fully, irrevocably and unconditionally guaranteed on a senior unsecured basis, to the extent set forth in the Indenture, by each of the Guarantors.

16. Trustee Dealings with Issuers.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for, and otherwise deal with, the Issuers and their Affiliates as if it were not the Trustee.

17. Authentication.

This Note shall not be valid until the Trustee manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

19. CUSIP, ISIN and/or “Common Code” Numbers.

The Issuers have caused CUSIP, ISIN and/or “Common Code” numbers to be printed on the Notes and may use CUSIP, ISIN and/or “Common Code” numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

Appendix 4-9

20. Governing Law.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT IN EACH CASE SITTING IN NEW YORK COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE INDENTURE.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to [Garrett Motion Inc., Zone d’Activités La Oièce 16, 1180, Rolle, Switzerland].

Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Indenture.

Appendix 4-10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint          as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:                               Your Signature:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuers or any “Affiliate” of the Issuers within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

☐	to the Issuer; or

☐	(1) to the Registrar for registration in the name of the Holder, without transfer; or

☐	(2) pursuant to an effective registration statement under the Securities Act; or

☐

(3)   inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

☐	(4) outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act; or

☐	(5) pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

Appendix 4-11

☐

(6)   to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements relating to the transfer of this Note (the form of which can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Notes less than €250,000, an opinion of counsel acceptable to the Issuers that such transfer is in compliance with the Securities Act.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, that if box (4) is checked, the Registrar shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature must be guaranteed signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Appendix 4-12

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Notice: To be executed by an executive officer

By:
Name:
Title:

Appendix 4-13

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 1016 or 1017 of the Indenture, check the box:  ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 1016 or 1017 of the Indenture, state the amount in principal amount: €

Date: Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Appendix 4-14

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is €                    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal Amount	Amount of increase in principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase

*	This schedule should be included only if the Note is issued in global form.

Appendix 4-15

EXHIBIT B

Form of Certificate of Transfer

[Garrett Motion Inc.

Zone d’Activités La Oièce 16, 1180

Rolle

Switzerland]

Deutsche Bank Luxembourg S.A.

2 boulevard Konrad Adenauer

L-1115 Luxembourg

Attention: Lux Registrar

Facsimile: +352 47 136

E-mail: tss-gds.eur@db.com

Ladies and Gentlemen:

This certificate is delivered to request a transfer of €                     principal amount of the 5.125% Senior Notes Due 2021 (the “Notes”) of Garrett LX I S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B225642 (the “Issuer”) and Garrett Borrowing LLC, a Delaware limited liability company (the “Co-Issuer” and together with the Issuer, the “Issuers”).

                                      (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €                     in such Note[s] or interests (the “Transfer”), to                              (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) [ ] such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) [ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)        [ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (Common Code [ ]), or

(ii)	[ ] Regulation S Global Note (Common Code [ ]), or

(b)        [ ] a Restricted Definitive Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a)        [ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (Common Code [ ]), or

(ii)	[ ] Regulation S Global Note (Common Code [ ]), or

(iii)	[ ] IAI Global Note (Common Code [ ]), or

(iv)	[ ] Unrestricted Global Note (Common Code [ ]); or

(b)        [ ] a Restricted Definitive Note; or

(c)        [ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

Annex A-1

EXHIBIT C

Form of Certificate of Exchange

[Garrett Motion Inc.

Zone d’Activités La Oièce 16, 1180

Rolle

Switzerland]

Deutsche Bank Luxembourg S.A. (as Registrar and Transfer Agent)

2 boulevard Konrad Adenauer

L-1115 Luxembourg

Attention: Lux Registrar

Facsimile: +352 47 3136

E-mail: tss-gds.eur@db.com

Re: 5.125% Senior Notes due 2026

Reference is hereby made to the Indenture, dated as of September 27, 2018 (the “Indenture”), among Garrett L X I S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B225642, Garrett Borrowing LLC, a Delaware limited liability company, Garrett Motion Inc., a Delaware corporation, the Guarantors named therein, the Trustee, the Security Agent, the Paying Agent, the Registrar and the Transfer Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                  (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of €                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the U.S. Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                                 , 201     , among the Issuers, Parent,                                  (the “Guaranteeing Subsidiary”), a subsidiary of Parent and Deutsche Trustee Company Limited, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 27, 2018 providing for the issuance of 5.125% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Guaranteeing Subsidiary desires to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 12 thereof.

[3.] GUARANTEE LIMITATIONS. Appendix 2 of the Indenture is hereby amended by adding to or modifying the language thereunder as follows:

[New Jurisdiction Limitation Language]6.

[4.] NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or any

[6]	NTD: To the extent necessary and permitted in accordance with Section 1204.

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Guaranteeing Subsidiary under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

[5.] GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

[6.] COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of the Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of the Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes

[7.] EFFECT OF HEADINGS. The Section headings herein are for convenience or reference only and are not intended to be considered a part hereof and shall not affect the construction hereof.

[8.] THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuers.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated:                                  , 20

Garrett Motion, Inc.

By:
Name:
Title:

Garrett LX 1 S.à r.l.

By:
Name:
Title:

Garrett Borrowing LLC

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY],

By:
Name:
Title:

Deutsche Trustee Company Limited, as Trustee

By:
Name:
Title:

By:
Name:
Title:

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EXHIBIT E

Form of Transferee Letter of Representation

[Garrett Motion Inc.

Zone d’Activités La Oièce 16, 1180

Rolle

Switzerland]

Deutsche Bank Luxembourg S.A. (as Registrar and Transfer Agent)

2 boulevard Konrad Adenauer

L-1115 Luxembourg

Attention: Lux Registrar

Facsimile: +352 47 3136

E-mail: tss-gds.eur@db.com

Ladies and Gentlemen:

This certificate is delivered to request a transfer of €                     principal amount of the 5.125% Senior Notes Due 2026 (the “Notes”) of Garrett LX I S.à r.l., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B225642 (the “Issuer”) and Garrett Borrowing LLC, a Delaware limited liability company (the “Co-Issuer” and together with the Issuer, the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least €250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

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2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is [one year] after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only to the Issuer, (ii) pursuant to a registration statement that has been declared effective under the Securities Act, (ii) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (iv) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (v) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Securities of €250,000, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (vi) pursuant to any other available exemption from the registration requirements of the Securities Act, in each case in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (iii) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Transfer Agent, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (iv), (v) or (vi) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Transfer Agent.

TRANSFEREE:,

By:
Name:
Title:

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EXHIBIT F

INCUMBENCY CERTIFICATE

The undersigned,         , being the          of          (the “Issuer”) does hereby certify that: (A) the individuals listed below are qualified and acting officers of the applicable entity as set forth in the right column opposite their respective names and the signatures appearing in the extreme right column opposite the name of each such officer is a true specimen of the genuine signature of such officer and such individuals have the authority to execute documents (including, but not limited to the Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement) to be delivered to, or upon the request of, Deutsche Bank AG, London Branch as paying agent and security agent, Deutsche Bank Luxembourg S.A. as registrar and transfer agent and Deutsche Trustee Company Limited, as Trustee under the Indenture dated as of September 27, 2018, by, among others, the Issuers, the Guarantors party thereto and Deutsche Trustee Company Limited;

(B) the persons listed below were, at the time of execution of each of the Transaction Documents signed by them, and are, as of the date hereof, duly elected or appointed, qualified and acting in the position or positions set forth opposite their respective names below;

(C) attached hereto as Schedule [☐] is a true, correct and complete specimen of the Global Note (with the Guarantees endorsed thereon) representing the Notes; and

(D) the individuals listed below are authorized to receive callbacks at the telephone numbers noted below and execute any documents to be delivered to, or upon the request of Deutsche Bank AG, London Branch, Deutsche Bank Luxembourg S.A. and Deutsche Trustee Company Limited in connection with the 5.125% Senior Notes due 2026 of the Issuers.

Name	Title	Entity	Signature

Capitalized terms used but not defined herein have the meanings given to such terms in the Indenture.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the                 day of                 , 20        .

For and on behalf of
[Issuer][Co-Issuer][Guarantors]
Name:
Title

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EXHIBIT G

Form of Compliance

Certificate

In connection with the Indenture, dated as of September 27, 2018 (the “Indenture”), among GARRETT L X I S.À R.L., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B225642 (the “Issuer”), GARRETT BORROWING LLC, a Delaware limited liability company (the “Co-Issuer,” and together with the Issuer, the “Issuers”), GARRETT MOTION INC., a Delaware corporation (“Parent”), the Guarantors (as defined herein) listed on the signature pages hereto, DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee (the “Trustee”), DEUTSCHE BANK AG, LONDON BRANCH, as Security Agent and Paying Agent (the “Security Agent” and the “Paying Agent”, respectively), and DEUTSCHE BANK LUXEMBOURG S.A., as Registrar and Transfer Agent (the “Registrar” and the “Transfer Agent”, respectively) [as amended,] the undersigned Officer certifies, pursuant to Section 1008 of the Indenture, as follows (all terms not otherwise defined herein shall have the respective meanings assigned to them in the Indenture):

(a) A review of the activities of each of the Issuers, Parent and Parent’s other Restricted Subsidiaries during the fiscal year ended December 31,              has been made under the supervision of the undersigned with a view to determining whether the Issuers, Parent and Parent’s other Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under the Indenture and the Security Documents.

(b) To the best of the knowledge of the undersigned:

(i) during the fiscal year ended December 31,             , the Issuers, Parent and Parent’s other Restricted Subsidiaries have kept, observed, performed and fulfilled each and every such covenant contained in the Indenture,7

(ii) during the fiscal year ended December 31,             , no Default or Event of Default occurred,8

[7]	If there was a failure to keep, observe, perform or fulfill any covenant, this should be revised to indicate this.
[8]	If there was a Default or Event of Default, this should be revised to indicate what action the Issuers took with respect thereto.
(....continued)

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(iii) as of the date hereof, there is no Default or Event of Default which has occurred and is continuing,9

(iv) no event has occurred and remains by reason of which payments on the account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred.10

[Signature page follows]

[9]	If there was a Default or Event of Default, this should be revised to indicate what action the Issuers have taken, taken or propose to take with respect thereto.
[10]	If such event has occurred, this should be revised to include a description of the event and what action the Issuers have taken, are taking or propose to take with respect thereto.

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